CALCULATION OF REGISTRATION FEE CHART

Title of Each Class		Proposed Maximum	Proposed Maximum
of Securities to be	Amount to be	Offering Price per	Aggregate Offering	Amount of
Registered	Registered(1)	Security	Price(1)	Registration Fee

6.75% Convertible Debentures due 2039 (Series A and Series B)	201,250,000(2)	100%	$201,250,000	$11,229.75(3)
Common Stock, par value $0.01	—(4)	—	—	—(5)

(1)	Includes Debentures to be sold upon exercise of the underwriter’s over-allotment option. See “Underwriting.”

(2)	These amounts are estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(r) of the Securities Act of 1933, as amended (the “Securities Act”).

(3)	Calculated pursuant to Rule 457(r) of the Securities Act.

(4)	Pursuant to Rule 416 of the Securities Act, the registration statement shall include an indeterminate number of shares of common stock that may be issuable in connection with stock splits, stock dividends, recapitalizations or similar events.

(5)	Pursuant to Rule 457(i) under the Securities Act, no separate registration fee is required for the shares of Common Stock underlying the Debentures because no additional consideration is to be received in connection with the exercise of the conversion rights.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-135545

PROSPECTUS SUPPLEMENT
(To Prospectus dated June 30, 2006)

$175,000,000

$100,000,000 6.75% CONVERTIBLE DEBENTURES DUE 2039 (SERIES A)
$75,000,000 6.75% CONVERTIBLE DEBENTURES DUE 2039 (SERIES B)

Holders of the 6.75% convertible debentures due 2039 (the series A debentures) may convert their debentures into shares of our common stock at a conversion rate of 204.6036 shares per $1,000 principal amount of debentures (representing a conversion price of approximately $4.89 per share) and holders of the 6.75% convertible debentures due 2039 (the series B debentures) may convert their debentures into shares of our common stock at a conversion rate of 204.6036 shares per $1,000 principal amount of debentures (representing a conversion price of approximately $4.89 per share), in each case at any time before the close of business on the business day immediately preceding October 15, 2039.

At any time on or after October 15, 2014 (in the case of the series A debentures) or October 15, 2016 (in the case of the series B debentures), we may redeem any debentures for cash at a redemption price of 100% of their principal amount, plus accrued and unpaid interest, if any. Holders may require us to repurchase their debentures for cash at a repurchase price equal to 100% of their principal amount plus accrued and unpaid interest, if any, on October 15, 2014, 2019, 2024, 2029 and 2034 (in the case of the series A debentures) and on October 15, 2016, 2021, 2026, 2031 and 2036 (in the case of the series B debentures), or at any time prior to their maturity following a designated event, as defined in this prospectus supplement.

If a holder elects to convert its debentures in connection with the occurrence of a fundamental change (as defined herein) that occurs prior to October 15, 2014 (in the case of the series A debentures) or October 15, 2016 (in the case of the series B debentures), the holder will be entitled to receive additional shares of common stock upon conversion in some circumstances as described in this prospectus supplement.

The debentures of each series will be our general obligations and will rank equal in right of payment with all of our other existing and future senior debt. The debentures will effectively rank junior in right of payment to our secured debt to the extent of the assets securing such debt and will be structurally subordinated to all existing and future liabilities of our subsidiaries. As of March 31, 2009, we had $2.7 billion of senior debt outstanding, all of which was secured. Our subsidiaries do not have outstanding liabilities, except for intercompany liabilities and ordinary course of business liabilities. For a more detailed description of the debentures, see “Description of the Debentures” beginning on page S-18.

Concurrently with this offering of debentures, we are offering by means of a separate prospectus supplement and accompanying prospectus, 23,000,000 shares of our common stock in an offering registered under the Securities Act. We have granted the underwriters in that offering an option to purchase up to 3,450,000 additional shares (less any shares purchased by Deutsche Lufthansa AG pursuant to its option described herein) solely to cover over-allotments, if any. Neither this offering nor the common stock offering is conditioned upon the consummation of the other.

Our common stock is listed on the Nasdaq Global Select Market under the symbol “JBLU.” On June 3, 2009, the last reported sale price of our common stock on the Nasdaq Global Select Market was $4.29 per share.

Investing in the debentures involves risks. See “Risk Factors” beginning on page S-7.

PRICE: 6.75% AND ACCRUED INTEREST, IF ANY

	Series A Debentures		Series B Debentures
	Per Debenture	Total	Per Debenture	Total

Price to Public(1)	100%	$100,000,000	100%	$75,000,000
Underwriting Discounts and Commissions	2.25%	$2,250,000	2.25%	$1,687,500
Proceeds, Before Expenses, to JetBlue	97.75%	$97,750,000	97.75%	$73,312,500

(1) Plus accrued interest from June 9, 2009 if settlement occurs after that date.

We have granted the underwriters the right to purchase up to an additional $15,000,000 principal amount of the series A debentures and up to an additional $11,250,000 principal amount of the series B debentures, in each case solely to cover over-allotments.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the debentures of each series to purchasers on or about June 9, 2009.

MORGAN STANLEY

Goldman, Sachs & Co.	J.P.Morgan

June 3, 2009.

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. This document may be used only where it is legal to sell these securities. You should not assume that the information in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the date of this prospectus supplement. Also, you should not assume that there has been no change in the affairs of JetBlue since the date of this prospectus supplement.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

These offering materials consist of two documents: (1) this prospectus supplement, which describes the specific terms of this offering, and (2) the accompanying prospectus, which provides general information about our securities, some of which may not apply to the debentures that we are currently offering. The information in this prospectus supplement replaces any inconsistent information included in the accompanying prospectus.

At varying places in this prospectus supplement and the prospectus, we refer you to other sections of the documents for additional information by indicating the caption heading of the other sections. The page on which each principal caption included in this prospectus supplement and the prospectus can be found is listed in the Table of Contents on the preceding page. All cross references in this prospectus supplement are to captions contained in this prospectus supplement and not in the prospectus, unless otherwise stated.

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

Statements in this prospectus supplement and in the accompanying prospectus and other materials filed or to be filed with the Securities and Exchange Commission (the “SEC”) (or otherwise made by JetBlue or on JetBlue’s behalf) contain various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, which represent our management’s beliefs and assumptions concerning future events. When used in this prospectus supplement and in the accompanying prospectus and in documents incorporated by reference, forward-looking statements include, without limitation, statements regarding financial forecasts or projections, and our expectations, beliefs, intentions or future strategies that are signified by the words “expects,” “anticipates,” “intends,” “believes,” “plans” or similar language. These forward-looking statements are subject to risks, uncertainties and assumptions that could cause our actual results and the timing of certain events to differ materially from those expressed in the forward-looking statements. It is routine for our internal projections and expectations to change as the year or each quarter in the year progresses, and therefore it should be clearly understood that the internal projections, beliefs and assumptions upon which we base our expectations may change prior to the end of each quarter or year. Although these expectations may change, we may not inform you if they do.

You should understand that many important factors, in addition to those discussed or incorporated by reference in this prospectus supplement or in the accompanying prospectus or other public communications, could cause our results to differ materially from those expressed in the forward-looking statements. Potential factors that could affect our results include, in addition to others not described in this prospectus supplement or in the accompanying prospectus or other public communications, those described in the “Risk Factors” section of this prospectus supplement and the accompanying prospectus. In light of these risks and uncertainties, the forward-looking events discussed in this prospectus supplement or the accompanying prospectus or other public communications might not occur.

S-ii

SUMMARY

This summary highlights selected information about our company and the offering of our debentures. This summary is not complete and does not contain all of the information that may be important to you. You should read carefully this entire prospectus supplement and the accompanying prospectus, including the “Risk Factors” section, and the other documents that we refer to and incorporate by reference herein for a more complete understanding of us and this offering. In particular, we incorporate by reference important business and financial information into this prospectus supplement and the accompanying prospectus. As used in this prospectus supplement and the accompanying prospectus, the terms “JetBlue,” “we,” “us,” “our” and similar terms refer to JetBlue Airways Corporation and its subsidiaries, unless the context indicates otherwise.

JetBlue Airways Corporation

JetBlue Airways Corporation is a passenger airline that we believe has established a new airline category — a “value airline” — based on service, style, and cost. We are known for our award-winning customer service and free TV as much as for our low fares, and we believe we offer our customers the best coach product in the markets we serve, with a strong core product and reasonably priced optional upgrades. JetBlue operates primarily on point-to-point routes with its fleet of 110 Airbus A320 Aircraft and 39 EMBRAER 190 aircraft — the youngest and most fuel-efficient fleet of any major U.S. airline. We currently serve 55 cities with 600 daily flights in 19 states, Puerto Rico, Mexico and five countries in the Caribbean and Latin America. Most of our flights have, as an origin or destination, one of our focus cities: Boston, Fort Lauderdale, Los Angeles/Long Beach, New York/JFK, or Orlando. For the year ended December 31, 2008, JetBlue was the 7th largest passenger carrier in the United States based on revenue passenger miles as reported by those airlines.

Corporate Information

JetBlue was incorporated in Delaware in August 1998 and commenced service in February 11, 2000. Our principal executive offices are located at 118-29 Queens Boulevard, Forest Hills, New York 11375 and our telephone number is (718) 286-7900. Our website address is http://investor.jetblue.com. Information contained on our website is not a prospectus and does not constitute part of this prospectus supplement or the accompanying prospectus.

Recent Developments

On April 23, 2009, we reported our results for the first quarter of 2009. In that quarter, we had operating revenues of $793 million, operating income of $73 million, a pre-tax income of $20 million and a net income of $12 million. For additional information regarding our first quarter results, you should refer to our Quarterly Report on Form 10-Q, which we have filed with the SEC and which is incorporated by reference herein. See “Where You Can Find More Information.”

In June 2009, we purchased a variety of forward caps to hedge approximately 5% of our estimated fuel requirements for the period between fourth quarter of 2009 and the fourth quarter of 2010.

On June 2, 2009, we reported a 10% year over year decrease in preliminary passenger revenue per available seat mile (PRASM) for May 2009. We believe these results reflect the continued uncertainty in the economic environment and traveler concerns with the H1N1 virus, which have negatively impacted overall demand for air travel.

Concurrent Transaction

Concurrently with this offering of debentures, we are offering by means of a separate prospectus supplement and accompanying prospectus, 23,000,000 shares of our common stock in an offering registered under the Securities Act. We have granted the underwriters in that offering an option to purchase up to an additional 3,450,000 shares (less any shares purchased by Deutsche Lufthansa AG, or Lufthansa, pursuant to its option described below) to cover over-allotments, if any. Neither this offering nor the common stock offering is conditioned upon the consummation of the other. We intend to use the net proceeds of the offering of the common stock for general corporate purposes. At our request, the underwriter in that offering has reserved up to 15.6% of the shares offered thereby for sale to Lufthansa and Lufthansa has an option to purchase up to 15.6% of the shares we would otherwise have provided to the underwriter in that offering as part of its over-allotment option, but only to the extent the underwriter in that offering exercises that over-allotment option.

THE OFFERING

The following summary contains basic information about the debentures and is not intended to be complete. It does not contain all the information that may be important to you. For a more complete understanding of the debentures, please refer to the section of this prospectus supplement entitled “Description of the Debentures.” As used in this portion of the prospectus supplement, the words “we,” “us,” “our” or “JetBlue” refer only to JetBlue Airways Corporation and do not include any of our current or future subsidiaries.

Issuer	JetBlue Airways Corporation

Securities Offered	$175,000,000 aggregate principal amount of debentures, consisting of:

• $100,000,000 aggregate principal amount of 6.75% Convertible Debentures due 2039, or the series A debentures, and

• $75,000,000 aggregate principal amount of 6.75% Convertible Debentures due 2039, or the series B debentures.

We have also granted the underwriters the right to purchase up to an additional $15,000,000 principal amount of the series A debentures and up to an additional $11,250,000 principal amount of the series B debentures solely to cover over-allotments, if any.

Maturity Date	The debentures of each series will mature on October 15, 2039.

Interest	6.75% per annum (in the case of the series A debentures) and 6.75% per annum (in the case of the series B debentures) on the principal amount of the debentures from June 9, 2009, payable semi-annually in arrears in cash on April 15 and October 15 of each year, beginning October 15, 2009.

Conversion	You may convert the series A debentures into shares of our common stock at a conversion rate of 204.6036 shares per $1,000 principal amount of debentures, representing a conversion price of approximately $4.89 per share, subject to adjustment.

You may convert the series B debentures into shares of our common stock at a conversion rate of 204.6036 shares per $1,000 principal amount of debentures, representing a conversion price of approximately $4.89 per share, subject to adjustment.

You may convert debentures of either series at any time prior to the close of business on the business day immediately preceding their final maturity date.

In addition, if you elect to convert your debentures in connection with a fundamental change that occurs prior to October 15, 2014 (in the case of the series A debentures) or October 15, 2016 (in the case of the series B debentures), you will be entitled to receive additional shares of common stock upon conversion in some circumstances as described under “Description of the Debentures — Conversion of Debentures — Make Whole Amount Upon the Occurrence of a Fundamental Change.”

Ranking	The debentures of each series will be our general obligations and will rank equal in right of payment with all of our other existing and future senior unsecured debt, effectively junior in right of payment to our existing and future secured debt (including our secured equipment notes) to the extent of the value of the assets securing such debt, and senior in right of payment to any subordinated debt. In addition, the debentures will be structurally subordinated to all liabilities of our subsidiaries.

As of March 31, 2009, we had $2.7 billion of senior debt outstanding, all of which was secured. The indentures governing the debentures do not limit the amount of indebtedness that we or any of our subsidiaries may incur. Our subsidiaries do not have outstanding liabilities, except for intercompany liabilities and ordinary course of business liabilities.

Redemption	At any time on or after October 15, 2014 (in the case of the series A debentures) and October 15, 2016 (in the case of the series B debentures), we may redeem any debentures for cash by giving you at least 30 days’ notice. We may redeem the debentures either in whole or in part at a redemption price equal to 100% of the principal amount of the debentures to be redeemed, plus accrued and unpaid interest, if any, up to, but excluding, the redemption date.

Repurchase at the Option of the Holder	You may require us to repurchase all or part of your debentures for cash on October 15, 2014, 2019, 2024, 2029 and 2034 (in the case of the series A debentures) and on October 15, 2016, 2021, 2026, 2031 and 2036 (in the case of the series B debentures) at a repurchase price equal to 100% of their principal amount. We will pay accrued and unpaid interest, if any, up to, but excluding, the date of repurchase to the holder from whom debentures are repurchased (unless the repurchase date falls after a regular record date and on or prior to the corresponding interest payment date in which case payment will be made to the record holder of the debentures on the corresponding record date).

Designated Event	If a designated event, as described under “Description of the Debentures — Repurchase at Option of the Holder upon a Designated Event,” occurs prior to maturity, you will have the right to require us to purchase all or part of your debentures for cash at a repurchase price equal to 100% of their principal amount, plus accrued and unpaid interest, if any, up to, but excluding, the repurchase date.

Use of Proceeds	We intend to use the net proceeds from this offering for general corporate purposes. See “Use of Proceeds.”

Trading	The debentures of each series will be a new issue of securities for which no market currently exists. While the underwriters have informed us that they intend to make a market in the debentures, they are under no obligation to do so and may discontinue such activities at any time without notice. The debentures will not be listed on any securities exchange or included in any automated quotation system. Accordingly, we cannot assure you that any active or liquid market will develop for the debentures.

Nasdaq Global Select Market Symbol for our Common Stock	JBLU

Risk Factors	You should carefully consider the information set forth in the “Risk Factors” section of this prospectus supplement and accompanying prospectus as well as the other information included in or incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding whether to invest in our debentures.

SUMMARY FINANCIAL DATA

The following tables set forth our summary consolidated financial information. We derived the statements of operations data and other financial data for the three years ended December 31, 2008 and the three months ended March 31, 2008 and 2009, and balance sheet data as of such dates from our consolidated financial statements incorporated by reference into this prospectus supplement. This information should be read in conjunction with the consolidated financial statements and related notes thereto incorporated by reference into this prospectus supplement.

	Three Months Ended
	March 31,		Year Ended December 31,
	2009	2008	2008	2007	2006
	(in millions, except per share data)

Statement of Operations Data:
Operating revenues	$793	$816	$3,388	$2,842	$2,363
Operating expenses:
Aircraft fuel	214	308	1,352	929	752
Salaries, wages and benefits	185	178	694	648	553
Landing fees and other rents	50	51	199	180	158
Depreciation and amortization(1)	55	45	205	176	151
Aircraft rent	32	32	129	124	103
Sales and marketing	37	39	151	121	104
Maintenance materials and repairs	37	33	127	106	87
Other operating expenses(2)	110	113	422	389	328

Total operating expenses	720	799	3,279	2,673	2,236

Operating income	73	17	109	169	127
Other income (expense)(3)(5)	(53)	(33)	(199)	(138)	(128)

Income (loss) before income taxes	20	(16)	(90)	31	(1)
Income tax expense (benefit)(5)	8	(6)	(5)	19	6

Net income (loss)	$12	$(10)	$(85)	$12	$(7)

Earnings (loss) per common share:
Basic	$0.05	$(0.05)	$(0.37)	$0.06	$(0.04)
Diluted	$0.05	$(0.05)	$(0.37)	$0.06	$(0.04)
Other Financial Data:
Operating margin	9.3%	2.2%	3.2%	6.0%	5.4%
Pre-tax margin	2.5%	(1.9)%	(2.7)%	1.1%	(0.1)%
Ratio of earnings to fixed charges(4)	1.24	—	—	—	—
Net cash provided by operating activities	$124	$49	$(17)	$358	$274
Net cash provided by investing activities	(146)	57	(247)	(734)	(1,307)
Net cash provided by financing activities	95	417	635	556	1,037

(1)	In 2008, we wrote-off $8 million related to our temporary terminal facility at JFK.
(2)	In 2008, 2007, and 2006, we sold nine, three, and five Airbus A320 aircraft, respectively, which resulted in gains of $23 million, $7 million, and $12 million, respectively.
(3)	In 2008, we recorded $13 million in additional interest expense related to the early conversion of a portion of our 5.50% convertible debentures due 2038 and $14 million in interest income related to the gain on extinguishment of debt. In December 2008, we recorded an other-than-temporary impairment of $53 million related to the write-down of the value of our auction rate securities.
(4)	Earnings were inadequate to cover fixed charges by $136 million, $11 million, and $27 million for the years ended December 31, 2008, 2007 and 2006, respectively and $30 million for the three months ended March 31, 2008.
(5)	Includes the impact of adopting Financial Accounting Standards Board Staff Position APB 14-1, “Accounting for convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement)”.

	March 31,		December 31,
	2009	2008	2008	2007	2006
	(in millions)

Balance Sheet Data:
Cash and cash equivalents	$634	$713	$561	$190	$10
Investment securities	209	325	254	644	689
Total assets	6,158	6,046	6,020	5,595	4,840
Total debt	3,224	3,074	3,144	3,022	2,804
Common stockholders’ equity	1,312	1,341	1,266	1,050	972

	Three Months Ended March 31,		Year Ended December 31,
	2009	2008	2008	2007	2006

Operating Statistics (unaudited):
Revenue passengers (thousands)	5,291	5,518	21,920	21,387	18,565
Revenue passenger miles (millions)	6,040	6,563	26,071	25,737	23,320
Available seats miles (ASMs)(millions)	7,942	8,395	32,442	31,904	28,594
Load factor	76.0%	78.2%	80.4%	80.7%	81.6%
Breakeven load factor(1)	75.6%	82.2%	84.2%	80.7%	81.4%
Aircraft utilization (hours per day)	12.0	12.9	12.1	12.8	12.7
Average fare	$133.39	$135.64	$139.40	$123.23	$119.73
Yield per passenger mile (cents)	11.69	11.40	11.72	10.24	9.53
Passenger revenue per ASM (cents)	8.89	8.92	9.42	8.26	7.77
Operating revenue per ASM (cents)	9.98	9.72	10.44	8.91	8.26
Operating expense per ASM (cents)	9.06	9.51	10.11	8.38	7.82
Operating expense per ASM, excluding fuel (cents)	6.36	5.84	5.94	5.47	5.19
Airline operating expense per ASM (cents)(1)	8.83	9.37	9.87	8.27	7.76
Departures	53,014	52,265	205,389	196,594	159,152
Average stage length (miles)	1,064	1,131	1,120	1,129	1,186
Average number of operating aircraft during period	142.3	136.3	139.5	127.8	106.5
Average fuel cost per gallon	$1.96	$2.65	$2.98	$2.09	$1.99
Fuel gallons consumed (millions)	109	117	453	444	377
Percent of sales through jetblue.com during period	76.0%	76.7%	76.7%	75.7%	79.1%
Full-time equivalent employees at period end(1)	10,047	10,165	9,895	9,909	9,265

(1)	Excludes operating expenses and employees of LiveTV, LLC, which are unrelated to our airline operations.

The following terms used in this section and elsewhere in this prospectus supplement have the meanings indicated below:

“Revenue passengers” represents the total number of paying passengers flown on all flight segments.

“Revenue passenger miles” represents the number of miles flown by revenue passengers.

“Available seat miles” (ASMs) represents the number of seats available for passengers multiplied by the number of miles the seats are flown.

“Load factor” represents the percentage of aircraft seating capacity that is actually utilized (revenue passenger miles divided by available seat miles).

“Breakeven load factor” is the passenger load factor that will result in operating revenues being equal to operating expenses, assuming constant revenue per passenger mile and expenses.

“Aircraft utilization” represents the average number of block hours operated per day per aircraft for the total fleet of aircraft.

“Average fare” represents the average one-way fare paid per flight segment by a revenue passenger.

“Yield per passenger mile” represents the average amount one passenger pays to fly one mile.

“Passenger revenue per available seat mile” represents passenger revenue divided by available seat miles.

“Operating revenue per available seat mile” represents operating revenues divided by available seat miles.

“Operating expense per available seat mile” represents operating expenses divided by available seat miles.

“Operating expense per available seat mile, excluding fuel” represents operating expenses, less aircraft fuel, divided by available seat miles.

“Average stage length” represents the average number of miles flown per flight.

“Average fuel cost per gallon” represents total aircraft fuel costs, which excludes fuel taxes, divided by the total number of fuel gallons consumed.

RISK FACTORS

An investment in the debentures involves certain risks. You should carefully consider the risks described below, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The market or trading price of the debentures could decline due to any of these risks, and you may lose all or part of your investment. In addition, please read “Special Note About Forward-Looking Statements” in this prospectus supplement, where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus supplement and the accompanying prospectus. Please note that additional risks not presently known to us or that we currently deem immaterial may also impair our business and operations.

Risks Relating to Our Business

Certain risks relating to us and our business are described under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 and our Current Report on Form 8-K, filed on June 1, 2009, which are incorporated by reference into this prospectus supplement, and which you should carefully review and consider.

Risks Relating to Our Common Stock

The Market Price of our Common Stock May Be Volatile, Which Could Cause the Value of Your Investment in JetBlue to Decline

Any of the following factors could affect the market price of our common stock:

•	general market, political and economic conditions;

•	changes in earnings estimates and recommendations by financial analysts;

•	our failure to meet financial analysts’ performance expectations;

•	changes in fuel prices; and

•	changes in market valuations of other airlines.

In addition, many of the risks that are described elsewhere in this “Risk Factors” section and under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 and our Current Report on Form 8-K filed on June 1, 2009 (which are incorporated by reference into this prospectus supplement) could materially and adversely affect our stock price. The stock markets have experienced price and volume volatility that has affected many companies’ stock prices. Stock prices for many companies have experienced wide fluctuations that have often been unrelated to the operating performance of those companies. Fluctuations such as these may affect the market price of our common stock.

Conversion of Our Convertible Debentures Will Dilute the Ownership Interest of Existing Stockholders and Could Adversely Affect the Market Price of Our Common Stock

The conversion of some or all of our 3.50% convertible unsecured debentures due 2033, 3.75% convertible unsecured debentures due 2035, 5.50% convertible unsecured debentures due 2038 of either series or the debentures offered in this offering will dilute the ownership interests of existing stockholders. Any sales in the public market of the common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the convertible notes may encourage short selling by market participants because the conversion of the debentures could depress the price of our common stock.

If There are Substantial Sales of Our Common Stock or the Perception of Such Sales, the Price of Our Common Stock Could Decline

Sales of a substantial number of shares of our common stock in the public markets could depress the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of our common stock or other equity-related securities would have on the market price of our common stock.

In connection with this offering, all of our officers and directors and Lufthansa have entered into lock-up agreements with the underwriters for this offering for the period from the date of this prospectus supplement continuing through the date 90 days after the date of this prospectus supplement, subject to certain exceptions including sales by pledgees of the shares under pledge agreements entered into prior to the date of this prospectus supplement to secure margin loans. As of the date hereof, our chief executive officer had pledged approximately 88,000 shares that could be sold pursuant to the pledge agreements. In addition, the underwriter may, in its sole discretion, release the restrictions on any such shares at any time without notice. Prior to this offering, Lufthansa owned approximately 15.6% of our outstanding common stock, and may purchase up to $17.9 million of shares of our common stock in the concurrent common stock offering. See “Underwriting.” The market price for shares of our common stock may decline if stockholders not subject to lock-up agreements sell a substantial number of shares, if stockholders subject to the lock-up agreements sell a substantial number of shares pursuant to exceptions to those agreements or when the restrictions on resale lapse, or if the underwriters waive the lock-up agreements and allow such stockholders to sell some or all of their shares.

In addition, the existence of the debentures may also encourage short selling by market participants because the conversion of the debentures could depress our common stock price. The price of our common stock could be affected by possible sales of our common stock by investors who view the debentures as a more attractive means of equity participation in us and by hedging or arbitrage trading activity which we expect to occur involving our common stock. This hedging or arbitrage could, in turn, affect the market price of the debentures.

Investors in This Offering May Experience Future Dilution

In order to raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into, or exchangeable for, our common stock at prices that may not be the same as the price per share in our concurrent offering of common shares, including this offering of the debentures. We have an effective shelf registration statement from which additional shares of our common stock and other securities can be offered. We cannot assure you that we will be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors in this offering or the concurrent offering. If the price per share at which we sell additional shares of our common stock or related securities in future transactions is less than the price per share in this offering or the concurrent offering, investors who purchase our common stock in this offering will suffer a dilution of their investment.

Other Companies May Have Difficulty Acquiring Us Due to Provisions Under Our Corporate Charter, Bylaws, Option Plans, Stockholder Rights Agreement and Some of Our Employment Agreements and Benefit Plans, as Well as Delaware Law

Provisions in our amended and restated certificate of incorporation, our amended and restated bylaws, our stockholder rights agreement and under Delaware law could make it more difficult for other companies to acquire us, even if that acquisition would benefit our stockholders. Our amended and restated certificate of incorporation and amended and restated bylaws contain the following provisions, among others, which may inhibit an acquisition of our company by a third party:

•	advance notification procedures for matters to be brought before stockholder meetings;

•	a limitation on who may call stockholder meetings;

•	a prohibition on stockholder action by written consent; and

•	the ability of our board of directors to issue up to 25,000,000 shares of preferred stock without a stockholder vote.

The issuance of stock under our stockholder rights agreement could delay, deter or prevent a takeover attempt that some stockholders might consider in their best interests. We are also subject to provisions of Delaware law that prohibit us from engaging in any business combination with any “interested stockholder,” meaning generally that a stockholder who beneficially owns 15% or more of our stock cannot acquire us for a period of three years from the date this person became an interested stockholder, unless various conditions are met, such as approval of the transaction by our board of directors. In addition, under current United States laws and the regulations of the U.S. Department of Transportation, or DOT, United States citizens must effectively control us. As a result, our president and at least two-thirds of our board of directors must be United States citizens and not more than 25% of our voting stock may be owned by non-U.S. citizens (although subject to DOT approval, the percentage of foreign economic ownership may be as high as 49%). Any of these restrictions could have the effect of delaying or preventing a change of control.

Furthermore, our employment agreements with our pilots, technicians and dispatchers, and special severance benefit plans for crewmembers and executive officers, contain change of control provisions, which could discourage a change of control. In the event we are sold to or consolidate with another company, with respect to some classes of employees we must request that the successor company merge these employees onto their seniority lists or place these employees on a preferential hiring list. If such employees are not hired by the successor company, they will be entitled to a severance payment of up to one year’s salary. With respect to other classes of employees, if such employees are involuntarily terminated without cause or in the case of certain subclasses of these employees, when they resign, during the two year period following a change of control, they will be entitled to receive up to two years of salary and certain additional payments.

In addition, all of our currently outstanding options under our amended and restated 2002 Stock Incentive Plan, or our 2002 Plan, have a special acceleration feature pursuant to which those options will vest in full in the event we are acquired, to the extent such options have not already vested as result of our prior acceleration in December 2005. The accelerated vesting of our employee stock options may prove to be a deterrent to a potential acquisition of us because (i) the acquiring company may have to implement additional retention programs to assure the continued service of our employees, and (ii) the additional dilution which will result from the accelerated vesting of our outstanding employee stock options will likely reduce the amount which would otherwise be payable to our stockholders in an acquisition.

Our Corporate Charter and Bylaws Include Provisions Limiting Voting by Non-U.S. Citizens

To comply with restrictions imposed by federal law on foreign ownership of U.S. airlines, our amended and restated certificate of incorporation and amended and restated bylaws restrict voting of shares of our capital stock by non-U.S. citizens. The restrictions imposed by federal law currently require that no more than 25% of our stock be voted, directly or indirectly, by persons who are not U.S. citizens, and that our president and at least two-thirds of the members of our board of directors be U.S. citizens. Our amended and restated bylaws provide that the failure of non-U.S. citizens to register their shares on a separate stock record, which we refer to as the “foreign stock record” would result in a suspension of their voting rights in the event that the aggregate foreign ownership of the outstanding common stock exceeds the foreign ownership restrictions imposed by federal law. Our amended and restated bylaws further provide that no shares of our capital stock will be registered on the foreign stock record if the amount so registered would exceed the foreign ownership restrictions imposed by federal law. Registration on the foreign stock record is made in chronological order based on the date we receive a written request for registration. We are currently in compliance with these ownership restrictions.

We May Not Have Sufficient Authorized and Available Shares of Common Stock To Raise Additional Capital or Enter into Strategic Transactions in the Future

Our Certificate of Incorporation currently authorizes us to issue up to 500,000,000 shares of common stock. As of April 30, 2009, we had 97,108,701 authorized shares of common stock available for future issuance. As a result of this offering, and after reserving shares issuable upon conversion of the convertible debentures offered in the concurrent offering, we will have approximately 23,305,763 authorized shares of common stock available for future issuance. If we are unable to obtain shareholder approval to increase our authorized shares of common stock, then our ability to raise additional funds through public or private equity offerings may be limited. The lack of authorized shares could also prevent us from using our common stock to engage in strategic investments or as part of our stock option or other equity based incentive plans.

Risks Relating to the Debentures and This Offering

The Debentures of Each Series Will Effectively Rank Junior in Right of Payment to Our Existing and Future Secured Debt (Including Our Secured Equipment Notes) and the Liabilities of Our Subsidiaries

The debentures of each series will be our general obligations and will effectively rank junior in right of payment to our existing and future secured debt (including our secured equipment notes) to the extent of the value of the assets securing such debt. In any liquidation, dissolution, bankruptcy, or other similar proceeding, holders of our secured debt may assert rights against the assets securing that debt in order to receive full payment of their debt before the assets may be used to pay our unsecured creditors, including the holders of the debentures.

As of March 31, 2009, we had $2.7 billion of senior debt outstanding, all of which was secured. In addition, almost all of the assets that we own secure some portion of our debt. We typically finance our aircraft through either secured debt or lease financing. As a result, we expect that going forward a substantial portion of our total debt, other than our outstanding convertible notes and debentures or the debentures offered hereby, will continue to be secured and almost all of the assets that we own will secure some portion of our debt.

In addition, the debentures will not be guaranteed by any of our existing or future subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due with respect to the debentures or to make any funds available therefor, whether by dividends, loans or other payments. As a result, the debentures will effectively rank junior in right of payment to all existing and future debt and other liabilities (including trade payables) of our subsidiaries.

There is No Public Market for the Debentures, Which Could Limit Their Market Price or Your Ability to Sell Them for an Amount Equal to or Higher Than Their Initial Offering Price

The debentures of each series will be a new issuance of securities for which there currently is no trading market. While the underwriters have informed us that they intend to make a market for the debentures, they are not obligated to do so and may terminate market making activities at any time. A liquid market may not develop or be sustained for the debentures of either series. If any of the debentures are traded after their initial issuance, they may trade at a discount from their initial offering price. Future trading prices of the debentures of each series will depend on many factors, including prevailing interest rates, the market for similar securities, general economic conditions and our financial condition, performance and prospects.

We May Not Have the Funds Necessary to Finance the Repurchase of the Debentures of Either Series or May Otherwise be Restricted from Making Such Repurchases if Required by Holders Pursuant to Either Indenture

On October 15, 2014, 2019, 2024, 2029 and 2034 (in the case of the series A debentures) and October 15, 2016, 2021, 2026, 2031 and 2036 (in the case of the series B debentures), or in the event of a “designated event” under the indenture for either series of debentures, holders may require us to repurchase their debentures for cash at a price of 100% of the principal amount of the debentures, plus accrued and unpaid interest, if any, to the repurchase date. However, it is possible that we will not have sufficient funds available at such time to make the required repurchase of debentures. In addition, any future credit agreements or other agreements relating to our indebtedness could contain provisions prohibiting the repurchase of the debentures under certain circumstances, or could provide that a designated event constitutes an event of default under that agreement. If any agreement governing our indebtedness prohibits or otherwise restricts us from repurchasing the debentures when we become obligated to do so, we could seek the consent of the lenders to repurchase the debentures or attempt to refinance this debt. If we do not obtain such a consent or refinance the debt, we would not be permitted to repurchase the debentures without potentially causing a default under this debt. Our failure to repurchase tendered debentures of either series would constitute an event of default under the relevant indenture, which might constitute a default under the terms of our other indebtedness.

The Price of Our Common Stock Historically Has Been Volatile, Which May Make It Difficult for You to Resell the Debentures or the Common Stock into Which the Debentures Are Convertible

The debentures will be convertible into shares of our common stock. The market price of our common stock historically has experienced and may continue to experience high volatility, and the broader stock market has experienced significant price and volume fluctuations in recent years. This volatility has affected the market prices of securities issued by many companies for reasons unrelated to their operating performance and may adversely affect the price of our common stock. Some of the factors that could affect the market price of our common stock are discussed above under “— Risks Relating to Our Common Stock.”

The Make Whole Amount Payable on Debentures Converted in Connection with Certain Fundamental Change Transactions May Not Adequately Compensate You for the Lost Option Time Value of Your Debentures as a Result of the Transaction

If certain transactions that constitute a fundamental change occur, under certain circumstances, we will increase the conversion rate by a number of additional shares for any conversions of debentures of either series, as described below under “Description of the Debentures — Conversion of Debentures — Make Whole Amount Upon the Occurrence of a Fundamental Change.” While the number of additional shares to be delivered is designed to compensate you for the lost option time value of your debentures as a result of a fundamental change transaction, the make whole amount is only an approximation of the lost value and may not adequately compensate you for the loss. In addition, if the stock price of our common stock on the conversion date is (x) less than $4.25 (in the case of the series A debentures) or $4.25 (in the case of the Series B debentures) or (y) greater than $50.00 (in the case of the series A debentures) or $50.00 (in the case of the Series B debentures), the applicable conversion rate will not be increased.

We Could Enter into Various Transactions, such as Acquisitions, Refinancings, Recapitalizations or Other Highly Leveraged Transactions, Which Would Not Constitute a Fundamental Change, Under the Terms of Either Series of Debentures, But Which Could Nevertheless Increase the Amount of Our Outstanding Debt at Such Time, or Adversely Affect Our Capital Structure or Credit Ratings, or Otherwise Adversely Affect Holders of the Debentures

A variety of acquisition, refinancing, recapitalization or other highly leveraged transactions would not be considered fundamental change transactions under the terms of either series of debentures. The term “fundamental change” is limited to certain specified transactions and may not include other events that might harm our financial condition. In addition, the term “fundamental change” does not apply to transactions in which at least 90% of the consideration paid for our common stock in a merger or similar transaction is publicly traded common stock. As a result, we could enter into any such transactions without being required to make an offer to repurchase the debentures of that series even though the transaction could increase the total amount of our outstanding debt, adversely affect our capital structure or credit ratings or otherwise materially adversely affect the holders of the debentures. In addition, if the transaction is not considered a fundamental change, holders will not be able to receive a make whole premium adjustment in connection with any conversion in connection with the transaction.

There Are No Restrictive Covenants in Either Indenture Relating to Our Ability to Incur Future Indebtedness or Complete Other Transactions

Neither of the indentures governing the debentures contains any financial or operating covenants or restrictions on the payment of dividends, the incurrence of indebtedness, transactions with affiliates, incurrence of liens or the issuance or repurchase of securities by us or any of our subsidiaries. We therefore may incur additional debt, including secured indebtedness that would be effectively senior to the debentures to the extent of the value of the assets securing such debt, or indebtedness at the subsidiary level to which the debentures would be structurally subordinated. These higher levels of indebtedness may affect our ability to pay principle and interest on the debentures and our creditworthiness generally.

The Conversion Rate of the Debentures of Either Series May Not Be Adjusted for All Dilutive Events

The conversion rate of the debentures of either series is subject to adjustment for certain events, including, but not limited to, the issuance of stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness or assets, cash dividends and certain issuer tender or exchange offers as described under “Description of the Debentures — Conversion Rate Adjustments.” The conversion rate of either series of debentures will not be adjusted for other events, such as a third party tender or exchange offer or an issuance of common stock for cash, that may adversely affect the trading price of that series of debentures or the common stock. An event that adversely affects the value of either series of debentures may occur, and that event may not result in an adjustment to the conversion rate.

You May Have to Pay Taxes if We Adjust the Conversion Rate of the Debentures in Certain Circumstances, Even Though You Would Not Receive Any Cash

The conversion rate of the debentures is subject to adjustment for certain events, including, but not limited to, the issuance of stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness or assets, cash dividends and certain issuer tender or exchange offers as described under “Description of the Debentures — Conversion Rate Adjustments.” Upon certain adjustments to (or certain failures to make adjustments to) the conversion rate (including, but not limited to, an adjustment with respect to a cash dividend on our common stock), you may be treated as having received a constructive distribution from us, resulting in taxable income to you for U.S. federal income tax purposes, even though you would not receive any cash in connection with the adjustment to (or failure to adjust) the conversion rate and even though you might not exercise your conversion right. In addition, non-U.S. holders of debentures may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal withholding tax requirements. See “Certain U.S. Federal Income Tax Considerations.”

Although the matter is not free from doubt, absent further guidance to the contrary, we intend to take the position that an adjustment to the conversion rate as the result of a make whole fundamental change should not be treated as a constructive distribution for U.S. federal income tax purposes. See “Description of the Debentures — Conversion of Debentures” and “— Make Whole Amount Upon the Occurrence of a Fundamental Change.” No assurances can be given, however, that the U.S. Internal Revenue Service (the “IRS”) would not challenge, or that a court would sustain, our position. For example, the IRS may treat an adjustment to the conversion rate as the result of a make whole fundamental change as a constructive distribution in accordance with the foregoing paragraph. U.S. holders should consult their independent tax advisors regarding the proper U.S. federal income tax treatment of such adjustments.

Sales of a Significant Number of Shares of Our Common Stock in the Public Markets, or the Perception of These Sales, Could Depress the Market Price of the Debentures

Sales of a substantial number of shares of our common stock or other equity-related securities in the public markets, including the issuance of common stock upon conversion of the debentures or the vesting of restricted stock, could depress the market price of the debentures, our common stock, or both, and impair our ability to raise capital through the sale of additional equity securities. We, our executive officers and directors, and Lufthansa have agreed not to dispose of or hedge any common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus supplement continuing through the date 90 days after the date of this prospectus supplement, subject to certain exceptions including sales by pledgees of the shares under pledge agreements entered into prior to the date of this prospectus supplements to secure margin loans. As of the date hereof, our chief executive officer had approximately 88,000 shares that could be sold pursuant to the pledge agreements. We cannot predict the effect that future sales of our common stock or other equity-related securities would have on the market price of our common stock or the value of the debentures.

In addition, the existence of the debentures also may encourage short selling by market participants because the conversion of the debentures could depress our common stock price. The price of our common stock could be affected by possible sales of our common stock by investors who view the debentures as a more attractive means of equity participation in us and by hedging or arbitrage trading activity which we expect to occur involving our common stock. This hedging or arbitrage could, in turn, affect the market price of the debentures.

If You Hold Debentures, You Will Not Be Entitled to Any Rights With Respect to Our Common Stock, But Will Be Subject to All Changes Made with Respect to Our Common Stock

If you hold debentures, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights or rights to receive any dividends or other distributions on our common stock), but will be subject to all changes affecting our common stock. You will have rights with respect to our common stock only if and when you tender your debentures for conversion and comply with the other requirements to convert them (the “conversion date”) and, in limited cases, under the conversion rate adjustments applicable to the debentures. For example, in the event that an amendment is proposed to our charter or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the conversion date, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock that result from the amendment. Similarly, if we declare a dividend and the record date for determining the stockholder of record entitled to the dividend occurs prior to the conversion date, you will not be entitled to the dividend, but only to a conversion rate adjustment, if any, provided for under “Description of Debentures — Conversion Rate Adjustments.”

The Debentures Initially Will Be Held in Book-Entry Form and, Therefore, You Must Rely on the Procedures and the Relevant Clearing Systems to Exercise Your Rights and Remedies

Unless and until certificated debentures are issued in exchange for book-entry interests in the debentures, owners of the book-entry interests will not be considered owners or holders of debentures. Instead, DTC, or its nominee, will be the sole holder of the debentures. Payments of principal, interest and other amounts owing on or in respect of the debentures in global form will be made to the paying agent, which will make payments to DTC. Thereafter, those payments will be credited to DTC participants’ accounts that hold book-entry interests in the debentures in global form and credited by participants to indirect participants. Unlike holders of the debentures themselves, owners of book-entry interests will not have the direct right to act upon our solicitations for consents or requests for waivers or other actions from holders of the debentures. Instead, if you own a book-entry interest, you will be permitted to act only to the extent you have received appropriate proxies to do so from DTC or, if applicable, a participant. Procedures implemented for the granting of proxies may not be sufficient to enable you to vote on any requested actions on a timely basis.

Recent Developments in the Convertible Debt Markets May Adversely Affect the Market Value of the Debentures

The convertible debt markets recently experienced unprecedented disruptions resulting from, among other things, the recent instability in the credit and capital markets and the emergency orders issued by the SEC on September 17 and 18, 2008 (and extended on October 1, 2008). These orders were issued as a stop gap measure while Congress worked to provide a comprehensive legislative plan to stabilize the credit and capital markets. Among other things, these orders temporarily imposed a prohibition on effecting short sales of the common stock of certain financial companies. As a result, the SEC orders made the convertible arbitrage strategy that many convertible debenture investors employ difficult to execute for outstanding convertible debenture, of those companies whose common stock was subject to the short sale prohibition. The SEC orders expired at 11:59 p.m., New York City time, on Wednesday, October 8, 2008. However, the SEC is currently considering instituting other limitations on effecting short sales (such as the up tick rule) and other regulatory organizations may do the same. Any future governmental actions that interfere with the ability of convertible debenture investors to affect short sales on the underlying common stock would significantly affect the market value of the debentures.

The Accounting Method for Convertible Debt Securities That May Be Settled in Cash is the Subject of Recent Changes That Could Have a Material Effect on Our Reported Financial Results

In May 2008, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments That May be Settled in Cash Upon Conversion (Including Partial

Cash Settlement) (“FSP APB 14-1”). Under FSP APB 14-1, an entity must separately account for the liability and equity components of convertible debt instruments that may be settled entirely or partially in cash upon conversion in a manner that reflects the issuer’s economic interest cost. The effect of FSP APB 14-1 on the accounting for convertible debentures that are affected is that the equity component would be included in the additional paid-in capital section of stockholders’ equity on our consolidated balance sheets and the value of the equity component would be treated as original issue discount for purposes of accounting for the debt component of convertible debentures. FSP APB 14-1 is effective for fiscal years beginning after December 15, 2008, and for interim periods within those fiscal years, with retrospective application required. As a result, because of our adoption of FSP APB 14-1 for fiscal 2009, we have revised our previously published financial statements to record a greater amount of non-cash interest expense as a result of the amortization of the discounted carrying value of convertible debentures to their face amount over the term of convertible debentures. Going forward, we expect to report lower net income in our financial results because FSP APB 14-1 requires interest to include both the current period’s amortization of the debt discount and the instrument’s coupon interest. Please refer to our Current Report on Form 8-K filed on June 1, 2009 for a further discussion of the effect of FSP APB 14-1 on our historical financial statements.

Because Our Management Will Have Broad Discretion Over the Use of the Net Proceeds from This Offering and Our Concurrent Offering, You May Not Agree with How We Use Them and the Proceeds May Not Be Invested Successfully

We intend to use the net proceeds from this offering and our concurrent offering of common stock for general corporate purposes, and therefore, our management will have broad discretion as to the use of the offering proceeds. Accordingly, you will be relying on the judgment of our management and board of directors with regard to the use of these proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the proceeds will be invested in a way that does not yield a favorable, or any, return for our company.

USE OF PROCEEDS

We expect to receive net proceeds from this offering of approximately $170.1 million ($195.7 million if the underwriters exercise their over-allotment option in full), after deducting underwriting discounts and commissions and estimated offering expenses.

In addition, we estimate that the net proceeds from the concurrent common stock offering, after deducting underwriting discounts and commissions and estimated offering expenses, will be approximately $93.8 million ($108.0 million if the underwriter exercises its over-allotment option to purchase additional shares in full).

We intend to use the net proceeds for general corporate purposes. Pending the use of such net proceeds, we intend to invest these funds in investment-grade, short-term interest bearing securities.

CAPITALIZATION

The following table sets forth our cash and cash equivalents balances and our capitalization as of March 31, 2009:

•	on an actual basis; and

•	on an adjusted basis to reflect (1) the issuance of the debentures in this offering and the resulting net proceeds, and (2) the issuance of 23,000,000 shares of our common stock in the concurrent common stock offering assuming an offering price of $4.25 per share and the application of the resulting net proceeds from that offering.

The table assumes that the underwriters’ over-allotment option in this offering and the underwriter’s over-allotment option in the concurrent offering of common stock are not exercised. The table excludes the shares of common stock reserved for issuance upon conversion of the debentures.

You should read this table together with our financial statements and notes thereto and other financial and operating data included elsewhere in this prospectus supplement or in the prospectus or incorporated by reference into this prospectus supplement or the prospectus.

	March 31, 2009
	Actual	As Adjusted
	(in millions)

Cash and cash equivalents	$634	$900

Short-term borrowings	$84	$84
Current maturities of long-term debt and capital leases	160	160
Long-term debt and capital lease obligations	2,980	2,980
New 6.75% Convertible Senior Notes due 2039 (Series A)	—	100
New 6.75% Convertible Senior Notes due 2039 (Series B)	—	75

Total debt	$3,224	$3,399

Stockholders’ equity:
Preferred stock, $.01 par value; 25,000,000 shares authorized, none issued	—	—
Common stock; $.01 par value; 500,000,000 shares authorized, 272,833,547 shares outstanding, actual; and 295,833,547 shares outstanding, as adjusted	3	3
Additional paid in capital	1,293	1,388
Retained earnings	72	72
Accumulated other comprehensive income (loss)	(55)	(55)

Total stockholders’ equity	$1,312	$1,407

Total capitalization	$4,536	$4,806

PRICE RANGE OF COMMON STOCK

Our common stock is traded on the Nasdaq Global Select Market under the symbol JBLU. The table below shows the high and low sales prices for our common stock for the periods indicated.

	High	Low

2007 Quarter Ended
March 31	$17.02	$11.33
June 30	12.08	9.72
September 30	11.99	8.53
December 31	9.98	5.90
2008 Quarter Ended
March 31	7.33	4.30
June 30	5.99	3.52
September 30	6.75	3.04
December 31	7.20	3.09
2009 Quarter Ended
March 31	7.74	2.81
June 30 (through June 3)	6.40	3.44

As of April 30, 2009 there were approximately 646 holders of record of our common stock.

On June 3, 2009, the last reported sale price of our common stock was $4.29.

DIVIDEND POLICY

We have not paid cash dividends on our common stock and have no current intention of doing so, in order to retain our earnings to finance the expansion of our business. Any future determination to pay cash dividends will be at the discretion of our board of directors, subject to applicable limitations under Delaware law, and will be dependent upon our results of operations, financial condition and other factors deemed relevant by our board of directors.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated. For purposes of calculating this ratio, earnings consist of income (loss) before income taxes, plus fixed charges, less capitalized interest. Fixed charges include interest and the portion of rent expenses representative of the interest factor.

	Three Months Ended
	March 31,(1)		Year Ended December 31,(1)
	2009	2008	2008	2007	2006

Ratio of Earnings to Fixed Charges	1.24	—	—	—	—

(1)	Earnings were inadequate to cover fixed charges by $136 million, $11 million and $27 million for the years ended December 31, 2008, 2007 and 2006, respectively, and by $30 million for the three months ended March 31, 2008.

DESCRIPTION OF THE DEBENTURES

We will issue the 6.75% convertible debentures due 2039 (the “series A debentures”) and the 6.75% convertible debentures due 2039 (the “series B debentures”) under a senior indenture (the “base indenture”) dated as of March 16, 2005, as amended and supplemented by a supplemental indenture thereto in respect of each of the two series of debentures to be dated as of June 9, 2009, between JetBlue Airways Corporation, as issuer, and Wilmington Trust Company, as trustee. We refer to the base indenture as supplemented by the supplemental indenture applicable to either series of debentures as an “indenture” and refer to the indentures for both series, collectively, as the “indentures.” You may request a copy of the indenture relating to your debentures from the trustee or us.

The following description should be read in conjunction with the section entitled “Description of Debt Securities” in the accompanying prospectus. Each series of debentures is a series of the debt securities described in that section. If any provision in this description conflicts with the description of debt securities in the accompanying prospectus, however, this description will govern. The following description is a summary of the material provisions of the debentures and the indentures. It does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the debentures and the indentures, including the definitions of some terms used in these documents. Wherever particular provisions or defined terms of the indentures or forms of debenture are referred to, these provisions or defined terms are incorporated in this prospectus by reference. We urge you to read the indentures and the debentures because they and not this description define your rights as a holder of debentures.

As used in this Description of the Debentures section, reference to “JetBlue,” “we,” “our” or “us” refers solely to JetBlue Airways Corporation and not to our subsidiaries, unless the context otherwise requires.

General

The debentures of each series will be our senior unsecured general obligations and will rank equal in right of payment with all of our other existing and future senior unsecured debt, effectively junior in right of payment to our existing and future secured debt (including our secured equipment notes) to the extent of the value of the assets securing such debt, and senior in right of payment to any subordinated debt. In addition, the debentures will be structurally subordinated to all liabilities of our subsidiaries. As of March 31, 2009, we had $2.7 billion of senior debt outstanding, all of which was secured. Our subsidiaries do not have outstanding liabilities, except for intercompany liabilities and ordinary course of business liabilities.

The debentures will be convertible into common stock as described under “— Conversion of Debentures.”

The series A debentures and the series B debentures will each initially be issued in an aggregate principal amount of $100,000,000 and $75,000,000, respectively, or up to an additional 15% of the aggregate principal amount if the underwriters’ related over-allotment option is fully exercised. The debentures will be issued only in denominations of $1,000 and multiples of $1,000. The debentures of each series will mature on October 15, 2039 unless earlier converted, redeemed or repurchased and do not have the benefit of a sinking fund.

We may, without the consent of the holders, “reopen” the indenture for either series of debentures and issue additional debentures of that series with the same terms and with the same CUSIP numbers as the debentures of the relevant series offered by this prospectus supplement in an unlimited principal amount, provided that no such additional debentures may be issued unless fungible with the debentures of the relevant series offered hereby for U.S. securities laws and U.S. federal income tax purposes. The debentures of a series offered hereby and any such additional debentures of that series would vote together as one class on all maters with respect to such series of debentures. We may also from time to time repurchase debentures of either series in open market purchases or negotiated transactions without prior notice to holders.

Neither we nor any of our subsidiaries will be subject to any financial covenants under either indenture. In addition, neither we nor any of our subsidiaries are restricted under the indentures from paying dividends, incurring debt or issuing or repurchasing our securities. The debentures are not guaranteed by any of our subsidiaries.

You are not afforded protection under either indenture in the event of a highly leveraged transaction or a change in control of us except to the extent described below under “— Repurchase at Option of the Holder Upon a

Designated Event”, “— Make Whole Amount Upon the Occurrence of a Fundamental Change” and “— Merger and Sale of Assets by JetBlue.”

The series A debentures will bear interest at a rate of 6.75% per annum. The series B debentures will bear interest at a rate of 6.75% per annum. Interest for debentures of each series will be calculated on the basis of a 360-day year consisting of twelve 30-day months and will accrue from June 9, 2009 or from the most recent date to which interest has been paid or duly provided for. We will pay interest on April 15 and October 15 of each year beginning October 15, 2009, to record holders of debentures of each series at the close of business on the immediately preceding April 1 or October 1, as the case may be. Payment of cash interest on the debentures of each series will include interest accrued through the day before the applicable interest payment date, redemption date or repurchase date, as the case may be. Interest will cease to accrue on a debenture upon its maturity, conversion, redemption or any repurchase by us.

We will deposit the global debenture representing each series of debentures with the trustee as custodian for The Depository Trust Company, New York, New York, which we refer to as DTC, and register the global debentures in the name of Cede & Co. as DTC’s nominee. All payments to DTC will be made by wire transfer of immediately available funds to the account of DTC or its nominee.

We will maintain an office in Wilmington, Delaware or the Borough of Manhattan, The City of New York, where we will pay the principal on the debentures. If, in the future, debentures are issued in certificated form, you may present those certificated debentures for conversion, registration of transfer or exchange for other denominations at that office, which shall initially be an office or agency of the trustee. We may pay interest in respect of certificated debentures, if any are issued in the future, by check mailed to the address of the certificated debentures’ holder as it appears in the debenture register, provided that a holder with an aggregate principal amount of certificated debentures of either series in excess of $2.0 million may be paid, at its written election, by wire transfer in immediately available funds.

Conversion of Debentures

You may convert any of your debentures, in whole or in part, into shares of our common stock at any time prior to the close of business on the business day immediately preceding the final maturity date of your debentures, subject to prior redemption or repurchase of your debentures.

The initial conversion rate for the series A debentures is 204.6036 shares of common stock per $1,000 principal amount of debentures, subject to adjustment as described below, which represents an initial conversion price of approximately $4.89 per share. The initial conversion rate for the series B debentures is 204.6036 shares of common stock per $1,000 principal amount of debentures, subject to adjustment as described below, which represents an initial conversion price of approximately $4.89 per share. You may convert your debentures in part so long as such part is $1,000 principal amount or an integral multiple of $1,000.

If we call debentures of either series for redemption, you may convert the debentures of that series only until the close of business on the business day immediately preceding the applicable redemption date unless we fail to pay the redemption price. If you have submitted your debentures for repurchase upon a designated event, you may convert your debentures only if you withdraw your repurchase election in accordance with the terms of the relevant indenture. Similarly, if you exercise your option to require us to repurchase your debentures other than upon a designated event, those debentures may be converted only if you withdraw your election to exercise your option in accordance with the terms of the relevant indenture.

Upon conversion of debentures, a holder will not receive any cash payment of interest (unless such conversion occurs between a regular record date and the interest payment date to which it relates and the holder held the relevant debenture on that record date), and we will not adjust the conversion rate to account for accrued and unpaid interest. We will not issue fractional shares of common stock upon conversion of debentures. Instead, we will pay cash in lieu of fractional shares based on the closing price of our common stock on the trading day prior to the conversion date. Our delivery to the holder of the full number of shares of our common stock into which such holder’s debenture is convertible, together with any cash payment for such holder’s fractional shares, will be deemed to satisfy our obligation to pay:

•	the principal amount of the debenture; and

•	accrued but unpaid interest attributable to the period from the most recent interest payment date to, but not including, the conversion date.

As a result, accrued but unpaid interest, if any, to, but not including, the conversion date is deemed to be paid in full rather than cancelled, extinguished or forfeited.

Notwithstanding the preceding paragraph, if debentures of either series are converted after a record date but prior to the next succeeding interest payment date, holders of such debentures at the close of business on the record date will receive the interest payable on such debentures on the corresponding interest payment date notwithstanding the conversion. Such debentures, upon surrender for conversion, must be accompanied by funds equal to the amount of interest payable on the debentures so converted; provided that no such payment need be made (1) if we have specified a redemption date that is after a record date but on or prior to the next succeeding interest payment date; (2) in connection with a conversion following the record date preceding the final maturity date; (3) if we have specified a repurchase date following a designated event that is after a record date but on or prior to the next succeeding interest payment date or (4) to the extent of any overdue interest at the time of conversion with respect to such debenture.

If you hold a beneficial interest in a global debenture and DTC remains the depositary for that global debenture, to convert your debentures into shares of our common stock you must:

•	comply with DTC’s procedures for surrendering your debentures to the conversion agent and converting a beneficial interest in a global debenture;

•	if required, pay all transfer or similar taxes; and

•	if required (because the relevant conversion date occurs after a record date but prior to the next succeeding interest payment date and the conversion does not fall within one of the exceptions specified under “— Conversion of the Debentures), pay funds equal to interest payable on the next interest payment date.

If, in the future, debentures are issued in certificated form, to convert any such debentures their holder will be required to:

•	surrendering the debentures to the conversion agent;

•	if required, pay all transfer or similar taxes;

•	if required (because the relevant conversion date occurs after a record date but prior to the next succeeding interest payment date and the conversion does not fall within one of the exceptions specified under “— Conversion of the Debentures), pay funds equal to interest payable on the next interest payment date;

•	if required, furnish appropriate endorsements and transfer documents; and

•	complete and manually sign the conversion notice on the back of the debenture or facsimile of the conversion notice and deliver such notice, which is irrevocable, to the conversion agent.

The date the requirements described above are fulfilled is the “conversion date” under the relevant indenture. We will deliver the shares of common stock you are entitled to, and any cash payment, in respect of any conversion on the third business day following the conversion date. Notwithstanding the preceding sentence, if any calculation required in order to determine the number of shares of common stock we must deliver in respect of a given conversion of debentures is based upon data that will not be available to us on the conversion date, we will delay settlement of that conversion until the third business day after the relevant data become available. This will be the case, in particular, in respect of any conversion immediately following a Spin-Off described in paragraph (iii) of “— Conversion Rate Adjustments” below, or a tender offer or exchange offer described in paragraph (v) of “— Conversion Rate Adjustments” below.

We will deem you to be the holder of record of the shares deliverable upon conversion as of the close of business on the conversion date. Notwithstanding the foregoing, in no event shall a holder be entitled to the benefit of a conversion rate adjustment in respect of notes surrendered for conversion if, by virtue of being deemed the record holder of the shares of common stock issuable upon such conversion pursuant to the foregoing sentence, such holder participates, as a result of being such holder of record, in the transaction or event that would otherwise give rise to such conversion rate adjustment to the same extent and in the same manner as holders of shares of common stock generally.

The transfer agent and registrar for our common stock is Computershare Investor Services.

Conversion Rate Adjustments

The conversion rate for each series of debentures shall be adjusted from time to time as follows:

(i) If we issue common stock as a dividend or distribution on our common stock to all holders of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR1 = CR0 × OS1/OS0

where

CR0	=	the conversion rate in effect immediately prior to the adjustment relating to such event
CR1	=	the new conversion rate in effect taking such event into account
OS0	=	the number of shares of our common stock outstanding immediately prior to such event
OS1	=	the number of shares of our common stock outstanding immediately after such event.

Any adjustment made pursuant to this paragraph (i) shall become effective at the opening of business on the date that is immediately after (x) the date fixed for the determination of shareholders entitled to receive such dividend or other distribution or (y) the date on which such split or combination becomes effective, as applicable. If any dividend or distribution described in this paragraph (i) is declared but not so paid or made, the new conversion rate shall be readjusted, as of the date that is the earlier of the public announcement of non-payment or the date the dividend was to be paid, to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(ii) If we issue to all holders of our common stock any rights, warrants, options or other securities entitling them for a period of not more than 45 days after the date of issuance thereof to subscribe for or purchase shares of our common stock, or if we issue to all holders of our common stock securities convertible into our common stock for a period of not more than 45 days after the date of issuance thereof, in either case at an exercise price per share of common stock or a conversion price per share of common stock less than the closing price of our common stock on the business day immediately preceding the time of announcement of such issuance, the conversion rate will be adjusted based on the following formula:

CR1 = CR0 × (OS0+X)/(OS0+Y)

where

CR0	=	the conversion rate in effect immediately prior to the adjustment relating to such event
CR1	=	the new conversion rate taking such event into account
OS0	=	the number of shares of our common stock outstanding immediately prior to such event
X	=	the total number of shares of our common stock issuable pursuant to such rights, warrants, options, other securities or convertible securities
Y	=	the number of shares of our common stock equal to the quotient of (A) the aggregate price payable to exercise such rights, warrants, options, other securities or convertible securities and (B) the average of the closing prices of our common stock for the 10 consecutive trading days prior to the business day immediately preceding the date of announcement for the issuance of such rights, warrants, options, other securities or convertible securities.

For purposes of this paragraph (ii), in determining whether any rights, warrants, options, other securities or convertible securities entitle the holders to subscribe for or purchase, or exercise a conversion right for, our common stock at less than the applicable closing price of our common stock, and in determining the aggregate exercise or conversion price payable for such common stock, there shall be taken into account any consideration we receive for such rights, warrants, options, other securities or convertible securities and any amount payable on exercise or conversion thereof, with the value of such consideration, if other than cash, to be determined by our board of directors. Any adjustment made pursuant to this clause (ii) shall become effective at the opening of business on the date that is immediately after the date fixed for the determination of shareholders entitled to receive such rights, warrants, options, other securities or convertible securities. If any right, warrant, option, other security or convertible security described in this paragraph (ii) is not exercised or converted prior to the expiration of the exercisability or convertibility thereof, the new conversion rate shall be readjusted, as of such expiration date, to the conversion rate that would then be in effect if such right, warrant, option, other security or convertible security had not been so issued.

(iii) If we distribute capital stock, evidences of indebtedness or other assets or property of ours to all holders of our common stock, excluding:

(A) dividends, distributions, rights, warrants, options, other securities or convertible securities referred to in paragraph (i) or (ii) above,

(B) dividends or distributions paid exclusively in cash referred to in paragraph (iv) below, and

(C) Spin-Offs described below in this paragraph (iii),

then the conversion rate will be adjusted based on the following formula:

CR1 = CR0 × SP0/(SP0-FMV)

where

CR0	=	the conversion rate in effect immediately prior to the adjustment relating to such event
CR1	=	the new conversion rate taking such event into account
SP0	=	the average of the closing prices of our common stock over the 10 consecutive trading days ending on the trading day immediately preceding the “ex-dividend date” for such distribution
FMV	=	the fair market value (as determined in good faith by our board of directors) of the capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of our common stock on the ex-dividend date for such distribution.

An adjustment to the conversion rate made pursuant to this paragraph shall be made successively whenever any such distribution is made and shall become effective on the record date for such distribution. The “ex-dividend date” means the first date on which the shares of our common stock trade on the relevant exchange or in the relevant market, regular way, without the means to receive the distribution or participate in the transaction related to the relevant adjustment.

If we distribute to all holders of our common stock capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit of ours (a “Spin-Off”), the conversion rate in effect immediately before the close of business on the date fixed for determination of holders of our common stock entitled to receive such distribution will be adjusted based on the following formula:

CR1 = CR0 × (FMV0+MP0)/MP0

where

CR0	=	the conversion rate in effect immediately prior to the adjustment relating to such event
CR1	=	the new conversion rate taking such event into account
FMV0	=	the average of the closing prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the first 10 consecutive trading days after the effective date of the Spin-Off
MP0	=	the average of the closing prices of our common stock over the first 10 consecutive trading days after the effective date of the Spin-Off.

An adjustment to the conversion rate made pursuant to this paragraph will be given effect as of the opening of business on the day after the date fixed for determination of holders of our common stock entitled to receive such distribution in the Spin-Off. We will not be required to calculate the conversion rate adjustment relating to any Spin-Off for either series of the debentures until the third business day following the 10 consecutive trading day period referred to above.

If any such dividend or distribution described in this paragraph (iii) is declared but not paid or made, the new conversion rate shall be readjusted to be the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(iv) If we pay or make any dividend or distribution consisting exclusively of cash to all holders of our common stock, the conversion rate will be adjusted based on the following formula:

CR1 = CR0 × SP0/(SP0 − C)

where

CR0	=	the conversion rate in effect immediately prior to the adjustment relating to such event
CR1	=	the new conversion rate taking such event into account
SP0	=	the average of the closing prices of our common stock over the 10 consecutive trading-day period ending on the trading day immediately preceding the ex-dividend date for such distribution
C	=	the amount in cash per share that we distribute to holders of our common stock.

An adjustment to the conversion rate made pursuant to this paragraph (iv) shall become effective at the opening of business on the ex-dividend date for such dividend or distribution. If any dividend or distribution described in this paragraph (iv) is declared but not so paid or made, the new conversion rate shall be readjusted, as of the date that is the earlier of the public announcement of non-payment or the date the dividend was to be paid, to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(v) If we or any of our subsidiaries make a payment in respect of a tender offer or exchange offer for our common stock to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the closing price per share of common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be adjusted based on the following formula:

CR1 = CR0 × (AC + (SP1 × OS1))/(SP1 × OS0)

where

CR0	=	the conversion rate in effect immediately prior to the adjustment relating to such event
CR1	=	the new conversion rate taking such event into account
AC	=	the aggregate value of all cash and any other consideration (as determined by our board of directors) paid or payable for our common stock purchased in such tender or exchange offer
OS0	=	the number of shares of our common stock outstanding immediately prior to the time (the “expiration time”) such tender or exchange offer expires (prior to giving effect to the purchase or exchange of shares pursuant to such tender or exchange offer)
OS1	=	the number of shares of our common stock outstanding immediately after the expiration time (after giving effect to the purchase or exchange of shares pursuant to such tender or exchange offer)
SP1	=	the average of the closing prices of our common stock for the 10 consecutive trading days commencing on the trading day next succeeding the date such tender or exchange offer expires.

If the application of the foregoing formula would result in a decrease in the conversion rate, no adjustment to the conversion rate will be made. Any adjustment to the conversion rate made pursuant to this paragraph (v) shall become effective upon the opening of business on the day immediately following the date on which such tender or exchange offer expires. If we are or one of our subsidiaries is obligated to purchase our common stock pursuant to any such tender or exchange offer but we are or the relevant subsidiary is permanently prevented by applicable law from effecting any such purchase or all such purchases are rescinded, the new conversion rate shall be readjusted to be the conversion rate that would be in effect if such tender or exchange offer had not been made.

We are permitted, to the extent permitted by law and the rules of The NASDAQ Global Select Market or any other securities exchange on which our common stock is then listed, to increase the conversion rate of the debentures of either series by any amount for a period of at least 20 business days, if our board of directors determines that such increase would be in our best interest. If we make such determination, it will be conclusive and we will notify the holders of the debentures of the relevant series and the trustee of the increased conversion rate and the period during which it will be in effect at least 15 days prior to the date the increased conversion rate takes effect, in accordance with applicable law. We may also, but are not required to, increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares or rights to acquire shares or similar event.

If we have in effect a rights plan while any debentures of either series remain outstanding, holders of debentures of that series will receive, upon any conversion, in addition to the deliverable common stock, rights under our shareholder rights agreement unless, prior to such conversion, the rights have expired, terminated or been redeemed or unless the rights have separated from our common stock. If the rights provided for in our rights plan have separated from our common stock in accordance with the provisions of the applicable shareholder rights agreement so that holders of debentures would not be entitled to receive any rights in respect of our common stock that we are required to deliver upon conversion of the debentures, the conversion rate will be adjusted at the time of separation as if we had distributed to all holders of our common stock capital stock, evidences of indebtedness or other assets or property pursuant to paragraph (iii) above, subject to readjustment upon the subsequent expiration, termination or redemption of the rights.

We will not take any action that would result in an adjustment pursuant to the above provisions without complying with the shareholder approval rules of The Nasdaq Global Select Market, including NASDAQ Market Rule 4350 (which requires stockholder approval of certain issuances of stock), if applicable, or any similar shareholder approval rules of any stock exchange on which our common stock is listed at the relevant time.

We will not make any adjustment to the conversion rate applicable to a given series of debentures if holders of debentures of that series are permitted to participate, on an as-converted basis, in the transactions described above (as a result of holding the debentures of that series, at the same time as common stock holders participate, without having to convert their debentures, as if they hold the full number of shares of common stock underlying their debentures).

We will not take any action pursuant to the provisions described above that would result in an adjustment of the conversion price in such a manner as to result in the reduction of conversion price to less than the par value per share of our common stock.

The applicable conversion rate for either series of debentures will not be adjusted upon certain events, including but not limited to:

•	the issuance of any of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in our common stock under any plan;

•	the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan, employee agreement or arrangement or program of ours;

•	the issuance of any shares of our common stock pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security outstanding as of the date the debentures were first issued;

•	a change in the par value of our common stock;

•	accumulated and unpaid dividends or distributions; and

•	as a result of a tender offer solely to holders of fewer than 100 shares of our common stock.

The “closing price” of our common stock on any trading day means the reported last sale price per share (or, if no last sale price is reported, the average of the closing bid and ask prices per share or, if more than one in either case, the average of the average closing bid and the average closing ask prices per share) on such date reported by the Nasdaq Global Select Market or, if our common stock is not listed for trading on the Nasdaq Global Select Market, as reported by the principal other national or regional securities exchange on which our common stock is listed for trading or, if our common stock is not listed on a U.S. national or regional securities exchange, as reported by Pink Sheets LLC or otherwise as provided in the applicable indenture.

No adjustment in the conversion price will be required unless the adjustment would require an increase or decrease of at least 1% of the conversion price. If the adjustment is not made because the adjustment does not change the conversion price by at least 1%, then the adjustment that is not made will be carried forward and taken into account in any future adjustment. All required calculations will be made to the nearest cent or 1/1000th of a share, as the case may be. Notwithstanding the foregoing, all adjustments not previously made shall have effect and be made upon any conversion of debentures.

For U.S. federal income tax purposes, adjustments to the conversion rate, or failures to make certain adjustments, that have the effect of increasing the beneficial owners’ proportionate interests in our assets or earnings may in some circumstances result in a taxable deemed distribution to the beneficial owners. See “Certain U.S. Federal Income Tax Considerations.”

If we adjust the conversion rate pursuant to the above provisions, we will deliver to the conversion agent a certificate setting forth the conversion rate, detailing the calculation of the conversion rate and describing the facts upon which the adjustment is based.

Business Combinations

In the case of the following events (each, a “business combination”):

•	any recapitalization, reclassification or change of our common stock, other than (a) a change in par value, or from par value to no par value, or from no par value to par value, or (b) as a result of a subdivision or combination;

•	any consolidation, merger or combination involving us;

•	any sale, lease or other transfer to a third party of all or substantially all of the consolidated assets of ours and our subsidiaries; or

•	any statutory share exchange;

in each case as a result of which holders of our common stock are entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for our common stock (“reference property”), then from and after the effective date of such business combination, upon conversion of debentures of either series, holders will be entitled to receive the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that they would have received had they converted their debentures immediately prior to such business combination. For purposes of the foregoing, where a business combination involves a transaction that causes our common stock to be converted into the right to receive more than a single type of consideration based upon any form of stockholder election, such consideration will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election. We may not become a party to any such transaction unless its terms are materially consistent with the preceding. None of the foregoing provisions shall affect the right of a holder of debentures of either series to convert its debentures prior to the effective date of the business combination.

Throughout this section (“— Conversion of Debentures”), if our common stock has been replaced by reference property as a result of any business combination, references to our common stock are intended to refer to such reference property.

Make Whole Amount Upon the Occurrence of a Fundamental Change

If you elect to convert your debentures in connection with a fundamental change that occurs prior to October 15, 2014 (in the case of the series A debentures) or October 15, 2016 (in the case of the series B debentures), you will be entitled to receive, in addition to the shares of common stock otherwise deliverable upon conversion, an additional number of shares of common stock, which we refer to as the additional shares, to the extent described below. A conversion of debentures will be deemed for these purposes to be “in connection with” such a transaction if the notice of conversion is received by the conversion agent from and including the effective date of such transaction and prior to the close of business on the business day prior to the repurchase date as described under “— Repurchase at Option of the Holder Upon a Designated Event.”

The number of additional shares for each series of debentures will be determined by reference to the “Series A Debenture Make-Whole Table” or the “Series B Debenture Make-Whole Table,” as the case may be, below and is based on the date on which the fundamental change becomes effective, which we refer to as the effective date, and (1) the price paid or deemed paid per share of our common stock in the case of a fundamental change described in the second bullet of the definition of fundamental change, in the event that our common stock is acquired for cash, or (2) the average of the reported last sale prices of our common stock over the five trading day period ending on the trading day immediately preceding the effective date in the case of any other fundamental change. We refer to the amount determined under the first or second clause of the preceding sentence, as applicable, as the stock price.

The stock prices set forth in the first row of each table below (i.e., the column headers) will be adjusted as of any date on which the conversion rate of the debentures of the relevant series is adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion rate as set forth under “— Conversion Rate Adjustments.”

Series A Debenture Make-Whole Table:  The following table sets forth the number of additional shares to be received per $1,000 principal amount of series A debentures:

	Stock Price
Effective Date	$4.25	$4.50	$5.00	$6.00	$7.00	$8.00	$10.00	$12.50	$15.00	$20.00	$25.00	$30.00	$40.00	$50.00

June 9, 2009	30.6905	28.9855	26.0869	21.7391	18.6335	16.3043	13.0435	10.4348	8.6956	6.5217	5.2174	4.1324	2.5704	1.6822
October 15, 2010	30.6905	28.9855	26.0869	21.7391	18.6335	16.3043	13.0435	10.4348	8.6956	6.5217	4.8409	3.7201	2.3432	1.5465
October 15, 2011	30.6905	28.9855	26.0869	21.7391	18.6335	16.3043	12.6817	9.8079	7.9180	5.5656	4.1567	3.2194	2.0561	1.3727
October 15, 2012	30.6905	28.9855	24.7954	18.2085	14.6103	12.3322	9.4950	7.3615	5.9639	4.2230	3.1792	2.4835	1.6149	1.0971
October 15, 2013	30.6905	25.0590	17.8986	11.0774	8.3311	6.9242	5.3406	4.1619	3.3842	2.4129	1.8299	1.4413	0.9557	0.6643
October 15, 2014	30.6905	17.6186	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock price and effective date may not be set forth on the table, in which case:

•	If the stock price is between two stock price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365/366-day year.

•	If the stock price is in excess of $50.00 per share, subject to adjustment, we will not increase the conversion rate for series A debentures by any additional shares.

•	If the stock price is less than $4.25 per share, subject to adjustment, we will not increase the conversion rate for series A debentures by any additional shares.

Series B Debenture Make-Whole Table:  The following table sets forth the number of additional shares to be received per $1,000 principal amount of series B debentures:

	Stock Price
Effective Date	$4.25	$4.50	$5.00	$6.00	$7.00	$8.00	$10.00	$12.50	$15.00	$20.00	$25.00	$30.00	$40.00	$50.00

June 9, 2009	30.6905	28.9855	26.0869	21.7391	18.6335	16.3043	13.0435	10.4348	8.6956	6.5217	4.7836	3.6000	2.1927	1.4133
October 15, 2010	30.6905	28.9855	26.0869	21.7391	18.6335	16.3043	13.0435	10.4348	8.6956	6.4163	4.6562	3.5111	2.1413	1.3781
October 15, 2011	30.6905	28.9855	26.0869	21.7391	18.6335	16.3043	13.0435	10.4348	8.6956	6.1493	4.4836	3.3935	2.0788	1.3402
October 15, 2012	30.6905	28.9855	26.0869	21.7391	18.6335	16.3043	13.0435	10.2915	8.2512	5.7085	4.1916	3.1928	1.9728	1.2790
October 15, 2013	30.6905	28.9855	25.8678	20.6542	17.2472	14.8104	11.4976	8.8874	7.1576	4.9990	3.7063	2.8479	1.7877	1.1718
October 15, 2014	30.6905	25.5920	21.3442	16.2701	13.3426	11.3880	8.8336	6.8525	5.5432	3.9087	2.9284	2.2751	1.4604	0.9769
October 15, 2015	30.6905	21.1625	15.4335	10.0594	7.8267	6.6007	5.1250	3.9935	3.2442	2.3081	1.7462	1.3717	0.9036	0.6229
October 15, 2016	30.6905	17.6186	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock price and effective date may not be set forth on the table, in which case:

•	If the stock price is between two stock price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365/366-day year.

•	If the stock price is in excess of $50.00 per share, subject to adjustment, we will not increase the conversion rate for series B debentures by any additional shares.

•	If the stock price is less than $4.25 per share, subject to adjustment, we will not increase the conversion rate for series B debentures by any additional shares.

Notwithstanding the foregoing, in no event will the total number of shares issuable upon conversion of the series A debentures as a result of the issuance of additional shares pursuant to this section exceed 235.2941 per $1,000 principal amount of debentures and in no event will the total number of shares issuable upon conversion of the series B debentures as a result of the issuance of additional shares pursuant to this section exceed 235.2941 per $1,000 principal amount of debentures, in each case subject to adjustment in the same manner as the conversion rate as set forth under “— Conversion Rate Adjustments.”

The receipt of the additional shares may be treated as a distribution subject to U.S. federal income tax as a dividend. See “Certain U.S. Federal Income Tax Considerations — Consequences to U.S. Holders — Constructive Distributions.”

Optional Redemption by JetBlue

We may not redeem the debentures prior to October 15, 2014 (in the case of the series A debentures) and October 15, 2016 (in the case of the series B debentures). On and after October 15, 2014 (in the case of the series A debentures) and October 15, 2016 (in the case of the series B debentures), we may redeem the debentures of a given series in whole or in part at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest, if any, to, but excluding, the redemption date, unless such redemption date falls after a regular record date and on or prior to the corresponding interest payment date, in which case we will pay the full amount of accrued and unpaid interest payable on such interest payment date to the holder of record at the close of business on the corresponding regular record date. We are required to give notice of redemption by mail to holders of the series of debentures being redeemed not more than 60 but not less than 30 days prior to the redemption date. If less than all of the outstanding debentures of a given series are to be redeemed, the trustee will select the debentures of that series to be redeemed in principal amounts of $1,000 or multiples of $1,000 by lot, pro rata or by another method the trustee considers fair and appropriate. If a portion of your debentures is selected for partial redemption and you convert a portion of your debentures of that series, the converted portion will be deemed to the extent practicable to be of the portion selected for redemption. We may not redeem the debentures of a given series if we have failed to pay any interest on the debentures of that series and such failure to pay is continuing, or if the principal amount of the debentures of that series has been accelerated, and such acceleration has not been rescinded, on or prior to such date.

Repurchase at Option of the Holder

Holders have the right to require us to repurchase their debentures for cash on October 15, 2014, 2019, 2024, 2029 and 2034 (in the case of the series A debentures) and on October 15, 2016, 2021, 2026, 2031 and 2036 (in the case of the series B debentures), each of which we refer to as a “repurchase date.” We will be required to repurchase any outstanding debentures for which you deliver a written repurchase notice to the paying agent. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 20 business days prior to the relevant repurchase date until the close of business on the business day immediately preceding the repurchase date. If the repurchase notice is given and withdrawn during the period, we will not be obligated to repurchase the related debentures. Our repurchase obligation will be subject to some additional conditions.

The repurchase price payable will be equal to 100% of the principal amount of the debentures to be repurchased. We will pay accrued and unpaid interest up to, but excluding, the repurchase date to the holder from whom debentures are repurchased, unless such repurchase date falls after a regular record date and on or prior to the corresponding interest payment date, in which case we will pay the full amount of accrued and unpaid interest payable on such interest payment date to the holder of record at the close of business on the corresponding regular record date.

We will be required to give notice of each repurchase date not less than 20 business days prior to such repurchase date to all holders at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law. This notice will state, among other things, the procedures that holders must follow to require us to repurchase their debentures. If you hold a beneficial interest in a global debenture and DTC remains the depositary for that global debenture, to require us to repurchase your indentures, you will be required to comply with DTC’s applicable procedures.

If, in the future, debentures are issued in certificated form, a holder of those certificated debentures electing to require us to repurchase such holder’s debentures will be required to deliver to us a notice stating:

•	the debentures’ certificate numbers;

•	the portion of the principal amount of debentures to be repurchased, in multiples of $1,000; and

•	that the debentures are to be repurchased by us pursuant to the applicable provisions of the relevant indenture.

If you hold a beneficial interest in a global debenture and DTC remains the depositary for that global debenture, to withdraw any election require us to repurchase your indentures, you will be required to comply with DTC’s applicable procedures. If, in the future, debentures are issued in certificated form, a holder of those certificated debentures may withdraw any repurchase notice by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day immediately preceding the repurchase date. Any such notice of withdrawal must state:

•	the principal amount of the withdrawn debentures;

•	if certificated debentures have been issued, the certificate numbers of the withdrawn debentures (if not certificated, the notice must comply with appropriate DTC procedures); and

•	the principal amount, if any, that remains subject to the repurchase notice.

A holder must either effect book-entry transfer or deliver the debentures, together with necessary endorsements, to the office of the paying agent after delivery of the repurchase notice to receive payment of the repurchase price. A holder will receive payment on the repurchase date or, if later, the time of book-entry transfer or the delivery of the debentures. If the paying agent holds money or securities sufficient to pay the repurchase price of the debentures on the repurchase date, then:

•	the debentures will cease to be outstanding;

•	interest will cease to accrue; and

•	all other rights of the holder will terminate.

This will be the case whether or not book-entry transfer of the debentures is made or whether or not the debentures are delivered to the paying agent.

The foregoing provisions would not necessarily protect holders of the debentures if highly leveraged or other transactions involving us occur that may adversely affect holders.

Our ability to repurchase debentures of either series on any repurchase date is subject to important limitations. Any future credit agreements or other agreements relating to our indebtedness may contain provisions prohibiting repurchase of the debentures under certain circumstances, or expressly prohibit our repurchase of the debentures. If a repurchase date occurs at a time when we are prohibited from repurchasing debentures, we could seek the consent of our lenders to repurchase the debentures or attempt to refinance this indebtedness. If we do not obtain this consent, we would not be permitted to repurchase the debentures. Our failure to repurchase tendered debentures of either series would constitute an event of default under the relevant indenture, which might constitute a default under the terms of our other indebtedness.

No debentures may be repurchased by us at the option of the holders on any repurchase date if the principal amount of the debentures has been accelerated, and such acceleration has not been rescinded, on or prior to such date.

Repurchase at Option of the Holder Upon a Designated Event

If a designated event occurs at any time prior to the maturity of the debentures, you will have the right to require us to repurchase your debentures for cash, in whole or in part, on a repurchase date that is not less than 30 nor more than 60 days after the date of our notice of the designated event. The debentures will be repurchased in multiples of $1,000 principal amount.

We will repurchase the debentures at a price equal to 100% of the principal amount to be repurchased, plus accrued and unpaid interest to, but excluding, the repurchase date. If such repurchase date falls after a record date and on or prior to the corresponding interest payment date, we will pay the full amount of accrued and unpaid interest payable on such interest payment date to the holder of record on the close of business on the corresponding record date, and we will pay a repurchase price equal to 100% of the principal amount of the repurchased debentures to holders presenting debentures for repurchase.

We will mail to all record holders a notice of a designated event on or within 10 days after the effective date of the designated event and post such notice on our website. We are also required to deliver to the trustee a copy of the designated event notice.

If you hold a beneficial interest in a global debenture and DTC remains the depositary for that global debenture, to require us to repurchase your indentures, you will be required to comply with DTC’s applicable procedures. If, in the future, debentures are issued in certificated form, a holder of those certificated debentures electing to require us to repurchase such holder’s debentures will be required to deliver to us or our designated agent, on or before the repurchase date specified in our designated event notice, your repurchase notice and any debentures to be repurchased, duly endorsed for transfer. We will promptly pay the repurchase price for debentures surrendered for repurchase following the later of the repurchase date and the time of book-entry transfer or delivery of the debentures to be repurchased, duly endorsed for transfer. If the paying agent holds money sufficient to pay the repurchase price for any debenture on the business day following the repurchase date, then, on and after such date, the debentures will cease to be outstanding, interest will cease to accrue and all other rights of the holder will terminate, except the right to receive the repurchase price. This will be the case whether or not book-entry transfer of the debenture has been made or the debenture has been delivered to the paying agent.

If you hold a beneficial interest in a global debenture and DTC remains the depositary for that global debenture, to require us to repurchase your indentures, you will be required to comply with DTC’s applicable procedures. If, in the future, debentures are issued in certificated form, a holder of those certificated debentures may withdraw any written repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the repurchase date. The withdrawal notice must state:

•	the principal amount of the withdrawn debentures;

•	if certificated debentures have been issued, the certificate numbers of the withdrawn debentures or, if your debentures are not certificated, your withdrawal notice must comply with appropriate DTC procedures; and

•	the principal amount, if any, that remains subject to the repurchase notice.

A “designated event” will be deemed to have occurred upon a fundamental change or a termination of trading.

A “fundamental change” will be deemed to have occurred if either of the following occurs:

•	a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than us or our subsidiaries, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the voting power of our common equity; or

•	any transaction or event, whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise, in connection with which 50% or more of our common stock is exchanged for, converted into, acquired for or constitutes solely the right to receive, consideration which is not at least 90% common stock or American Depositary Shares in respect of common stock that is listed on, or immediately after the transaction or event will be listed on, a U.S. national securities exchange, other than any transaction or event which is effected solely to change our jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of our common stock solely into shares of common stock of the surviving entity.

A “termination of trading” will be deemed to have occurred if our common stock, or other common stock into which the debentures are then convertible, is not listed for trading on a U.S. national securities exchange.

We will comply with any applicable provisions of Rule 13e-4 and any other applicable tender offer rules under the Exchange Act in the event of a designated event.

These designated event repurchase rights could discourage a potential acquirer. However, this designated event repurchase feature is not the result of management’s knowledge of any specific effort to obtain control of us by means of a merger, tender offer or solicitation, nor is it part of a plan by management to adopt a series of anti-takeover provisions. The term “fundamental change” is limited to specified transactions and may not include other events that might adversely affect our financial condition or business operations. Our obligation to offer to repurchase the debentures upon a designated event would not necessarily afford you protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

We may be unable to repurchase the debentures of either series in the event of a designated event. If a designated event were to occur, we may not have enough funds to pay the repurchase price for all tendered debentures. Any future credit agreements or other agreements relating to our indebtedness may contain provisions prohibiting repurchase of the debentures under some circumstance, or expressly prohibit our repurchase of the debentures upon a designated event or may provide that a designated event constitutes an event of default under that agreement. If a designated event occurs at a time when we are prohibited from repurchasing debentures of a given series, we could seek the consent of our lenders to repurchase the debentures of that series or attempt to refinance this debt. If we do not obtain consent, we would not be permitted to repurchase the debentures. Our failure to repurchase tendered debentures of either series would constitute an event of default under the relevant indenture, which might constitute a default under the terms of our other indebtedness.

Merger and Sale of Assets by JetBlue

Each of the indentures provides that we may not consolidate with or merge with or into any other person or convey, transfer or lease our properties and assets substantially as an entirety to another person, unless among other items:

•	we are the surviving person, or the resulting, surviving or transferee person, if other than us, is organized and existing under the laws of the United States, any state of the United States or the District of Columbia;

•	the successor person, if other than us, assumes all of our obligations under that indenture and the debentures of the series it governs;

•	after giving effect to such transaction, there is no event of default, and no event that, after notice or passage of time or both, would become an event of default, under that indenture; and

•	we have delivered to the trustee an officers’ certificate and an opinion of counsel each stating that such consolidation, merger, sale, conveyance, transfer or lease complies with these requirements.

When such a person assumes our obligations under a given indenture and the debentures of the series it governs in such circumstances, subject to some exceptions, we shall be discharged from all obligations under the relevant series of debentures and the related indenture.

Events of Default; Notice and Waiver

The events of default under the indenture governing each series of the debentures are:

•	failure to pay principal of debentures of that series when due at maturity, upon redemption, repurchase or otherwise;

•	failure to pay any interest on debentures of that series, when due and such failure continues for a period of 30 days;

•	default in the delivery when due of all common stock deliverable upon conversion with respect to debentures of that series, which default continues for 15 days;

•	failure to provide an issuer designated event purchase notice within the time required to provide such notice under the indenture governing that series and we do not remedy such default within 10 business days;

•	failure to perform or observe any other covenant or warranty that we have made in the relevant indenture for 60 days after written notice as provided in the relevant indenture; or

•	certain events involving our bankruptcy or insolvency or a reorganization affecting us.

The trustee may withhold notice to the holders of the debentures of either series of any default, except defaults in payment of principal or interest on the debentures of that series. However, the trustee must consider it to be in the interest of the holders of the debentures of that series to withhold this notice.

If an event of default occurs and continues, the trustee or the holders of at least 25% in principal amount of the outstanding debentures of the series in respect of which the default occurred may declare the principal and accrued interest on the outstanding debentures of that series to be immediately due and payable. In case of some events of bankruptcy or insolvency involving us, the principal and accrued interest on the debentures will automatically become due and payable. However, if we cure all defaults, except the nonpayment of principal or interest that became due as a result of the acceleration, and meet some other conditions, with some exceptions, this declaration may be cancelled and the holders of a majority of the principal amount of outstanding debentures of the relevant series may waive these past defaults. In the case of an event of default relating to our bankruptcy or insolvency, however, acceleration will occur automatically. Payments of principal or interest on the debentures that are not made when due will accrue interest at the annual rate of 1% above the then applicable interest rate from the required payment date.

Notwithstanding the foregoing, each indenture will provide that, to the extent elected by us, the sole remedy for an event of default relating to the failure to file any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act and for any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act or of the covenant described above in “— Reports,” will for the first 180 days after the occurrence of such an event of default consist exclusively of the right to receive additional interest on the relevant debentures in an amount equal to 0.25% of the principal amount of the debentures. If we so elect, such additional interest will be payable on all outstanding debentures of the relevant series on or before the date on which such event of default first occurs. On the 181st day after such event of default (if the event of default relating to the reporting obligations is not cured or waived prior to such 181st day), the debentures will be subject to acceleration as provided above. Any additional interest in respect of a given series of debentures will be payable in the same manner and on the same dates as the stated interest payable on debentures of that series, beginning on the first interest payment date following the date on which the additional interest begins to accrue on debentures of that series. The provisions of the indentures described in this paragraph will not affect the rights of holders of debentures in the event of the occurrence of any other event of default. In the event we do not elect to pay the additional interest in accordance with this paragraph, the debentures will be subject to acceleration as provided above. All references to interest in this description of debentures include such additional interest if any is payable on the relevant series of debentures.

In order to elect to pay the additional interest as the sole remedy for holders of a given series of debentures during the first 180 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations in accordance with the immediately preceding paragraph, we must (i) notify all holders of debentures of that series and the trustee and paying agent of such election and (ii) pay such additional interest on the dates described above. Upon our failure to timely give such notice or pay the additional interest, the debentures of the relevant series will be subject to acceleration as provided above.

The holders of a majority of outstanding debentures of each series will have the right to direct the time, method and place of any proceedings for any remedy available to the trustee, subject to limitations specified in the relevant indenture.

No holder of the debentures may pursue any remedy under the related indenture, except in the case of a default in the payment of principal or interest on the debentures, unless:

•	the holder has given the trustee written notice of an event of default;

•	the holders of at least 25% in principal amount of the outstanding debentures of the relevant series make a written request, and offer reasonable indemnity, to the trustee to pursue the remedy;

•	the trustee does not receive an inconsistent direction from the holders of a majority in principal amount of the debentures of that series;

•	the holder or holders of that series of debentures have offered reasonable security or indemnity, in each case satisfactory to the trustee, to the trustee against any costs, liability or expense of the trustee; and

•	the trustee fails to comply with the request within 60 days after receipt of the request and offer of indemnity.

We will be required to furnish to the trustee annually a statement as to our performance of certain of our obligations under each of the indentures and as to any default in such performance.

Modification and Waiver

The consent of the holders of a majority in principal amount of the outstanding debentures of a given series is required to modify or amend some provisions of the indenture governing that series. However, a modification or amendment requires the consent of the holder of each outstanding debenture affected if it would:

•	change the fixed maturity of such debenture;

•	reduce the rate or extend the time for payment of interest on such debenture;

•	reduce the principal amount of such debenture;

•	reduce any amount payable upon redemption or repurchase of such debenture;

•	adversely change our obligation to repurchase such debenture at the option of the holder on a scheduled date or upon a designated event;

•	impair the right of a holder to institute suit for payment on such debenture;

•	change the currency in which such debenture is payable;

•	reduce the number of shares or the amount of any other property receivable upon conversion, including any additional shares, other than in accordance with the provisions of the indenture, or otherwise impair the right of a holder to convert such debenture;

•	reduce the quorum or voting requirements under the indenture;

•	change any obligation of ours to maintain an office or agency in the places and for the purposes specified in the indenture; or

•	subject to specified exceptions, modify some of the provisions of the indenture relating to modification or waiver of provisions of the indenture.

We are permitted to modify some provisions of either indenture without the consent of the holders of debentures of the series governed by that indenture:

•	to evidence a successor to us and the assumption by such successor of our covenants under the relevant indenture and debentures;

•	to add to our covenants for the benefit of the holders of the relevant series of debentures or to surrender any right or power conferred upon us by the relevant indenture;

•	to add any additional events of default for the benefit of the holders of the relevant series of debentures;

•	to evidence and provide for the acceptance of appointment of a successor trustee with respect to the relevant series of debentures;

•	to provide for conversion rights of holders of the relevant series of debentures if any reclassification or change of common stock or any consolidation, merger or sale of all or substantially all of our property and assets occurs; or

•	to cure any ambiguity or to correct or supplement any provision of the relevant indenture or to make any other provisions with respect to matters or questions arising under the relevant indenture provided that any such action does not adversely affect the interests of the holders of the relevant series of debentures in any material respect; provided that any modification or amendment made solely to conform the provisions of either indenture or the debentures of either series to the description thereof contained in this prospectus supplement or the accompanying prospectus will not be deemed to adversely affect the interests of any holder of the debentures.

The holders of a majority in principal amount of the outstanding debentures of either series may waive our compliance with certain restrictive provisions of the indenture governing that series. Subject to the foregoing, the holders of a majority in principal amount of the outstanding debentures of either series may waive any past default under the indenture governing that series, except a default in the payment of principal or interest.

Discharge

We may satisfy and discharge our obligations under either indenture by delivering to the securities registrar for cancellation all outstanding debentures of either series under the indenture governing such series or by depositing with the trustee or delivering to the holders, as applicable, after our obligations under the relevant debentures have become due and payable, whether at stated maturity, or any repurchase date, or upon conversion or otherwise, cash or shares of common stock, together with any cash payment in lieu of any fractional share sufficient to pay all of the outstanding debentures under that indenture and paying all other sums payable under that indenture by us. Such discharge is subject to terms contained in that indenture.

Form, Denomination and Registration

The debentures will be issued:

•	in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 principal amount and multiples of $1,000.

Global Debenture; Book-Entry Form

The debentures of each series will be evidenced by one or more global debentures. We will deposit the global debentures with the trustee as custodian for DTC and register the global debentures in the name of Cede & Co. as DTC’s nominee. Except as set forth below, a global debenture may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

Beneficial interests in a global debenture may be held directly through DTC if such holder is a participant in DTC, or indirectly through organizations that are participants in DTC, whom we refer to as participants. Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds. The laws of some states require that some persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the global debenture to such persons may be limited.

Holders who are not participants may beneficially own interests in a global debenture held by DTC only through participants, or some banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly, who we refer to as indirect participants. So long as Cede & Co., as the nominee of DTC, is the registered owner of a global debenture, Cede & Co. for all purposes will be considered the sole holder of such global debenture. Except as provided below, owners of beneficial interests in a global debenture will:

•	not be entitled to have certificates registered in their names;

•	not receive physical delivery of certificates in definitive registered form; and

•	not be considered holders of the global debenture.

We will pay interest on and the redemption price or repurchase price, as the case may be, of a global debenture to Cede & Co., as the registered owner of the global debenture, by wire transfer of immediately available funds on each interest payment date or the redemption date or repurchase date, as the case may be. Neither we, the trustee nor any paying agent will be responsible or liable:

•	for the records relating to, or payments made on account of, beneficial ownership interests in a global debenture; or

•	for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

We have been informed that DTC’s practice is to credit participants’ accounts upon receipt of funds on that payment date with payments in amounts proportionate to their respective beneficial interests in the principal amount represented by a global debenture as shown in the records of DTC. Payments by participants to owners of beneficial interests in the principal amount represented by a global debenture held through participants will be the responsibility of the participants, as is now the case with securities held for the accounts of customers registered in “street name.”

Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global debenture to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing its interest.

Neither we, the trustee, registrar, paying agent nor conversion agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of debentures, including the presentation of debentures for exchange, only at the direction of one or more participants to whose account with DTC interests in the global debenture are credited, and only in respect of the principal amount of the debentures represented by the global debenture as to which the participant or participants has or have given such direction.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies and clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

DTC has agreed to the foregoing procedures to facilitate transfers of interests in a global debenture among participants. However, DTC is under no obligation to perform or continue to perform these procedures, and may discontinue these procedures at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue debentures in certificated form in exchange for global debentures.

Reports

We will be required to file with the trustee, within 30 days after we are required to file the same with the SEC, copies of our annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) which we file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. In the event we are at any time no longer subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, we will file all reports, if any, as would be required by the provisions of Section 314(a) of the Trust Indenture Act with the trustee. Documents filed by us with the SEC via the EDGAR system will be deemed filed with the trustee as of the time such documents are filed via EDGAR.

Information Concerning the Trustee

We have appointed Wilmington Trust Company, the trustee under each indenture, as paying agent, conversion agent, debenture registrar and custodian for each series of debentures. The trustee or its affiliates may provide banking and other services to us in the ordinary course of their business.

The indentures contain limitations on the rights of the trustee, if it or any of its affiliates is then our creditor, to obtain payment of claims in some cases or to realize on some property received on any claim as security or otherwise. The trustee and its affiliates will be permitted to engage in other transactions with us. However, if the trustee or any affiliate continues to have any conflicting interest and a default occurs with respect to the debentures of either series, the trustee must eliminate such conflict or resign as trustee under the indenture governing that series of debentures.

Governing Law

The debentures and the indentures shall be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF CAPITAL STOCK

Authorized Capitalization

As of the date of this prospectus supplement, our capital structure consists of 500,000,000 authorized shares of common stock, par value $.01 per share, and 25,000,000 shares of undesignated preferred stock, par value $.01 per share. As of April 30, 2009, an aggregate of 273,542,431 shares of our common stock were outstanding, and no shares of preferred stock were issued and outstanding.

Common Stock

The holders of our common stock are entitled to such dividends as our board of directors may declare from time to time from legally available funds subject to the preferential rights of the holders of any shares of our preferred stock that we may issue in the future. The holders of our common stock are entitled to one vote per share on any matter to be voted upon by stockholders, subject to the restrictions described below under the caption “Anti-Takeover Effects of Certain Provisions of Delaware Law and Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws — Limited Voting by Foreign Owners.”

Our amended and restated certificate of incorporation does not provide for cumulative voting in connection with the election of directors. Accordingly, directors will be elected by a plurality of the shares voting once a quorum is present. No holder of our common stock has any preemptive right to subscribe for any shares of capital stock issued in the future.

Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of our common stock are entitled to share, on a pro rata basis, all assets remaining after payment to creditors and subject to prior distribution rights of the holders of any shares of preferred stock that we may issue in the future. All of the outstanding shares of common stock are, and the shares of common stock offered by this prospectus supplement as well as the shares issuable upon the conversion of our outstanding convertible debt securities and upon the conversion of any preferred stock or debt securities offered pursuant to this prospectus supplement, when issued and paid for, will be, fully paid and non-assessable.

Preferred Stock

No shares of our preferred stock are currently outstanding. Under our amended and restated certificate of incorporation, our board of directors, without further action by our stockholders, is authorized to issue up to 25,000,000 shares of preferred stock in one or more classes or series. The board may fix or alter the rights, preferences and privileges of the preferred stock, along with any limitations or restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each class or series of preferred stock. The preferred stock could have voting or conversion rights that could adversely affect the voting power or other rights of holders of our common stock. The issuance of preferred stock could also have the effect, under certain circumstances, of delaying, deferring or preventing a change of control of our company.

Registration Rights

We have entered into an amended and restated registration rights agreement with some of the holders of our common stock, including holders of common stock issued upon the conversion of preferred stock immediately following our initial public offering in April 2002, entitling these holders to registration rights with respect to their shares. Any group of holders of at least 60% of the securities with registration rights can require us to register all or part of their shares at any time, so long as the thresholds in the amended and restated registration rights agreement are met with respect to the amount of securities to be sold. After we have completed two such registrations we are no longer subject to these demand registration rights. In addition, holders of the securities with registration rights may also require us to include their shares in future registration statements that we file, subject to cutback at the option of the underwriters of such an offering. Subject to our eligibility to do so, holders of at least 60% of registrable securities may also require us, twice in any 12 month period and a total of three times, to register their shares with the SEC on Form S-3. Upon any of these registrations, these shares will be freely tradable in the public market without restriction.

As of July 10, 2003 (which was one year and 90 days after the registration statement for our initial public offering was declared effective), those stockholders party to the amended and restated registration rights agreement who, together with their affiliates, held less than two percent of our issued and outstanding shares of common stock, ceased to have any registration rights under the agreement with respect to their shares. They may continue, however, to sell their shares pursuant to Rule 144 under the Securities Act.

Any of the terms and provisions of the amended and restated registration rights agreement may be modified, amended or waived pursuant to a written agreement signed by us, the stockholders party to the agreement holding at least 66 2/3% of the common stock held by all such stockholders and our management stockholders party to the agreement holding at least a majority of the common stock held by all such management stockholders, provided that such amendment, modification or waiver does not disproportionately affect any stockholder that is a party to the agreement. Accordingly, on June 22, 2006, we entered into a waiver and amendment to the amended and restated registration rights agreement pursuant to which the requisite stockholders party to the agreement waived their registration rights in connection with any offering pursuant to the accompanying prospectus and agreed that no registration rights otherwise available to holders under the agreement were exercisable with respect to any such offering.

Lufthansa Registration Rights

On January 22, 2008, we and Lufthansa entered into a registration rights agreement, which we refer to as the “Lufthansa registration rights agreement,” covering the shares of our common stock sold to Lufthansa. Pursuant to Lufthansa registration rights agreement, on April 21, 2008, we filed with the SEC a prospectus supplement to our automatic shelf registration statement filed on June 30, 2006 to allow Lufthansa to resell the shares. Lufthansa has agreed not to dispose of or hedge any common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus supplement continuing through the date 90 days after the date of this prospectus supplement, subject to certain exceptions. For further information, see “Underwriting.”

Subject to blackout periods that do not exceed 90 trading days in any 365-day period, we are obligated to keep such shelf registration statement continuously effective under the Securities Act until the earlier of (1) the date as of which all of the shares sold to Lufthansa pursuant to the stock purchase agreement have been sold pursuant to either the registration statement or Rule 144 under the Securities Act and (2) the date as of which all of the shares sold to Lufthansa pursuant to the stock purchase agreement may be immediately sold to the public without registration pursuant to Rule 144 under the Securities Act.

Under the Lufthansa registration rights agreement, we have agreed to indemnify Lufthansa and its transferees, and their officers, directors, employees, agents and representatives and controlling persons against certain liabilities, including specified liabilities under the Securities Act, or to contribute with respect to payments which Lufthansa may be required to make in respect of such liabilities.

Under the terms of the Lufthansa registration rights agreement, we will bear all reasonable costs, fees and expenses in connection with our registration of the resale of our common stock held by Lufthansa (except for its legal fees and underwriting discounts and commissions).

Anti-Takeover Effects of Certain Provisions of Delaware Law and Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Effect of Delaware Anti-Takeover Statute.  We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

•	prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares of voting stock outstanding (but not the voting stock owned by the interested stockholder) those shares owned by persons who are directors and also officers and by excluding employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to that date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation, or who beneficially owns 15% or more of the outstanding voting stock of the corporation at anytime within a three year period immediately prior to the date of determining whether such person is an interested stockholder, and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws Provisions.  Our amended and restated certificate of incorporation and amended and restated bylaws include provisions that may have the effect of discouraging, delaying or preventing a change in control or an unsolicited acquisition proposal that a stockholder might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by stockholders. These provisions are summarized in the following paragraphs.

Classified Board of Directors.  The number of directors of this corporation that shall constitute the whole board shall be determined by resolution of the board of directors; provided, however, that no decrease in the number of directors shall have the effect of shortening the term of an incumbent director. Beginning with the 2009 annual meeting of stockholders, each director who is elected or appointed at or after the 2009 annual meeting of stockholders shall hold office until the next annual meeting of stockholders or until such director’s earlier prior death, disability, resignation, retirement, disqualification or removal from office. Directors elected prior to or at the 2009 annual meeting of stockholders, including those elected at the 2008 annual meeting of stockholders, shall continue to hold office until the expiration of the three-year terms for which they were elected, subject to such directors’ prior death, disability, resignation, retirement, disqualification or removal from office. Any person elected to a newly-created director position or any person elected to fill a vacancy on the board of directors shall serve until the next annual meeting of stockholders and until a successor has been elected and qualified, subject to such director’s prior death, disability, resignation, retirement, disqualification or removal from office.

Authorized but Unissued or Undesignated Capital Stock.  Our authorized capital stock consists of 500,000,000 shares of common stock and 25,000,000 shares of preferred stock. The authorized but unissued (and in the case of preferred stock, undesignated) stock may be issued by the board of directors in one or more transactions. In this regard, our amended and restated certificate of incorporation grants the board of directors broad power to establish the rights and preferences of authorized and unissued preferred stock. The issuance of shares of preferred stock pursuant to the board of director’s authority described above could decrease the amount of earnings and assets available for distribution to holders of common stock and adversely affect the rights and powers, including voting rights, of such holders and may have the effect of delaying, deferring or preventing a change in control. The board of directors does not currently intend to seek stockholder approval prior to any issuance of preferred stock, unless otherwise required by law.

Special Meetings of Stockholders.  Our amended and restated bylaws provide that special meetings of our stockholders, unless otherwise prescribed by statute or by the certificate of incorporation, may be called only by our board of directors, by our Chairman of the board of directors, our Vice Chairman of the board of directors, or by our Chief Executive Officer.

No Stockholder Action by Written Consent.  Our amended and restated certificate of incorporation and amended and restated bylaws provide that an action required or permitted to be taken at any annual or special meeting of our stockholders may be taken only at a duly called annual or special meeting of stockholders. This provision prevents stockholders from initiating or effecting any action by written consent, and thereby taking actions opposed by the board.

Notice Procedures.  Our amended and restated bylaws establish advance notice procedures with regard to all stockholder proposals to be brought before meetings of our stockholders, including proposals relating to the nomination of candidates for election as directors, the removal of directors and amendments to our amended and restated certificate of incorporation or amended and restated bylaws. These procedures provide that notice of such stockholder proposals must be timely given in writing to our Secretary prior to the meeting. Generally, to be timely, notice must be received at our principal executive offices not less than 150 days prior to the meeting. The notice must contain certain information specified in the amended and restated bylaws.

Other Anti-Takeover Provisions.  Our 2002 Plan contains provisions which may have the effect of discouraging, delaying or preventing a change in control or unsolicited acquisition proposals. In the event that we are acquired by a merger, a sale by our stockholders of more than 50% of our outstanding voting stock or a sale of all or substantially all of our assets, each outstanding option under the discretionary option grant program under our 2002 Plan that (i) will not be assumed by the successor corporation or otherwise continued in effect, (ii) will not be replaced with a cash incentive program of a successor corporation of the type described in the 2002 Plan, or (iii) will not otherwise be precluded based on other limitations imposed at the time such option was granted, will automatically accelerate in full, and all unvested shares under the discretionary option grant and stock issuance programs will immediately vest, except to the extent (a) our repurchase rights with respect to those shares are to be assigned to the successor corporation or otherwise continue in effect, or (b) accelerated vesting otherwise is precluded by other limitations imposed at the time of grant. However, our compensation committee will have complete discretion to structure any or all of the options under the discretionary option grant program so those options will immediately vest in the event we are acquired, whether or not those options are assumed by the successor corporation or otherwise continued in effect. Alternatively, our compensation committee may condition such accelerated vesting upon the subsequent termination of the optionee’s service with us or the acquiring entity. The vesting of outstanding shares or share rights under the stock issuance program may also be accelerated upon similar terms and conditions.

In addition to the above, our 2002 Plan also provides for immediate vesting of various equity grants in the event of a change in control. The phrase “change in control,” as used in the plan, means any of the following: a change in ownership or control of our company effected through a merger, consolidation or other reorganization approved by our stockholders (unless securities representing more than 50% of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned our outstanding voting securities immediately prior to such transaction); the sale, transfer or other disposition of all or substantially all of our assets in a liquidation or dissolution; or the acquisition, directly or indirectly by any person or group of persons unaffiliated with us, of beneficial ownership of securities possessing more than 50% of the total combined voting power of our outstanding securities pursuant to a tender or exchange offer made to our stockholders.

Our compensation committee may grant options and structure repurchase rights so that the shares subject to those options or repurchase rights will vest in connection with a hostile takeover, whether accomplished through a tender offer for more than 50% of our outstanding voting stock or a change in the majority of our board through one or more contested elections for board membership. Such accelerated vesting may occur either at the time of such hostile takeover or upon the subsequent termination of the individual’s service. The vesting of outstanding shares or share rights under the stock issuance program may also be accelerated upon similar terms and conditions.

All of the options and unvested shares under our predecessor 1999 Stock Option/Stock Issuance Plan, which were transferred to our 2002 Plan immediately following our initial public offering in April 2002, will immediately vest in the event we are acquired by a merger or a sale of substantially all our assets or more than 50% of our outstanding voting stock.

In addition, should we be acquired by merger or sale of substantially all of our assets or more than 50% of our outstanding voting securities, then all outstanding purchase rights under our crewmember stock purchase plan will be automatically exercised immediately prior to the effective date of the acquisition. The purchase price in effect for each participant will be equal to 85% of the market value per share on the start date of the offering period in which the participant is enrolled at the time the acquisition occurs or, if lower, 85% of the fair market value per share immediately prior to the acquisition.

Furthermore, on June 28, 2007, upon recommendation of the compensation committee, our board of directors approved and adopted the JetBlue Airways Corporation Executive Change in Control Severance Plan, or the Executive Plan. Under the Executive Plan, a “change in control” means: (i) a reorganization, merger, consolidation or other corporate transaction involving us, such that our stockholders immediately prior to the transaction do not, immediately after the transaction, own more than 50% of our combined voting power in substantially the same proportions as their ownership, immediately prior to the business combination, of our voting securities; or (ii) the sale, transfer or other disposition of all or substantially all of our assets, or the consummation of a plan of complete liquidation or our dissolution. The Executive Plan provides severance and welfare benefits to eligible employees who are involuntarily terminated from employment without cause or, in certain circumstances, when they resign during the two-year period following a change in control (a “Qualifying Termination Event”).

Pursuant to the Executive Plan, the eligible employees who incur a Qualifying Termination Event will be entitled to receive two years of salary and two times his or her target bonus for the year in which termination occurs, or one year of salary and one times his or her target bonus for the year in which termination occurs, as the case may be according to the employee’s executive title. In addition, each employee covered by the Executive Plan will be entitled to: (1) payment of his or her accrued but unused paid time off as of the date of termination; (2) a pro rata portion of his or her annual bonus for the year in which termination occurs; and (3) payment for certain unreimbursed relocation expenses incurred by him or her (if any). Pursuant to the terms of the Executive Plan, each employee covered by the plan who incurs a Qualifying Termination Event will also be entitled to receive reimbursement for all costs incurred in procuring health and dental care coverage for such employee and his or her eligible dependents under COBRA.

The Executive Plan also contains an excise tax gross-up provision whereby if eligible employees incur any excise tax by reason of his or her receipt of any payment that constitutes an excess parachute payment, as defined in Section 280G of the Code, the employee will be entitled to a gross-up payment in an amount that would place him or her in the same after-tax position he or she would have been in had no excise tax applied.

We may amend or terminate the Executive Plan at any time prior to a change in control. In addition, under the terms of the Executive Plan, our board of directors is required to reconsider the terms of the plan within the 90-day period immediately prior to June 28, 2010 in light of then-current market practices.

On June 28, 2007, also upon recommendation of the compensation committee, our board of directors also approved and adopted a Crewmember Change in Control Plan, or the Crewmember Plan. The Crewmember Plan covers all employees who are not covered by the Executive Plan and have not otherwise entered into an individual employment agreement with us. The Crewmember Plan provides severance and other benefits to eligible employees who are involuntarily terminated from employment without cause during the two-year period following a change in control (a “Termination Event”). An employee covered by the Crewmember Plan who incurs a Termination Event will be entitled to receive three weeks of salary for each year of service (pro rated for partial years), with a minimum amount of severance equal to six weeks of salary and a maximum amount of severance equal to 26 weeks of salary, and certain other benefits as set forth in the Crewmember Plan.

Limitation of Director Liability.  Our amended and restated certificate of incorporation and amended and restated bylaws limit the liability of our directors (in their capacity as directors but not in their capacity as officers) to us or our stockholders to the fullest extent permitted by Delaware law. Specifically, our amended and restated certificate of incorporation provides that our directors will not be personally liable for monetary damages for breach of a director’s fiduciary duty as a director, except for liability:

•	for any breach of the directors duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law, which relates to unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	for any transaction from which the director derived an improper personal benefit.

Indemnification Arrangements.  Our amended and restated bylaws provide that our directors and officers shall be indemnified and provide for the advancement to them of expenses in connection with actual or threatened proceedings and claims arising out of their status as such to the fullest extent permitted by the Delaware General Corporation Law. We have entered into indemnification agreements with each of our directors and executive officers that provide them with rights to indemnification and expense advancement to the fullest extent permitted under the Delaware General Corporation Law.

Limited Voting by Foreign Owners.  To comply with restrictions imposed by federal law on foreign ownership of U.S. airlines, our amended and restated certificate of incorporation and amended and restated bylaws restrict voting of shares of our capital stock by non-U.S. citizens. The restrictions imposed by federal law currently require that no more than 25% of our voting stock be owned by persons who are not U.S. citizens. If non-U.S. citizens at any time own more than 25% of our voting stock, the voting rights of the stock in excess of the 25% shall be automatically suspended. Our amended and restated bylaws provide that no shares of our capital stock may be voted by or at the direction of non-U.S. citizens unless such shares are registered on a separate stock record, which we refer to as the foreign stock record. Our amended and restated bylaws further provide that no shares of our capital stock will be registered on the foreign stock record if the amount so registered would exceed the foreign ownership restrictions imposed by federal law. We are currently in compliance with these ownership restrictions.

Stockholder Rights Agreement

On February 11, 2002, our board of directors authorized us to enter into a stockholder rights agreement. On January 17, 2008, we entered into an amendment to the stockholder rights agreement.

Under the stockholder rights agreement, one stockholder right is attached to each share of common stock. The stockholder rights are transferable only with the common stock until they become exercisable, are redeemed or expire.

Each right entitles the holder to purchase one one-thousandth of a share of our Series A participating preferred stock at an exercise price of $35.55, which gives effect to adjustments for each of our December 2002, November 2003 and December 2005 three-for-two common stock splits, subject to further adjustment. The rights will separate from the common stock upon the earlier of:

•	the tenth business day after a person or group has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of our common stock, such person or group referred to as an “acquiring person,” or such later date as determined by our board of directors; and

•	the tenth business day after a person or group commences or announces its intent to commence a tender or exchange offer, the consummation of which would result in such person or group becoming an acquiring person.

The term “acquiring person” expressly excludes Chase New Air Investors (GC), LLC, Quantum Industrial Partners LDC, and the Weston Presidio funds (although the Western Presidio funds are no longer stockholders of our company) or Lufthansa and their respective affiliates, unless Chase New Air Investors and the Weston Presidio funds and their respective affiliates beneficially own in the aggregate more than 25% of our outstanding common stock, and in the case of Quantum Industrial Partners LDC, unless Quantum and its affiliates beneficially own in the aggregate more than 30% of our common stock, and in the case of Lufthansa and its affiliates, unless Lufthansa and its affiliates beneficially own in the aggregate more than 20% of our common stock.

If any person or group becomes an acquiring person, instead of thousandths of shares of preferred stock, each stockholder right, other than any stockholder rights held by the acquiring person or group, will then represent the right to receive upon exercise an amount of common stock having a market value equal to twice the exercise price, subject to certain exceptions.

If after a person or group becomes an acquiring person, we are acquired in a merger or other business combination or 50% or more of our consolidated assets or earnings power are sold or transferred, each stockholder right will then represent the right to receive upon exercise an amount of common stock of the other party to the merger or other business combination having a value equal to twice the exercise price.

In addition, at any time after any person or group becomes an acquiring person, but before that person or group becomes the beneficial owner of 50% or more of the outstanding common stock, our board of directors may at its option exchange the stockholder rights, in whole or in part, for common stock at an exchange ratio of one share of common stock per right, subject to adjustment as described in the agreement.

The exercise price payable, the number of thousandths of shares of preferred stock and the amount of common stock, cash or securities or assets issuable upon exercise of, or exchange for, stockholder rights and the number of outstanding rights are subject to adjustment to prevent dilution if certain events occur.

Our board of directors may redeem the stockholder rights in whole, but not in part, for one cent ($.01) per right, as adjusted to reflect any preferred stock split, stock dividend or similar transaction, at any time before the earlier of April 1, 2012 and the tenth business day after the first date of public announcement that a person or group has become an acquiring person. Unless earlier redeemed by us, exercised or exchanged, the stockholder rights will expire on April 1, 2012.

Our transfer agent, Computershare Investor Services, is the rights agent under the stockholder rights agreement.

The stockholder rights will not prevent a takeover of us. However, the rights may render an unsolicited takeover of us more difficult or less likely to occur, even though such takeover may offer stockholders opportunity to sell their shares at a price above the prevailing market and/or may be favored by a majority of the stockholders.

Stock Purchase Agreement between us and Lufthansa

Lufthansa purchased shares of our common stock pursuant to a Stock Purchase Agreement, dated as of December 13, 2007, as amended on January 22, 2008, which we refer to as the “stock purchase agreement,” between us and Lufthansa, an aktiengesellschaft organized under the laws of the Federal Republic of Germany. Pursuant to the stock purchase agreement, we agreed to issue and sell to Lufthansa 42,589,347 shares of our common stock at a price per share of $7.27, for an aggregate purchase price of $309,624,552.

Under the stock purchase agreement, we agreed to appoint one individual designated by Lufthansa to our board of directors promptly following the consummation of the stock sale, which occurred on January 22, 2008. On February 7, 2008, Christoph Franz, Deputy Chairman of Deutsche Lufthansa Executive Board and Chairman of Lufthansa Passenger Airlines Board, was appointed to our board of directors as the Lufthansa designee. As long as Lufthansa owns at least 10% of our outstanding common stock, Lufthansa shall retain the right to nominate one director for election to our board of directors so that the board of directors always includes one, and only one, individual designated by Lufthansa. If, at any time after January 22, 2009, Lufthansa owns shares constituting at least 15% of our outstanding common stock, we shall reasonably consider appointing an additional individual selected by Lufthansa to our board of directors to fill any vacancy on our board of directors. In no event shall Lufthansa have more than two of its nominees serving on our board of directors at any time.

The stock purchase agreement prohibits Lufthansa from taking certain actions with respect to us, including making or participating in the solicitation of “proxies” in opposition to any proposal made by us, making any public announcement or proposal which would require public disclosure by us of any business combination or other extraordinary transaction involving us or any of our subsidiaries or any of our securities or assets, or forming or participating in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act). These prohibitions expire once Lufthansa beneficially owns less than 10% of our outstanding common stock.

We have a right of first refusal for any sale by Lufthansa to any one third party, other than sales to certain institutional investors, either directly or indirectly through block sales of an amount of shares greater than 25% of the shares purchased by Lufthansa pursuant to the stock purchase agreement. This right expires once Lufthansa owns less than 5% of our outstanding common stock.

Notwithstanding anything contained in the stockholder rights agreement to the contrary, as described in “— Stockholder Rights Agreement,” the consummation of the transactions under the stock purchase agreement (including, without limitation, the issuance of shares of common stock to Lufthansa) will not cause the rights under the stockholder rights agreement to be exercisable, and any shares of common stock subsequently purchased by Deutsche Lufthansa AG or its affiliates, giving Lufthansa an ownership percentage of up to 20% of the issued and outstanding common stock, will not be considered for purposes of determining whether Lufthansa or any of its affiliates is an “acquiring person” pursuant to the stockholder right agreement.

On May 27, 2008, we entered into a supplement agreement with Lufthansa, amending the stock purchase agreement. Under the terms of the supplement, we agreed to limit the issuance of shares of our common stock in connection with the offering of our 5.50% convertible unsecured debentures due 2038. We and Lufthansa also agreed to amend the stock purchase agreement to remove the twelve month waiting period for the right to nominate an additional director, remove the references to an additional director class designation and reduce the common stockholding threshold for Lufthansa to have to the ability to nominate an additional director from 15% to 12%, in the event of a vacancy on our board of directors.

On August 18, 2008, Stephan Gemkow, the Chief Financial Officer of Lufthansa, was elected to our board of directors. Mr. Gemkow is the second director nominated to the our board of directors by Lufthansa in connection with the stock purchase agreement.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Investor Services.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the material U.S. federal income tax consequences relating to the purchase, ownership, and disposition of the debentures. This summary is based upon provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury regulations, administrative rulings of the IRS, and judicial decisions, all as in effect as of the date hereof, and any of which may be subject to change (possibly on a retroactive basis) or different interpretations, which may result in U.S. federal income tax consequences different from those discussed below. This summary deals only with a debenture held as a capital asset (generally, property held for investment purposes) by a beneficial owner who purchased a debenture on original issuance at its “issue price” (the first price at which a substantial portion of the debentures is sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). This summary does not address all aspects of U.S. federal income taxation and does not deal with all tax consequences that may be relevant to holders in light of their personal circumstances or particular situations, such as:

•	tax consequences to holders who may be subject to special tax treatment, including dealers in securities or currencies, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies, or traders in securities that elect to use a mark-to-market method of accounting for their securities;

•	tax consequences to persons holding debentures or common stock as a part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	tax consequences to U.S. holders (as defined below) of debentures or shares of common stock whose “functional currency” is not the U.S. dollar;

•	tax consequences to investors in a partnership (or other entity treated as a partnership for U.S. federal income tax purposes);

•	alternative minimum tax consequences, if any;

•	any state, local or foreign tax consequences; and

•	estate or gift taxes consequences, if any.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds debentures or shares of common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership or such other entity. If you are a partner in a partnership or such other entity holding the debentures or shares of common stock, you should consult your independent tax advisors.

If you are considering the purchase of debentures, you should consult your independent tax advisors concerning the U.S. federal income tax consequences to you in light of your own specific situation, as well as consequences arising under the laws of any state, local, foreign, or other taxing jurisdiction, or under any applicable tax treaty.

As used herein, the term “U.S. holder” means a beneficial owner of debentures that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if it (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

A “non-U.S. holder” is a beneficial owner (other than a partnership or other entity treated as a partnership for U.S. federal income tax purposes) of debentures that is not a U.S. holder. Non-U.S. holders should consult their independent tax advisors to determine the U.S. federal, state, local, foreign and other tax consequences that may be relevant to them.

Consequences to U.S. Holders

Payment of Interest

It is anticipated, and this discussion assumes, that the debentures will be issued for an amount equal to their principal amount. Accordingly, interest on a debenture will generally be taxable to a U.S. holder as ordinary income at the time that the interest is paid or accrued, in accordance with the U.S. holder’s regular method of accounting for U.S. federal income tax purposes. If, however, the debentures’ principal amount exceeds the issue price by more than a de minimis amount (i.e., generally, a percentage of the principal amount equal to the product of 25 basis points and the number of complete years to maturity), a U.S. holder will be required to include such excess in income as original issue discount, as it accrues, in accordance with a constant yield method based on a compounding of interest before the receipt of cash payments attributable to this income. You should consult your independent tax advisor regarding the original issue discount rules of the Code in the event the debentures are issued at a price less than their principal amount.

Additional Interest

We may be required to pay additional interest on a debenture in certain circumstances described above under the heading “Description of the Debentures — Events of Default.” Because we believe the likelihood that we will be obligated to make any such additional payments on the debentures is remote, we are taking the position (and this discussion assumes) that the debentures will not be treated as contingent payment debt instruments. Assuming our position is respected, a U.S. holder would be required to include in gross income such additional interest at the time that such interest is received or accrued, in accordance with such U.S. holder’s regular method of accounting for U.S. federal income tax purposes. Our determination that the debentures are not contingent payment debt instruments is binding on U.S. holders unless they disclose their contrary positions to the IRS in the manner required by applicable Treasury regulations.

Our determination that the debentures are not contingent payment debt instruments is not binding on the IRS. If the IRS were successfully to challenge our determination and the debentures were treated as contingent payment debt instruments, U.S. holders would be required, among other things, to accrue interest income at a rate higher than the stated interest rate on the debentures, treat as ordinary income, rather than capital gain, any gain recognized on a sale, exchange or redemption of a debenture, and treat the entire amount of recognized gain upon a conversion of debentures as taxable.

Sale, Exchange, Redemption or Other Taxable Disposition of Debentures

Except as provided below under “— Conversion of Debentures,” a U.S. holder generally will recognize gain or loss upon the sale, exchange, redemption or other taxable disposition of a debenture equal to the difference between (i) the amount of cash and the fair market value of any property received (less accrued but unpaid interest, which will be taxable as interest income to the extent not previously included in gross income) and (ii) such U.S. holder’s adjusted tax basis in the debenture. A U.S. holder’s adjusted tax basis in a debenture generally will equal the amount that the U.S. holder paid for the debenture. Any gain or loss recognized on a taxable disposition of the debenture will be capital gain or loss, and generally will be long-term capital gain or loss if, at the time of the sale, exchange, redemption or other taxable disposition of the debenture, the U.S. holder held the debenture for more than one year. In the case of certain non-corporate U.S. holders (including individuals), long-term capital gain generally will be subject to a maximum U.S. federal income tax rate of 15%, which maximum tax rate currently is scheduled to increase for dispositions occurring during taxable years beginning on or after January 1, 2011. A U.S. holder’s ability to deduct capital losses is subject to limitations under the Code.

Conversion of Debentures

A U.S. holder generally will not recognize gain or loss upon the conversion of a debenture into shares of our common stock. The initial tax basis of the shares of our common stock received upon conversion of a debenture

(other than common stock attributable to accrued but unpaid interest, the initial tax basis of which would equal the amount of accrued but unpaid interest with respect to which the common stock was received) would equal the adjusted tax basis of the debenture that was converted (excluding the portion of the tax basis that is allocable to any fractional shares of our common stock). A U.S. holder’s holding period for shares of our common stock would include the period during which the U.S. holder held the debenture.

Cash received in lieu of a fractional share of our common stock will generally be treated as a payment in a taxable exchange for such fractional share of our common stock, and capital gain or loss will be recognized on the receipt of cash in an amount equal to the difference between the amount of cash received and the amount of adjusted tax basis allocable to the fractional share of our common stock.

Constructive Distributions

The conversion rate of the debentures will be adjusted in certain circumstances. See the discussion under the heading “Description of the Debentures — Conversion of Debentures — Conversion Rate Adjustments.” Adjustments (or failures to make adjustments) that have the effect of increasing a U.S. holder’s proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to a U.S. holder for U.S. federal income tax purposes. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the debentures, however, generally will not be considered to result in a deemed distribution to a U.S. holder. Certain of the possible conversion rate adjustments provided in the debentures (including, without limitation, adjustments in respect of taxable dividends to holders of our common stock) will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, a U.S. holder will be deemed to have received a distribution even though the U.S. holder has not received any cash or property as a result of such adjustments. Any deemed distributions will be taxable as dividend income to the extent of our current and accumulated earnings and profits under the Code, which dividends will increase a U.S. holder’s adjusted tax basis in the debentures. It is not clear under existing law whether a constructive dividend deemed paid to certain U.S. holders would be eligible for the preferential rates of U.S. federal income tax applicable in respect of certain dividends received. It is also unclear under existing law whether corporate U.S. holders would be entitled to claim the dividends-received deduction with respect to any such constructive dividends.

Although the matter is not free from doubt, absent further guidance to the contrary, we intend to take the position that an adjustment to the conversion rate as the result of a make whole fundamental change or as the result of the applicable stock price exceeding the base conversion price should not be treated as a constructive distribution for U.S. federal income tax purposes. See “Description of the Debentures — Conversion of Debentures” and “— Make Whole Amount Upon the Occurrence of a Fundamental Change.” No assurances can be given, however, that the IRS would not challenge, or that a court would sustain, our position. For example, the IRS may treat an adjustment to the conversion rate as the result of a make whole fundamental change or as the result of the applicable stock price exceeding the base conversion price as a constructive distribution in accordance with the foregoing paragraph. U.S. holders should consult their independent tax advisors regarding the proper U.S. federal income tax treatment of such adjustments.

Possible Effect of Changes to the Debentures

In certain situations, we may provide for the conversion of the debentures into shares of an acquirer (as described above under “Description of the Debentures — Conversion of Debentures — Business Combinations”). In addition, subject to certain exceptions, the terms of the debentures may be modified or amended (as described above under “Description of the Debentures — Modification and Waiver”). Depending on the circumstances, such changes to the debentures could result in a deemed taxable exchange to a U.S. holder and the modified debenture could be treated as newly issued at that time, potentially resulting in the recognition of taxable gain or loss.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to payments of interest on the debentures, payments on the debentures or common stock received upon conversion of the debentures, including any deemed payment upon the issuance of common stock pursuant to a conversion of the debentures, and to the proceeds of a sale or other taxable disposition of a debenture paid to a U.S. holder unless the U.S. holder is an exempt recipient (such as a corporation) and properly establishes its exemption. Backup withholding generally will apply to those payments if the U.S. holder fails to provide its correct taxpayer identification number, or certification of exempt status, or if the U.S. holder is notified by the IRS that it has failed to report in full payments of interest and dividend income. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Consequences to Non-U.S. Holders

Payments of Interest

A non-U.S. holder generally will not be subject to 30% U.S. federal withholding tax in respect of interest paid on a debenture provided that:

•	the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of section 871(h)(3) of the Code;

•	the non-U.S. holder is not a controlled foreign corporation that is related to us within the meaning of section 864(d)(4) of the Code;

•	the non-U.S. holder is not a bank whose receipt of interest on a debenture is described in section 881(c)(3)(A) of the Code; and

•	(a) the certification rules of section 871(h) or section 882(c) of the Code are satisfied with respect to the non-U.S. holder (which, generally, require a certification under penalty of perjury (typically on IRS Form W-8BEN or other applicable form) to the effect that the beneficial owner of the debenture is not a U.S. person, within the meaning of the Code) or (b) the non-U.S. holder holds the debentures through certain foreign intermediaries or certain foreign partnerships, and the non-U.S. holder and the foreign intermediary or foreign partnership satisfies the certification requirements of applicable Treasury regulations.

If a non-U.S. holder cannot satisfy the requirements described above, payments of interest generally will be subject to the 30% U.S. federal withholding tax, unless the non-U.S. holder provides us with a properly executed (1) IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding in reliance on an applicable income tax treaty or (2) IRS Form W-8ECI (or other applicable form) stating that interest paid on the debentures is not subject to U.S. federal withholding tax because the interest is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States. If a non-U.S. holder is engaged in a trade or business in the United States and interest on the debentures is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment), then the non-U.S. holder generally will be subject to U.S. federal income tax on the interest on a net income basis at graduated rates in the same manner as a U.S. holder. In addition, if the non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.

Sale, Exchange, Redemption or Other Taxable Disposition of the Debentures

Gain realized by a non-U.S. holder on the sale, exchange, redemption or other taxable disposition of a debenture generally will not be subject to U.S. federal income tax unless:

•	that gain is effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “U.S. real property holding corporation” (a “USRPHC”) for U.S. federal income tax purposes during the shorter of the non-U.S. holder’s holding period or the 5-year period ending on the date of disposition of the debentures or common stock, as the case may be; provided that as long as our common stock is regularly traded on an established securities market, generally only non-U.S. holders who have held (or are deemed to have held) more than 5% of such class of stock at any time during such five-year or shorter period would be subject to taxation under this rule.

We believe that we currently are not, and will not become, a USRPHC.

If a non-U.S. holder is described in the first bullet point above, the non-U.S. holder will be subject to U.S. federal income tax on the net gain derived from the sale, exchange, redemption or other taxable disposition of a debenture at graduated rates in generally the same manner as if such non-U.S. holder were a U.S. holder. If a non-U.S. holder is a foreign corporation that falls under the first bullet point above, it may also be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits (or at such lower rate as may be specified by an applicable income tax treaty). If a non-U.S. holder is an individual described in the second bullet point above, such non-U.S. holder generally will be subject to a flat 30% tax on any gain recognized on the sale, exchange, redemption or other taxable disposition of a debenture or common stock, which gain may be offset by U.S. source capital losses, even though such holder is not considered a resident of the United States. Any common stock which a non-U.S. holder receives on the conversion of a debenture which is attributable to accrued interest will be subject to U.S. federal income tax in accordance with the rules for taxation of interest described above under “— Payments of Interest.”

Constructive Distributions

In certain circumstances, adjustments to the conversion rate of the debentures (or the failure to make such adjustments) may result in constructive distributions to holders of the debentures for U.S. federal income tax purposes (see “— Constructive Distributions” above). A non-U.S. Holder generally would be subject to U.S. federal withholding tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) in respect of such a constructive distribution that is treated as paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. A constructive distribution deemed received by a non-U.S. holder would not give rise to any cash from which any applicable U.S. federal withholding tax could be satisfied. Accordingly, if we pay withholding taxes on behalf of a non-U.S. holder, we may, at our option and pursuant to certain provisions of the indentures, set-off any such payment against payments of cash and common stock payable on the debentures.

Information Reporting and Backup Withholding

Generally, we must report annually to the IRS and to non-U.S. holders the amount of interest paid to non-U.S. holders and the amount of U.S. federal withholding tax, if any, deducted from payments of interest on the debentures. Copies of the information returns reporting such interest and withholding may also be made available to the tax authorities in the country in which a non-U.S. holder resides under the provisions of an applicable income tax treaty.

In general, a non-U.S. holder will not be subject to backup withholding with respect to payments of interest that we make, provided the certification described above in the last bullet point under “Consequences to Non-U.S. Holders — Payments of Interest” has been received (and we do not have actual knowledge or reason to know that the holder is a U.S. person that is not an exempt recipient, as such terms are defined under the Code). In addition, a non-U.S. holder will be subject to information reporting and, depending on the circumstances, backup withholding with respect to the payment of the proceeds on the disposition of a debenture within the United States or conducted through certain U.S.-related financial intermediaries, unless the certification described above has been received (and we do not have actual knowledge or reason to know that a holder is a U.S. person that is not an exempt recipient) or the non-U.S. holder otherwise establishes an exemption. Any amount withheld under the backup withholding rules generally will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

UNDERWRITING

Under the terms and subject to the conditions in an underwriting agreement dated June 3, 2009, the underwriters named below, for whom Morgan Stanley & Co. Incorporated is acting as representative, have severally agreed to purchase, and we have agreed to sell to them, severally, the principal amount of debentures of each series indicated below:

	Principal Amount of	Principal Amount of
Name	Series A Debentures	Series B Debentures

Morgan Stanley & Co. Incorporated	$70,000,000	$52,500,000
Goldman, Sachs & Co.	15,000,000	11,250,000
J.P. Morgan Securities Inc.	15,000,000	11,250,000
Total:	$100,000,000	$75,000,000

The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the debentures offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the debentures of a given series offered by this prospectus supplement if any debentures of that series are taken. However, the underwriters are not required to take or pay for any debentures covered by the underwriters’ over-allotment option described below.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an additional $15,000,000 principal amount of the series A debentures and up to an additional $11,250,000 of the series B debentures. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the debentures offered by this prospectus supplement. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional debentures as the number listed next to the underwriter’s name in the preceding table bears to the total number of debentures listed next to the names of all underwriters in the preceding table.

The underwriters have agreed to purchase the series A debentures from us at a price of 97.75% of the principal amount of the series A debenture, which will result in net proceeds to us, after deducting underwriting discounts and commissions and estimated expenses related to this offering, of approximately $97.3 million assuming no exercise of the over-allotment option granted to the underwriters, and $111.9 million assuming full exercise of the over-allotment option for the series A debentures. The underwriters have also agreed to purchase the series B debentures from us at a price of 97.75% of the principal amount of the series B debenture, which will result in net proceeds to us, after deducting estimated expenses relating to this offering of approximately $72.8 million assuming no exercise of the over-allotment option granted to the underwriters for the series B debentures, and $83.8 million assuming full exercise of the over allotment option.

The estimated expenses of this offering and the concurrent offering of our common stock that are payable by us, exclusive of the underwriting discounts and commissions, are approximately $2 million.

Our common shares are listed on the Nasdaq Global Select Market under the trading symbol “JBLU.”

We and our directors and executive officers and Lufthansa have agreed with the underwriters that, subject to certain exceptions, without the prior written consent of Morgan Stanley & Co. Incorporated, on behalf of the underwriters, we and they will not, for the period ending 90 days after the closing date of this offering:

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock;

•	make any demand for or exercise any right with respect to, the registration of, or in our case file any registration statement with the SEC relating to the offering of, any shares of common stock or any securities convertible into or exercisable or exchangeable for our common stock; or

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such transaction is to be settled by delivery of common stock or such other securities, in cash or otherwise.

These restrictions will not apply to certain permitted transactions, including (a) the sale of the debentures in this offering and shares of common stock in the concurrent offering; (b) the issuance by us of shares of common stock upon the exercise of any option or warrant, the conversion of securities outstanding on the date hereof or upon conversion of the debentures; (c) the issuance by us of any shares or options or other rights to our employees on or after the date hereof pursuant to certain equity incentive plans or our defined contribution plan, and the issuance by us of shares upon the exercise of any such options or the vesting of any such other rights; (d) any securities issued or issuable in connection with our stockholders rights plan; (e) with respect to our directors and officers, the sale of shares pursuant to any securities trading program designed to comply with Rule 10b5-1 under the Exchange Act, as such program is in effect on the date of this prospectus supplement; and (f) sales of shares of common stock by pledgees of the shares under pledge agreements entered into prior to the date of this prospectus supplement to secure margin loans in certain circumstances. As of the date hereof, our chief executive officer (Mr. Barger) had pledged approximately 88,000 shares that could be sold pursuant to the pledge agreements.

In order to facilitate the offering of the debentures or the concurrent offering of shares of common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the debentures or the shares. Specifically, the underwriters may sell more debentures than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares of common stock or the debentures available for purchase by the underwriters under the over-allotment option. The underwriters can close out a covered short sale by exercising the over-allotment option or purchasing debentures in the open market. In determining the source of the debentures to close out a covered short sale, the underwriters will consider, among other things, the open market price of the debentures compared to the price available under the over-allotment option. The underwriters may also sell debentures in excess of the over-allotment option, creating a naked short position. The underwriters must close out any naked short position by purchasing debentures in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the debentures in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, debentures or shares of common stock in the open market to stabilize the price of the debentures. These activities may raise or maintain the market price of the debentures or the shares of common stock above independent market levels or prevent or retard a decline in the market price of the debentures or the shares of common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the underwriter may be required to make in respect of those liabilities.

A prospectus supplement in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representative may agree to allocate an amount of the debentures to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to underwriters that may make Internet distributions on the same basis as other allocations.

Morgan Stanley & Co. Incorporated (1585 Broadway, New York, New York), Goldman, Sachs & Co. (85 Broad Street, New York, New York), J.P. Morgan Securities Inc. (383 Madison Avenue, New York, New York) and their respective affiliates from time to time perform investment banking and other financial services for us and our affiliates for which they receive customary advisory or transaction fees, as applicable, plus out-of-pocket expenses. An affiliate of Morgan Stanley & Co. Incorporated is a party to a share lending agreement with us, entered into in connection with the offering of both series of our 5.50% convertible debentures due 2038 (the “2038 debentures”), pursuant to which it borrowed shares of our common stock. Morgan Stanley & Co. Incorporated, or its affiliates, have used the short position created by the share loan and short sales of the borrowed shares to facilitate transactions by which investors in our 2038 debentures have hedged their respective investments through short sales or privately negotiated derivatives transactions. In connection with any unwind or re-establishment of such short sales or derivatives transactions, Morgan Stanley & Co. Incorporated or its affiliates may purchase or sell shares of our common stock or enter into derivatives transactions with a similar economic effect. The affiliate of Morgan Stanley & Co. Incorporated that is party to the share lending agreement may return shares to us at any time in its discretion. In addition, share loans may terminate under certain other circumstances specified in that agreement, including in connection with conversions of our outstanding 2038 debentures.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the debentures offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The debentures offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such debentures be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any debentures offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

Concurrently with this offering, we are offering 23,000,000 shares of our common stock in a transaction registered under the Securities Act by means of a separate prospectus supplement and accompanying prospectus. Morgan Stanley & Co. Incorporated is also acting as underwriter of the concurrent offering, and we have granted it, in that capacity, an option to purchase up to 3,450,000 additional shares of common stock (less any shares purchased by Lufthansa pursuant to its option described herein) solely to cover over-allotments, if any. Neither this offering nor the concurrent offering is conditioned upon the consummation of the other.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, with effect from and including the date on which the Prospectus Directive is implemented in that Member State an offer of debentures may not be made to the public in that Member State, other than:

(a) at any time to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b) at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) at any time in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of the above, the expression an “offer of common shares to the public” in relation to any common shares in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the common shares to be offered so as to enable an investor to decide to purchase or subscribe the debentures, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/7 1/EC and includes any relevant implementing measure in that Member State.

United Kingdom

This prospectus supplement is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The debentures are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such debentures will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

The validity of the securities offered by this prospectus supplement will be passed on for us by Shearman & Sterling LLP, New York, New York and for the underwriters by Cleary Gottlieb Steen & Hamilton LLP, New York, New York.

EXPERTS

The consolidated financial statements of JetBlue Airways Corporation appearing in JetBlue Airways Corporation’s Current Report (Form 8-K) filed on June 1, 2009 and the related financial statement schedule appearing in JetBlue Airways Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2008 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annually, quarterly and current reports, proxy statement and other information with the SEC under the Exchange Act. You may read and copy any documents we file at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings also are available from the SEC’s Internet site at http://www.sec.gov, which contains reports, proxy and information statements, and other information regarding issuers that file electronically.

JetBlue has filed a registration statement (together with all amendments to the registration statement, collectively, the “Registration Statement”) with the SEC under the Securities Act, with respect to the securities offered under this prospectus. This prospectus does not contain all of the information included in the Registration Statement and the exhibits and schedules thereto. For further information with respect to JetBlue and our securities, we refer you to the Registration Statement and the exhibits thereto. Statements in this prospectus concerning the provisions of documents are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC.

The SEC allows us to “incorporate by reference” into this prospectus supplement the information we file with them, which means that we can disclose important information to you by referring you to those documents. Any statement contained or incorporated by reference in this prospectus supplement shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein, or in any subsequently filed document which also is incorporated by reference herein, modifies or superseded such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. We incorporate by reference the documents listed below (other than information that we have furnished on Form 8-K, which information is expressly not incorporated by reference herein):

•	Our Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2008, filed on February 13, 2009.

•	Our Quarterly Report on Form 10-Q for the three-month period ended March 31, 2009, filed on April 29, 2009.

•	Our Current Reports on Form 8-K, filed on February 17, 2009, April 21, 2009, May 20, 2009 and June 1, 2009.

All documents we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and before all of the debentures offered pursuant to this prospectus supplement are sold are incorporated by reference in this prospect supplement from the date of filing of the documents, except for information furnished under Item 2.02 and item 7.01 of Form 8-K, which is not deemed filed and not incorporated by reference herein. Information that we filed with the SEC will automatically update and may replace information in this prospectus supplement and information previously filed with the SEC.

You may obtain any of these incorporated documents from us without charge, excluding any exhibits to these documents unless the exhibit is specifically incorporated by reference in such document, by requesting them from us in writing or by telephone at the following address:

JetBlue Airways Corporation
118-29 Queens Boulevard
Forest Hills, New York 11375
Attention: Legal Department
(718) 286-7900

Documents may also be available on our website at http://investor.jetblue.com. Information contained on our website is not a prospectus and does not constitute part of this prospectus supplement.

PROSPECTUS

Common Stock
Preferred Stock
Debt Securities
Depositary Shares
Warrants
Stock Purchase Contracts
Stock Purchase Units
Subscription Rights

JetBlue Airways Corporation may offer and sell the securities listed above from time to time, together or separately, in one or more classes or series, in amounts, at prices and on terms that we will determine at the time of offering. We will provide the specific terms of any securities we actually offer for sale in supplements to this prospectus.

You should read this prospectus and the accompanying prospectus supplement carefully before you purchase any of our securities. THIS PROSPECTUS MAY NOT BE USED TO SELL SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

We may offer and sell the securities directly to you, through agents we select, or through underwriters or dealers we select. If we use agents, underwriters or dealers to sell the securities, we will name them and describe their compensation in a prospectus supplement. The net proceeds we expect to receive from such sales will be set forth in the prospectus supplement.

Our common stock is traded on the Nasdaq National Market under the symbol “JBLU.”

Investing in our securities involves risks. See “Risk Factors” beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of the prospectus is June 30, 2006.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or SEC, using the “shelf” registration process. Under the shelf registration process, using this prospectus, together with a prospectus supplement, we may sell from time to time any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update or change information contained in this prospectus and, accordingly, to the extent inconsistent, the information in this prospectus is superseded by the information in the prospectus supplement. You should read this prospectus, the applicable prospectus supplement and the additional information incorporated by reference in this prospectus described below under “Where You Can Find More Information” before making an investment in our securities.

The prospectus supplement will describe: the terms of the securities offered, any initial public offering price, the price paid to us for the securities, the net proceeds to us, the manner of distribution and any underwriting compensation, and the other specific material terms related to the offering of these securities. The prospectus supplement may also contain information, where applicable, about material United States federal income tax considerations relating to the securities. For more detail on the terms of the securities, you should read the exhibits filed with or incorporated by reference in our registration statement of which this prospectus forms a part.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of the documents referred to herein have been filed, or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

Because we are a well-known seasoned issuer, as defined in Rule 405 of the Securities Act of 1933, as amended, or the Securities Act, we may add to and offer additional securities, including secondary securities, by filing a prospectus supplement with the SEC at the time of the offer.

You should rely only on the information contained in or incorporated by reference in this prospectus or a prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer to sell these securities in any jurisdiction where the offer or sale of these securities is not permitted. You should not assume that information contained in this prospectus, in any supplement to this prospectus, or in any document incorporated by reference in this prospectus is accurate as of any date other than the date on the front page of the document that contains the information, regardless of when this prospectus is delivered or when any sale of our securities occurs. Our business, financial condition and results of operations may have changed since then.

In this prospectus, we use the terms “JetBlue,” “we,” “us” and “our” to refer to JetBlue Airways Corporation and our consolidated subsidiaries.

JETBLUE and JETBLUE AIRWAYS are registered service marks of JetBlue Airways Corporation in the United States and other countries. This prospectus also contains trademarks and tradenames of other companies.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended, or the Exchange Act. You may read and copy any document we file at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings also are available from the SEC’s Internet site at http://www.sec.gov, which contains reports, proxy and information statements, and other information regarding issuers, like us, who file reports electronically with the SEC.

The SEC allows us to “incorporate by reference” into this prospectus the information we file with them, which means that we can disclose important information to you by referring you to those documents. Any statement contained or incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any subsequently filed document which also is incorporated by reference herein, modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed on February 14, 2006, as amended by Amendment No. 1 on Form 10-K/A filed on May 19, 2006.

•	portions of our Proxy Statement on Schedule 14A filed on April 21, 2006 that are incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

•	our Current Report on Form 8-K, filed on March 24, 2006.

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, filed on April 25, 2006.

•	our Current Report on Form 8-K, filed on April 25, 2006.

•	our Current Report on Form 8-K, filed on May 9, 2006.

•	our Current Report on Form 8-K, filed on May 12, 2006.

•	the description of our common stock set forth in our registration statement on Form 8-A filed on April 10, 2002 pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating this information.

All documents we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before all of the securities offered by this prospectus are sold are incorporated by reference in this prospectus from the date of filing of the documents, except for information furnished under Item 2.02 and Item 7.01 of Form 8-K, which is not deemed filed and not incorporated by reference herein. Information that we file with the SEC will automatically update and may replace information in this prospectus and information previously filed with the SEC.

You may obtain any of these incorporated documents from us without charge, excluding any exhibits to these documents unless the exhibit is specifically incorporated by reference in such document, by requesting them from us in writing or by telephone at the following address:

JetBlue Airways Corporation
118-29 Queens Boulevard
Forest Hills, New York 11375
Attention: Legal Department
(718) 286-7900

Documents may also be available on our website at http://investor.jetblue.com. Information contained on our website is not a prospectus and does not constitute part of this prospectus.

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

Statements in this prospectus and in documents incorporated by reference in this prospectus contain various forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, which represent our management’s beliefs and assumptions concerning future events. When used in this prospectus and in documents incorporated by reference, forward-looking statements include, without limitation, statements regarding financial forecasts or projections, and our expectations, beliefs, intentions or future strategies that are signified by the words “expects”, “anticipates”, “intends”, “believes”, “plans” or similar language. These forward-looking statements are subject to risks, uncertainties and assumptions that could cause our actual results and the timing of certain events to differ materially from those expressed in the forward-looking statements. It is routine for our internal projections and expectations to change as the year or each quarter in the year progresses, and therefore it should be clearly understood that the internal projections, beliefs and assumptions upon which we base our expectations may change prior to the end of each quarter or year. Although these expectations may change, we may not inform you if they do. Our policy is generally to provide our expectations only once per quarter, and not to update that information until the next quarter.

You should understand that many important factors, in addition to those discussed or incorporated by reference in this prospectus, could cause our results to differ materially from those expressed in the forward-looking statements. Potential factors that could affect our results include those described in this prospectus under “Risk Factors.” In light of these risks and uncertainties, the forward-looking events discussed or incorporated by reference in this prospectus might not occur.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described below, as well as the other information included or incorporated by reference in this prospectus, before making an investment decision. Additional risks, including those that relate to any particular securities that we will offer, as well as updates or changes to the risks described below, will be included in the applicable prospectus supplement. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The market or trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment. In addition, please read “Special Note About Forward-Looking Statements” in this prospectus, where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus. Please note that additional risks not presently known to us or that we currently deem immaterial may also impair our business and operations.

Risks Related to JetBlue

We operate in an extremely competitive industry.

The domestic airline industry is characterized by low profit margins, high fixed costs and significant price competition. We currently compete with other airlines on all of our routes and, in the future, may face greater competition on our existing as well as our new routes. Many of our competitors are larger and have greater financial resources and name recognition than we do. Following our entry into new markets or expansion of existing markets, some of our competitors have chosen to add service or engage in extensive price competition. Unanticipated shortfalls in expected revenues as a result of price competition or in the number of passengers carried would negatively impact our financial results and harm our business. As we continue to grow, the extremely competitive nature of the airline industry could prevent us from attaining the level of passenger traffic or maintaining the level of fares required to maintain profitable operations in new and existing markets and could impede our growth strategy, which would harm our business.

Continued high fuel costs or a fuel supply shortage would harm our business.

Fuel costs, which have been at unprecedented high levels, comprise a substantial portion of our total operating expenses and, in 2005, became our single largest operating expense. Our average fuel price increased 52.0% in 2005 and has continued to increase in 2006, which has adversely affected our operating results. Historically, fuel costs have been subject to wide price fluctuations based on geopolitical issues and supply and demand. The availability of fuel is dependent on oil refining capacity. When even a small amount of the domestic or global oil refining capacity becomes unavailable, as was experienced during the 2005 hurricane season, supply shortages can result for extended periods of time. Availability is also affected by demand for home heating oil, gasoline and other petroleum products. Because of the effect of these factors on the price and availability of fuel, the cost and future availability of fuel cannot be predicted with any degree of certainty.

Our aircraft fuel purchase agreements do not protect us against price increases or guarantee the availability of fuel. Additionally, some of our competitors may have more leverage than we do in obtaining fuel. To partially protect against significant increases in fuel prices, we utilize a fuel hedging program under which we enter into crude oil and heating oil option contracts and swap agreements; however, our fuel hedging program does not completely protect us against price increases and is limited in fuel volume and duration.

Due to the competitive nature of the domestic airline industry, we have not been able to increase our fares substantially when fuel prices have risen and we may not be able to do so in the future. Continued high fuel costs or further price increases or fuel supply shortages may result in a curtailment of scheduled services and would harm our financial condition and results of operations.

If we fail to successfully implement our growth strategy, our business could be harmed.

Our growth strategy involves increasing the frequency of flights to markets we currently serve, expanding the number of markets served and increasing flight connection opportunities. Achieving our growth strategy is critical in order for our business to achieve economies of scale and to sustain or increase our profitability. Increasing the number of markets we serve depends on our ability to access suitable airports located in our targeted geographic markets in a manner that is consistent with our cost strategy. We will also need to obtain additional gates at some of our existing destinations. Any condition that would deny, limit or delay our access to airports we seek to serve in the future will constrain our ability to grow. Opening new markets requires us to commit a substantial amount of resources, even before the new services commence. Expansion is also dependent upon our ability to maintain a safe and secure operation and will require additional personnel, equipment and facilities.

An inability to hire and retain personnel, timely secure the required equipment and facilities in a cost-effective manner, efficiently operate our expanded facilities, or obtain the necessary regulatory approvals may adversely affect our ability to achieve our growth strategy. In addition, our competitors have often chosen to add service, reduce their fares and/or offer special promotions following our entry into a new market. We cannot assure you that we will be able to successfully expand our existing markets or establish new markets in this increased competitive environment, and if we fail to do so our business could be harmed.

Expansion of our markets and services may also strain our existing management resources and operational, financial and management information systems to the point that they may no longer be adequate to support our operations, requiring us to make significant expenditures in these areas. We expect that we will need to develop further financial, operational and management reporting systems and procedures to accommodate future growth. While we believe our current systems and procedures are adequate, we cannot assure you that we will be able to develop such additional systems or procedures to accommodate our future expansion on a timely basis, and the failure to do so could harm our business.

We have a significant amount of fixed obligations and we will incur significantly more fixed obligations, which could harm our ability to meet our growth strategy and impair our ability to service our fixed obligations, including any debt securities issued pursuant to this prospectus.

As of March 31, 2006, our debt of $2.38 billion accounted for 73% of our total capitalization. Most of our long-term and short-term debt has floating interest rates. In addition to long-term debt, we have a significant amount of other fixed obligations under leases related to our aircraft, airport terminal space, other airport facilities and office space. As of March 31, 2006, future minimum payments under noncancelable leases and other financing obligations were approximately $734 million for 2006 through 2010 and an aggregate of $1.1 billion for the years thereafter. We have commenced construction of a new terminal at JFK under a 30-year lease with the Port Authority of New York and New Jersey, or PANYNJ. The minimum payments under this lease will be accounted for as a financing obligation and have been included above.

As of March 31, 2006, we had commitments of approximately $6.28 billion to purchase 185 additional aircraft and other flight equipment over the next seven years, including estimated amounts for contractual price escalations. We will incur additional debt and other fixed obligations as we take delivery of new aircraft and other equipment and continue to expand into new markets. We typically finance our aircraft through either secured debt or lease financing. Although we believe that debt and/or lease financing should be available for our aircraft deliveries, we cannot assure you that we will be able to secure such financing on terms acceptable to us or at all.

Our high level of debt and other fixed obligations could:

•	impact our ability to obtain additional financing to support capital expansion plans and for working capital and other purposes on acceptable terms or at all;

•	divert substantial cash flow from our operations and expansion plans in order to service our fixed obligations;

•	require us to incur significantly more interest or rent expense than we currently do, since most of our debt has floating interest rates and five of our aircraft leases have variable-rate rent; and

•	place us at a possible competitive disadvantage compared to less leveraged competitors and competitors that have better access to capital resources.

Our ability to make scheduled payments on our debt and other fixed obligations, including any debt securities issued pursuant to this prospectus, will depend on our future operating performance and cash flow, which in turn will depend on prevailing economic and political conditions and financial, competitive, regulatory, business and other factors, many of which are beyond our control. We have no lines of credit, other than two short-term borrowing facilities for certain aircraft predelivery deposits. We are dependent upon our operating cash flows to fund our operations and to make scheduled payments on debt and other fixed obligations. We cannot assure you that we will be able to generate sufficient cash flow from our operations to pay our debt and other fixed obligations as they become due, and if we fail to do so our business could be harmed. If we are unable to make payments on our debt and other fixed obligations, including any debt securities issued pursuant to this prospectus, we could be forced to renegotiate those obligations or obtain additional equity or debt financing. To the extent we finance our activities with additional debt, we may become subject to financial and other covenants that may restrict our ability to pursue our growth strategy. We cannot assure you that our renegotiation efforts would be successful or timely or that we could refinance our obligations on acceptable terms, if at all.

If we are unable to attract and retain qualified personnel at reasonable costs or fail to maintain our company culture, our business could be harmed.

Our business is labor intensive, with labor costs representing approximately one-third of our operating expenses. We expect salaries, wages and benefits to increase on a gross basis and these costs could increase as a percentage of our overall costs. Since we compete against the major U.S. airlines for pilots, mechanics and other skilled labor and some of them offer wage and benefit packages that exceed ours, we may be required to increase wages and/or benefits in order to attract and retain qualified personnel or risk considerable employee turnover. If we are unable to hire, train and retain qualified employees at a reasonable cost, our business could be harmed and we may be unable to complete our expansion plans.

In addition, as we hire more people and grow, we believe it may be increasingly challenging to continue to hire people who will maintain our company culture. One of our principal competitive strengths is our service-oriented company culture that emphasizes friendly, helpful, team-oriented and customer-focused employees. Our company culture is important to providing high quality customer service and having a productive workforce that helps keep our costs low. As we grow, we may be unable to identify, hire or retain enough people who meet the above criteria, including those in management or other key positions. Our company culture could otherwise be adversely affected by our growing operations and geographic diversity. If we fail to maintain the strength of our company culture, our competitive ability and our business may be harmed.

If we fail to successfully take delivery of, operate reliably and integrate into our operations the new EMBRAER 190 aircraft we agreed to purchase, our business could be harmed.

Acquisition of an all-new type of aircraft, such as the EMBRAER 190, involves a variety of risks relating to its ability to be successfully placed into service, including delays in meeting the agreed upon delivery schedule and the inability of the aircraft and all of its components to comply with agreed upon specifications and performance standards. In addition, we also face risks in integrating a second type of aircraft into our existing infrastructure and operations, including, among other things, the additional costs, resources and time needed to hire and train new pilots, technicians and other skilled support personnel. If we fail to successfully take delivery of, operate reliably and integrate into our operations the new EMBRAER 190 aircraft, our business could be harmed.

We rely on maintaining a high daily aircraft utilization rate to keep our costs low, which makes us especially vulnerable to delays.

One of our key competitive strengths is to maintain a high daily aircraft utilization rate, which is the amount of time that our aircraft spend in the air carrying passengers. High daily aircraft utilization allows us to generate more revenue from our aircraft and is achieved in part by reducing turnaround times at airports so we can fly more hours on average in a day. The expansion of our business to include a new fleet type, new destinations, more frequent flights on current routes and expanded facilities could increase the risk of delays. Aircraft utilization is reduced by delays and cancellations from various factors, many of which are beyond our control, including adverse weather conditions, security requirements, air traffic congestion and unscheduled maintenance. Our operations are concentrated in the Northeast and Florida, areas which have been vulnerable to delays in the past due to weather and congestion. Reduced aircraft utilization may limit our ability to achieve and maintain profitability as well as lead to customer dissatisfaction.

Our business is highly dependent on the New York metropolitan market and increases in competition or a reduction in demand for air travel in this market would harm our business.

We maintain a large presence in the New York metropolitan market, with approximately 73% of our daily flights having JFK, LaGuardia or Newark as either their destination or origin. Our business would be harmed by any circumstances causing a reduction in demand for air transportation in the New York metropolitan area, such as adverse changes in local economic conditions, negative public perception of the city, additional terrorist attacks or significant price increases linked to increases in airport access costs and fees imposed on passengers. Our business could also be harmed by an increase in the amount of direct competition we face at JFK, LaGuardia or Newark, or by an increase in congestion or delays. As a result, we remain highly dependent on the New York metropolitan market.

We rely heavily on automated systems to operate our business and any failure of these systems could harm our business.

We are increasingly dependent on automated systems and technology to operate our business, enhance customer service and achieve low operating costs, including our computerized airline reservation system, flight operations system, telecommunications systems, website, maintenance systems, check-in kiosks and in-flight entertainment systems. Since we only issue electronic tickets, our website and reservation system must be able to accommodate a high volume of traffic and deliver important flight information. During 2006, we plan to replace or upgrade several of these critical systems.

The performance and reliability of our automated systems is critical to our ability to operate our business and compete effectively. These systems cannot be completely protected against events that are beyond our control, including natural disasters, computer viruses or telecommunications failures. Substantial or sustained system failures could impact customer service and result in our customers purchasing tickets from another airline. We have implemented security measures and change control procedures and have disaster recovery plans; however, we cannot assure you that these measures are adequate to prevent disruptions, which, if they were to occur, could result in the loss of important data, increase our expenses, decrease our revenues and generally harm our business.

Our maintenance costs will increase as our fleet ages.

Because the average age of our aircraft is approximately 2.6 years, our aircraft require less maintenance now than they will in the future. We have incurred lower maintenance expenses because most of the parts on our aircraft are under multi-year warranties. Our maintenance costs will increase significantly, both on an absolute basis and as a percentage of our operating expenses, as our fleet ages and these warranties expire.

We may be subject to unionization, work stoppages, slowdowns or increased labor costs.

Unlike most airlines, we have a non-union workforce. If our employees unionize, it could result in demands that may increase our operating expenses and adversely affect our profitability. Each of our different employee groups could unionize at any time and require separate collective bargaining agreements. If any group of our employees were to unionize and we were unable to reach agreement on the terms of their collective bargaining agreement or we were to experience widespread employee dissatisfaction, we could be subject to work slowdowns or stoppages. In addition, we may be subject to disruptions by organized labor groups protesting our non-union status. Any of these events would be disruptive to our operations and could harm our business.

Our results of operations will fluctuate.

We expect our quarterly operating results to fluctuate due to price changes in aircraft fuel as well as the timing and amount of maintenance and advertising expenditures. Seasonality also impacts our operations, with high vacation and leisure demand occurring on the Florida routes between October and April and on our western routes during the summer. Actions of our competitors may also contribute to fluctuations in our results. We are more susceptible to adverse weather conditions, including snow storms and hurricanes, as a result of our operations being concentrated on the East Coast, than are some of our competitors. As we enter new markets, we could be subject to additional seasonal variations along with any competitive responses to our entry by other airlines. As a result of these factors, quarter-to-quarter comparisons of our operating results may not be a good indicator of our future performance. In addition, it is possible that in any future quarter our operating results could be below the expectations of investors and any published reports or analyses regarding JetBlue. In that event, the price of our common stock could decline, perhaps substantially.

We are subject to the risks of having a limited number of suppliers for our aircraft, our engines and a key component of our in-flight entertainment system.

Our current dependence on two types of aircraft and engines for all of our flights makes us particularly vulnerable to any problems associated with the Airbus A320 aircraft or the IAE International Aero Engines V2527-A5 engine, and the EMBRAER 190 aircraft or the General Electric Engines CF-34-10 engine, including design defects, mechanical problems, contractual performance by the manufacturers, or adverse perception by the public that would result in customer avoidance or in actions by the Federal Aviation Administration, or FAA, resulting in an inability to operate our aircraft. Carriers that operate a more diversified fleet are better positioned than we are to manage such events.

One of the unique features of our fleet is that every seat in each of our aircraft is equipped with free LiveTV. An integral component of the system is the antenna, which is supplied to us by EMS Technologies, Inc. If EMS were to stop supplying us with its antennas for any reason, we would have to incur significant costs to procure an alternate supplier.

Our business could be harmed if we lose the services of our key personnel.

Our business depends upon the efforts of our Chief Executive Officer, David Neeleman, and our President and Chief Operating Officer, David Barger. The loss of the services of either of these individuals could harm our business.

Our reputation and financial results could be harmed in the event of an accident or incident involving our aircraft.

An accident or incident involving one of our aircraft, or an aircraft containing LiveTV equipment, could involve significant potential claims of injured passengers or others in addition to repair or replacement of a damaged aircraft and its consequential temporary or permanent loss from service. We are required by the Department of Transportation, or DOT, to carry liability insurance. Although we believe we currently maintain liability insurance in amounts and of the type generally consistent with industry practice, the amount of such coverage may not be adequate and we may be forced to bear substantial losses from an accident. Substantial claims resulting from an accident in excess of our related insurance coverage would harm our business and financial results. Moreover, any aircraft accident or incident, even if fully insured, could cause a public perception that we are less safe or reliable than other airlines, which would harm our business.

Risks Associated with the Airline Industry

The airline industry has incurred significant losses resulting in airline restructurings and bankruptcies, which could result in changes in our industry.

In 2005, the domestic airline industry reported its fifth consecutive year of losses, which is causing fundamental and permanent changes in the industry. These losses have resulted in airlines renegotiating or attempting to renegotiate labor contracts, reconfiguring flight schedules, furloughing or terminating employees, as well as consideration of other efficiency and cost-cutting measures. Despite these actions, several airlines, including Delta Air Lines and Northwest Airlines in September 2005, have sought reorganization under Chapter 11 of the U.S. Bankruptcy Code permitting them to reduce labor rates, restructure debt, terminate pension plans and generally reduce their cost structure. In the fall of 2005, US Airways, which had been in bankruptcy, and America West completed a merger, which may enable the combined entity to have lower costs and a more rationalized route structure and therefore be better able to compete. It is foreseeable that further airline reorganizations, bankruptcies or consolidations may occur, the effects of which we are unable to predict. We cannot assure you that the occurrence of these events, or potential changes resulting from these events, will not harm our business or the industry.

A future act of terrorism, the threat of such acts or escalation of U.S. military involvement overseas could adversely affect our industry.

Even if not directed at the airline industry, a future act of terrorism, the threat of such acts or escalation of U.S. military involvement overseas could have an adverse effect on the airline industry. In the event of a terrorist attack, the industry would likely experience significantly reduced demand. We cannot assure you that these actions, or consequences resulting from these actions, will not harm our business or the industry.

Changes in government regulations imposing additional requirements and restrictions on our operations or the U.S. government ceasing to provide adequate war risk insurance could increase our operating costs and result in service delays and disruptions.

Airlines are subject to extensive regulatory and legal requirements, both domestically and internationally, that involve significant compliance costs. In the last several years, Congress has passed laws, and the DOT, FAA and the Transportation Security Administration have issued regulations relating to the operation of airlines that have required significant expenditures. We expect to continue to incur expenses in connection with complying with government regulations. Additional laws, regulations, taxes and airport rates and charges have been proposed from time to time that could significantly increase the cost of airline operations or reduce the demand for air travel. If adopted, these measures could have the effect of raising ticket prices, reducing revenue and increasing costs. We cannot assure you that these and other laws or regulations enacted in the future will not harm our business.

The U.S. government currently provides insurance coverage for certain claims resulting from acts of terrorism, war or similar events. Should this coverage no longer be offered, the coverage that would be available to us through commercial aviation insurers may have substantially less desirable terms, result in higher costs and not be adequate to protect our risk, any of which could harm our business.

JETBLUE AIRWAYS CORPORATION

JetBlue Airways Corporation is a major low-cost passenger airline that provides high-quality customer service at low fares primarily on point-to-point routes. We focus on serving markets that previously were underserved and/or large metropolitan areas that have had high average fares. We have a geographically diversified flight schedule that includes both short-haul and long-haul routes. We intend to maintain a disciplined growth strategy by increasing frequency on our existing routes, connecting new city pairs and entering new markets.

We commenced service in February 2000 and established our primary base of operations at New York’s John F. Kennedy International Airport, or JFK. In August 2001, we began service at our West Coast base of operations, Long Beach Municipal Airport, which serves the Los Angeles area. For the year ended December 31, 2005, JetBlue was the 9th largest passenger carrier in the United States based on revenue passenger miles.

We have an experienced management team and a strong company culture with a productive and incentivized workforce that strives to offer high-quality customer service, while at the same time operating efficiently and keeping costs low. Our high daily aircraft utilization and low distribution costs also contribute to our low operating costs. Our widely available low fares are designed to stimulate demand, which we have demonstrated through our ability to increase passenger traffic in the markets we serve. In addition to our low fares, we offer our customers a differentiated product, including new aircraft, leather seats, reliable operating performance, 36 channels of free LiveTV (a satellite TV service with programming provided by DIRECTV®) and movie selections from FOX InFlight at every seat. Beginning in 2006, we plan to add 100 channels of free XM Satellite Radio to our Airbus A320 fleet, a service which is already available on our EMBRAER 190 fleet.

JetBlue was incorporated in Delaware in August 1998. Our principal executive offices are located at 118-29 Queens Boulevard, Forest Hills, New York 11375 and our telephone number is (718) 286-7900. Our website address is http://investor.jetblue.com. Information contained on our website is not a prospectus and does not constitute part of this prospectus.

USE OF PROCEEDS

Except as otherwise described in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities offered hereunder to fund working capital and capital expenditures, including capital expenditures related to the purchase of aircraft and construction of facilities on or near airports. Pending the use of such net proceeds, we intend to invest these funds in investment-grade, short-term interest bearing securities.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated. For purposes of calculating this ratio, earnings consist of income (loss) before income taxes, plus fixed charges, less capitalized interest. Fixed charges include interest expense and the portion of rent expense representative of the interest factor.

Year Ended December 31,					Three Months Ended
2001	2002	2003	2004	2005	March 31, 2006

1.9x	2.7x	3.1x	1.6x	—(1)	—(1)

(1)	Earnings were inadequate to cover fixed charges by $39 million and $52 million for the year ended December 31, 2005 and the quarter ended March 31, 2006, respectively.

Our ratio of earnings to combined fixed charges and preferred stock dividends for each of the periods indicated are the same as the ratios presented above because we have not issued any preferred stock.

DESCRIPTION OF COMMON AND PREFERRED STOCK

The following description of our common stock and preferred stock, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of the common stock and the preferred stock that we may offer from time to time pursuant to this prospectus. While the terms we have summarized below will apply generally to any future common stock or preferred stock that we may offer, we will describe the particular terms of any class or series of these securities in more detail in the applicable prospectus supplement. For the complete terms of our common stock and preferred stock, please refer to our amended and restated certificate of incorporation, amended and restated bylaws, amended and restated registration rights agreement and stockholder rights agreement that are incorporated by reference into the registration statement of which this prospectus is a part or may be incorporated by reference in this prospectus or any prospectus supplement. The terms of these securities may also be affected by the General Corporation Law of the State of Delaware. The summary below and that contained in any prospectus supplement is qualified in its entirety by reference to our amended and restated certificate of incorporation, amended and restated bylaws, amended and restated registration rights agreement and stockholder rights agreement.

Authorized Capitalization

As of the date of this prospectus, our capital structure consists of 500,000,000 authorized shares of common stock, par value $.01 per share, and 25,000,000 shares of undesignated preferred stock, par value $.01 per share. As of May 31, 2006, an aggregate of 175,143,421 shares of our common stock were issued and outstanding, and no shares of preferred stock were issued and outstanding.

Common Stock

The holders of our common stock are entitled to such dividends as our board of directors may declare from time to time from legally available funds subject to the preferential rights of the holders of any shares of our preferred stock that we may issue in the future. The holders of our common stock are entitled to one vote per share on any matter to be voted upon by stockholders, subject to the restrictions described below under the caption “Anti-Takeover Effects of Certain Provisions of Delaware Law and Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws — Limited Voting by Foreign Owners.”

Our amended and restated certificate of incorporation does not provide for cumulative voting in connection with the election of directors. Accordingly, directors will be elected by a plurality of the shares voting once a quorum is present. No holder of our common stock has any preemptive right to subscribe for any shares of capital stock issued in the future.

Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of our common stock are entitled to share, on a pro rata basis, all assets remaining after payment to creditors and subject to prior distribution rights of the holders of any shares of preferred stock that we may issue in the future. All of the outstanding shares of common stock are, and the shares of common stock offered by this prospectus as well as the shares issuable upon the conversion of our outstanding convertible debt securities and upon the conversion of any preferred stock or debt securities offered pursuant to this prospectus, when issued and paid for, will be, fully paid and non-assessable.

Preferred Stock

No shares of our preferred stock are currently outstanding. Under our amended and restated certificate of incorporation, our board of directors, without further action by our stockholders, is authorized to issue up to 25,000,000 shares of preferred stock in one or more classes or series. The board may fix or alter the rights, preferences and privileges of the preferred stock, along with any limitations or restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each class or series of preferred stock. The preferred stock could have voting or conversion rights that could adversely affect the voting power or other rights of holders of our common stock. The issuance of preferred stock could also have the effect, under certain circumstances, of delaying, deferring or preventing a change of control of our company.

Registration Rights

We have entered into an amended and restated registration rights agreement with some of the holders of our common stock, including holders of common stock issued upon the conversion of preferred stock immediately following our initial public offering in April 2002, entitling these holders to registration rights with respect to their shares. Any group of holders of at least 60% of the securities with registration rights can require us to register all or part of their shares at any time after October 11, 2002, so long as the thresholds in the amended and restated registration rights agreement are met with respect to the amount of securities to be sold. After we have completed two such registrations we are no longer subject to these demand registration rights. In addition, holders of the securities with registration rights may also require us to include their shares in future registration statements that we file, subject to cutback at the option of the underwriters of such an offering. Subject to our eligibility to do so, holders of at least 60% of registrable securities may also require us, twice in any 12 month period and a total of three times, to register their shares with the SEC on Form S-3. Upon any of these registrations, these shares will be freely tradable in the public market without restriction.

As of July 10, 2003 (which was one year and 90 days after the registration statement for our initial public offering was declared effective), those stockholders party to the amended and restated registration rights agreement who, together with their affiliates, held less than two percent of our issued and outstanding shares of common stock, ceased to have any registration rights under the agreement with respect to their shares. They may continue, however, to sell their shares pursuant to Rule 144 under the Securities Act.

Any of the terms and provisions of the amended and restated registration rights agreement may be modified, amended or waived pursuant to a written agreement signed by us, the stockholders party to the agreement holding at least 66 2/3% of the common stock held by all such stockholders and our management stockholders party to the agreement holding at least a majority of the common stock held by all such management stockholders, provided that such amendment, modification or waiver does not disproportionately affect any stockholder that is a party to the agreement. Accordingly, on June 22, 2006, we entered into a waiver and amendment to the amended and restated registration rights agreement pursuant to which the requisite stockholders party to the agreement waived their registration rights in connection with any offering pursuant to this prospectus and agreed that no registration rights otherwise available to holders under the agreement were exercisable with respect to any such offering.

Anti-Takeover Effects of Certain Provisions of Delaware Law and Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Effect of Delaware Anti-Takeover Statute.  We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

•	prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares of voting stock outstanding (but not the voting stock owned by the interested stockholder) those shares owned by persons who are directors and also officers and by excluding employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to that date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation, or who beneficially owns 15% or more of the outstanding voting stock of the corporation at anytime within a three year period immediately prior to the date of determining whether such person is an interested stockholder, and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws Provisions.  Our amended and restated certificate of incorporation and amended and restated bylaws include provisions that may have the effect of discouraging, delaying or preventing a change in control or an unsolicited acquisition proposal that a stockholder might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by stockholders. These provisions are summarized in the following paragraphs.

Classified Board of Directors.  Our amended and restated certificate of incorporation and amended and restated bylaws provide for our board to be divided into three classes of directors serving staggered, three year terms. The classification of the board has the effect of requiring at least two annual stockholder meetings, instead of one, to replace a majority of the members of the board of directors.

Supermajority Voting.  Our amended and restated certificate of incorporation requires the approval of the holders of at least 66 2/3% of our combined voting power to effect certain amendments to our amended and restated certificate of incorporation. Our amended and restated bylaws may be amended by either a majority of the board of directors, or the holders of 66 2/3% of our voting stock.

Authorized but Unissued or Undesignated Capital Stock.  Our authorized capital stock consists of 500,000,000 shares of common stock and 25,000,000 shares of preferred stock. The authorized but unissued (and in the case of preferred stock, undesignated) stock may be issued by the board of directors in one or more transactions. In this regard, our amended and restated certificate of incorporation grants the board of directors broad power to establish the rights and preferences of authorized and unissued preferred stock. The issuance of shares of preferred stock pursuant to the board of director’s authority described above could decrease the amount of earnings and assets available for distribution to holders of common stock and adversely affect the rights and powers, including voting rights, of such holders and may have the effect of delaying, deferring or preventing a change in control. The board of directors does not currently intend to seek stockholder approval prior to any issuance of preferred stock, unless otherwise required by law.

Special Meetings of Stockholders.  Our amended and restated bylaws provide that special meetings of our stockholders may be called only by our board of directors, by our Chairman of the board of directors or by our Chief Executive Officer.

No Stockholder Action by Written Consent.  Our amended and restated certificate of incorporation and amended and restated bylaws provide that an action required or permitted to be taken at any annual or special meeting of our stockholders may be taken only at a duly called annual or special meeting of stockholders. This provision prevents stockholders from initiating or effecting any action by written consent, and thereby taking actions opposed by the board.

Notice Procedures.  Our amended and restated bylaws establish advance notice procedures with regard to all stockholder proposals to be brought before meetings of our stockholders, including proposals relating to the nomination of candidates for election as directors, the removal of directors and amendments to our amended and restated certificate of incorporation or amended and restated bylaws. These procedures provide that notice of such stockholder proposals must be timely given in writing to our Secretary prior to the meeting. Generally, to be timely, notice must be received at our principal executive offices not less than 150 days prior to the meeting. The notice must contain certain information specified in the amended and restated bylaws.

Other Anti-Takeover Provisions.  Our 2002 Stock Incentive Plan, or 2002 Plan, contains provisions which may have the effect of discouraging, delaying or preventing a change in control or unsolicited acquisition proposals. In the event that we are acquired by a merger, a sale by our stockholders of more than 50% of our outstanding voting stock or a sale of all or substantially all of our assets, each outstanding option under the discretionary option grant program under our 2002 Plan that (i) will not be assumed by the successor corporation or otherwise continued in effect, (ii) will not be replaced with a cash incentive program of a successor corporation of the type described in the 2002 Plan, or (iii) will not otherwise be precluded based on other limitations imposed at the time such option was granted, will automatically accelerate in full, and all unvested shares under the discretionary option grant and stock issuance programs will immediately vest, except to the extent (a) our repurchase rights with respect to those shares are to be assigned to the successor corporation or otherwise continue in effect, or (b) accelerated vesting otherwise is precluded by other limitations imposed at the time of grant. However, our compensation committee will have complete discretion to structure any or all of the options under the discretionary option grant program so those options will immediately vest in the event we are acquired, whether or not those options are assumed by the successor corporation or otherwise continued in effect. Alternatively, our compensation committee may condition such accelerated vesting upon the subsequent termination of the optionee’s service with us or the acquiring entity. The vesting of outstanding shares or share rights under the stock issuance program may also be accelerated upon similar terms and conditions.

Our compensation committee may grant options and structure repurchase rights so that the shares subject to those options or repurchase rights will vest in connection with a hostile takeover, whether accomplished through a tender offer for more than 50% of our outstanding voting stock or a change in the majority of our board through one or more contested elections for board membership. Such accelerated vesting may occur either at the time of such hostile takeover or upon the subsequent termination of the individual’s service. The vesting of outstanding shares or share rights under the stock issuance program may also be accelerated upon similar terms and conditions.

All of the options and unvested shares under our predecessor 1999 Stock Option/Stock Issuance Plan, which were transferred to our 2002 Plan immediately following our initial public offering in April 2002, will immediately vest in the event we are acquired by a merger or a sale of substantially all our assets or more than 50% of our outstanding voting stock.

In addition, should we be acquired by merger or sale of substantially all of our assets or more than 50% of our outstanding voting securities, then all outstanding purchase rights under our crewmember stock purchase plan will be automatically exercised immediately prior to the effective date of the acquisition. The purchase price in effect for each participant will be equal to 85% of the market value per share on the start date of the offering period in which the participant is enrolled at the time the acquisition occurs or, if lower, 85% of the fair market value per share immediately prior to the acquisition.

Limitation of Director Liability.  Our amended and restated certificate of incorporation and amended and restated bylaws limit the liability of our directors (in their capacity as directors but not in their capacity as officers) to us or our stockholders to the fullest extent permitted by Delaware law. Specifically, our amended and restated certificate of incorporation provides that our directors will not be personally liable for monetary damages for breach of a director’s fiduciary duty as a director, except for liability:

•	for any breach of the directors duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law, which relates to unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	for any transaction from which the director derived an improper personal benefit.

Indemnification Arrangements.  Our amended and restated bylaws provide that our directors and officers shall be indemnified and provide for the advancement to them of expenses in connection with actual or threatened proceedings and claims arising out of their status as such to the fullest extent permitted by the Delaware General Corporation Law. We have entered into indemnification agreements with each of our directors and executive officers that provide them with rights to indemnification and expense advancement to the fullest extent permitted under the Delaware General Corporation Law.

Limited Voting by Foreign Owners.  To comply with restrictions imposed by federal law on foreign ownership of U.S. airlines, our amended and restated certificate of incorporation and amended and restated bylaws restrict voting of shares of our capital stock by non-U.S. citizens. The restrictions imposed by federal law currently require that no more than 25% of our voting stock be owned by persons who are not U.S. citizens. If non-U.S. citizens at any time own more than 25% of our voting stock, the voting rights of the stock in excess of the 25% shall be automatically suspended. Our amended and restated bylaws provide that no shares of our capital stock may be voted by or at the direction of non-U.S. citizens unless such shares are registered on a separate stock record, which we refer to as the foreign stock record. Our amended and restated bylaws further provide that no shares of our capital stock will be registered on the foreign stock record if the amount so registered would exceed the foreign ownership restrictions imposed by federal law. We are currently in compliance with these ownership restrictions.

Stockholder Rights Agreement

On February 11, 2002, our board of directors authorized us to enter into a stockholder rights agreement. The following is a summary of the material terms of this agreement. The statements below are only a summary, and we refer you to the stockholder rights agreement, a copy of which is filed as Exhibit 4.3 to our Annual Report on Form 10-K, filed on February 18, 2003. Each statement is qualified in its entirety by such reference.

Under the stockholder rights agreement, one stockholder right is attached to each share of common stock. The stockholder rights are transferable only with the common stock until they become exercisable, are redeemed or expire.

Each right entitles the holder to purchase one one-thousandth of a share of our Series A participating preferred stock at an exercise price of $35.55, which gives effect to adjustments for each of our December 2002, November 2003 and December 2005 three-for-two common stock splits, subject to further adjustment. The rights will separate from the common stock upon the earlier of:

•	the tenth business day after a person or group has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of our common stock, such person or group referred to as an “acquiring person,” or such later date as determined by our board of directors; and

•	the tenth business day after a person or group commences or announces its intent to commence a tender or exchange offer, the consummation of which would result in such person or group becoming an acquiring person.

The term “acquiring person” expressly excludes Chase New Air Investors (GC), LLC, Quantum Industrial Partners LDC, and the Weston Presidio funds (although the Western Presidio funds are no longer stockholders of our company) and their respective affiliates, unless Chase New Air Investors and the Weston Presidio funds and their respective affiliates beneficially own in the aggregate more than 25% of our outstanding common stock, and in the case of Quantum Industrial Partners LDC, unless Quantum and its affiliates beneficially own in the aggregate more than 30% of our common stock.

If any person or group becomes an acquiring person, instead of thousandths of shares of preferred stock, each stockholder right, other than any stockholder rights held by the acquiring person or group, will then represent the right to receive upon exercise an amount of common stock having a market value equal to twice the exercise price, subject to certain exceptions.

If after a person or group becomes an acquiring person, we are acquired in a merger or other business combination or 50% or more of our consolidated assets or earnings power are sold or transferred, each stockholder right will then represent the right to receive upon exercise an amount of common stock of the other party to the merger or other business combination having a value equal to twice the exercise price.

In addition, at any time after any person or group becomes an acquiring person, but before that person or group becomes the beneficial owner of 50% or more of the outstanding common stock, our board of directors may at its option exchange the stockholder rights, in whole or in part, for common stock at an exchange ratio of one share of common stock per right, subject to adjustment as described in the agreement.

The exercise price payable, the number of thousandths of shares of preferred stock and the amount of common stock, cash or securities or assets issuable upon exercise of, or exchange for, stockholder rights and the number of outstanding rights are subject to adjustment to prevent dilution if certain events occur.

Our board of directors may redeem the stockholder rights in whole, but not in part, for one cent ($.01) per right, as adjusted to reflect any preferred stock split, stock dividend or similar transaction, at any time before the earlier of April 1, 2012 and the tenth business day after the first date of public announcement that a person or group has become an acquiring person. Unless earlier redeemed by us, exercised or exchanged, the stockholder rights will expire on April 1, 2012.

Our transfer agent, Computershare Investor Services, is the rights agent under the stockholder rights agreement.

The stockholder rights will not prevent a takeover of us. However, the rights may render an unsolicited takeover of us more difficult or less likely to occur, even though such takeover may offer stockholders opportunity to sell their shares at a price above the prevailing market and/or may be favored by a majority of the stockholders.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Investor Services.

The applicable prospectus supplement will specify the transfer agent and registrar for any shares of preferred stock we may offer pursuant to this prospectus.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities from time to time in one or more series. The following description summarizes the general terms and provisions of the debt securities that we may offer pursuant to this prospectus that are common to all series. The specific terms relating to any series of our debt securities that we offer will be described in a prospectus supplement, which you should read. Because the terms of specific series of debt securities offered may differ from the general information that we have provided below, you should rely on information in the applicable prospectus supplement that contradicts any information below.

As required by federal law for all bonds and notes of companies that are publicly offered, the debt securities will be governed by a document called an “indenture.” An indenture is a contract between a financial institution, acting on your behalf as trustee of the debt securities offered, and us. The debt securities will be issued pursuant to an indenture that we will enter into with a trustee, which, unless otherwise indicated in the applicable prospectus supplement, will be Wilmington Trust Company. When we refer to the “indenture” in this prospectus, we are referring to the indenture under which your debt securities are issued, as may be supplemented by any supplemental indenture applicable to your debt securities. The trustee has two main roles. First, subject to some limitations on the extent to which the trustee can act on your behalf, the trustee can enforce your rights against us if we default on our obligations under the indenture. Second, the trustee performs certain administrative duties for us with respect to the debt securities.

Unless otherwise provided in any applicable prospectus supplement, the following section is a summary of the principal terms and provisions that will be included in the indenture. This summary is not complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of the indenture, which will be in the form filed as an exhibit to or incorporated by reference in the registration statement of which this prospectus is a part. If we refer to particular provisions in the indenture, such provisions, including the definition of terms, are incorporated by reference in this prospectus as part of this summary. We urge you to read the applicable indenture and any supplement thereto because these documents, and not this section, define your rights as a holder of debt securities.

General Terms of Debt Securities

Unless otherwise provided in any applicable prospectus supplement, the debt securities offered hereby will be unsecured obligations of JetBlue and will be either our senior unsecured obligations issued in one or more series and referred to herein as the “senior debt securities,” or our subordinated unsecured obligations issued in one or more series and referred to herein as the “subordinated debt securities.” The senior debt securities will rank equal in right of payment to all of our other unsecured and unsubordinated indebtedness. The subordinated debt securities will be subordinated in right of payment to the prior payment in full of the senior debt securities and all of our other senior indebtedness, as described below under “— Subordination Provisions.”

The indenture contains covenants with respect to the following matters:

•	payment of principal, premium, if any, and interest;

•	maintenance of an office or agency in each place of payment;

•	arrangements regarding the handling of money held in trust;

•	maintenance of corporate existence;

•	maintenance of insurance; and

•	statement by officers as to default.

We may agree to additional covenants for the benefit of one or more series of debt securities, and, if so, these will be described in the applicable prospectus supplement.

The indenture does not limit the total amount of debt securities that we can issue under it, nor does it limit us from incurring or issuing other unsecured or secured debt. Unless otherwise indicated in the applicable prospectus supplement, the indenture pursuant to which the debt securities are issued will not contain any financial covenants or other provisions that protect you in the event we issue a large amount of debt, or in the event that we are acquired by another entity (including in a highly leveraged transaction).

Specific Terms of Debt Securities

You should read the applicable prospectus supplement for the terms of the series of debt securities offered. The terms of the debt securities described in such prospectus supplement may include the following, as applicable to the series of debt securities offered thereby:

•	the title of the debt securities;

•	whether the debt securities will be senior debt securities or subordinated debt securities of JetBlue;

•	the aggregate principal amount of the debt securities and whether there is any limit on such aggregate principal amount;

•	whether we may reopen the series of debt securities for issuances of additional debt securities of such series;

•	the date or dates, or how the date or dates will be determined, when the principal amount of the debt securities will be payable;

•	the amount payable upon acceleration of the maturity of the debt securities or how this amount will be determined;

•	the interest rate or rates, which may be fixed or variable, that the debt securities will bear, if any, or how such interest rate or rates will be determined;

•	the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;

•	the date or dates from which any interest will accrue or how such date or dates will be determined;

•	the interest payment dates and the record dates for these interest payments;

•	whether the debt securities are redeemable at our option;

•	whether there are any sinking fund or other provisions that would obligate us to purchase or otherwise redeem the debt securities;

•	the form in which we will issue the debt securities, if other than in registered book-entry only form represented by global securities; whether we will have the option of issuing debt securities in “certificated” form; whether we will have the option of issuing certificated debt securities in bearer form if we issue the securities outside the United States to non-U.S. persons; any restrictions on the offer, sale or delivery of bearer securities and the terms, if any, upon which bearer securities of the series may be exchanged for registered securities of the series and vice versa (if permitted by applicable laws and regulations);

•	the currency or currencies of the debt securities;

•	whether the amount of payments of principal, premium, if any, or interest on the debt securities will be determined with reference to an index, formula or other method (which could be based on one or more currencies, commodities, equity indices or other indices) and how these amounts will be determined;

•	the place or places, if any, other than or in addition to Wilmington, Delaware, for payment, transfer, conversion and/or exchange of the debt securities;

•	the denominations in which the offered debt securities will be issued;

•	the applicability of the provisions of the indenture described under “defeasance” and any provisions in modification of, in addition to or in lieu of any of these provisions;

•	material federal income tax considerations that are specific to the series of debt securities offered;

•	any provisions granting special rights to the holders of the debt securities upon the occurrence of specified events;

•	whether the indenture contains any changes or additions to the events of default or covenants described in this prospectus;

•	whether the debt securities will be convertible into or exchangeable for any other securities and the applicable terms and conditions for such conversion or exchange;

•	if the debt securities are to be secured, the provisions applicable to such security; and

•	any other terms specific to the series of debt securities offered.

Redemption

If the debt securities are redeemable, the applicable prospectus supplement will set forth the terms and conditions for such redemption, including:

•	the redemption prices (or method of calculating the same);

•	the redemption period (or method of determining the same);

•	whether such debt securities are redeemable in whole or in part at our option; and

•	any other provisions affecting the redemption of such debt securities.

Conversion and Exchange

If any series of the debt securities offered are convertible into or exchangeable for shares of our common stock or other securities, the applicable prospectus supplement will set forth the terms and conditions for such conversion or exchange, including:

•	the conversion price or exchange ratio (or method of calculating the same);

•	the conversion or exchange period (or method of determining the same);

•	whether conversion or exchange will be mandatory, or at our option or at the option of the holder;

•	the events requiring an adjustment of the conversion price or the exchange ratio; and

•	any other provisions affecting conversion or exchange of such debt securities.

Form and Denomination of Debt Securities

Denomination of Debt Securities

Unless otherwise indicated in the applicable prospectus supplement, the debt securities will be denominated in U.S. dollars, in minimum denominations of $1,000 and multiples thereof.

Registered Form

We may issue the debt securities in registered form, in which case we may issue them either in book-entry form only or in “certificated” form. We will issue registered debt securities in book-entry form only, unless we specify otherwise in the applicable prospectus supplement. Debt securities issued in book-entry form will be represented by global securities.

Bearer Form

We also will have the option of issuing debt securities in non-registered form, as bearer securities, if we issue the securities outside the United States to non-U.S. persons. In that case, the applicable prospectus supplement will set forth the mechanics for holding the bearer securities, including the procedures for receiving payments, for exchanging the bearer securities for registered securities of the same series and for receiving notices. The applicable prospectus supplement will also describe the requirements with respect to our maintenance of offices or agencies outside the United States and the applicable U.S. federal tax law requirements.

Holders of Registered Debt Securities

Book-Entry Holders

We will issue registered debt securities in book-entry form only, unless we specify otherwise in the applicable prospectus supplement. Debt securities held in book-entry form will be represented by one or more global securities registered in the name of a depositary or its nominee. The depositary or its nominee will hold such global securities on behalf of financial institutions that participate in such depositary’s book-entry system. These participating financial institutions, in turn, hold beneficial interests in the global securities either on their own behalf or on behalf of their customers.

Under the indenture, only the person in whose name a debt security is registered is recognized as the holder of that debt security. Consequently, for debt securities issued in global form, we will recognize only the depositary or its nominee as the holder of the debt securities, and we will make all payments on the debt securities to the depositary or its nominee. The depositary will then pass along the payments that it receives to its participants, which in turn will pass the payments along to their customers who are the beneficial owners of the debt securities. The depositary and its participants do so under agreements they have made with one another or with their customers or by law; they are not obligated to do so under the terms of the debt securities or the terms of the indenture.

As a result, investors will not own debt securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system, or that holds an interest through a participant in the depositary’s book-entry system. As long as the debt securities are issued in global form, investors will be indirect holders, and not holders, of the debt securities.

Street Name Holders

In the event that we issue debt securities in certificated form, or in the event that a global security is terminated, investors may choose to hold their debt securities either in their own names or in “street name.” Debt securities held in street name are registered in the name of a bank, broker or other financial institution chosen by the investor, and the investor would hold a beneficial interest in those debt securities through the account that he or she maintains at such bank, broker or other financial institution.

For debt securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the debt securities are registered as the holders of those debt securities, and we will make all payments on those debt securities to them. These institutions will pass along the payments that they receive from us to their customers who are the beneficial owners pursuant to agreements that they have entered into with such customers or by law; they are not obligated to do so under the terms of the debt securities or the terms of the indenture. Investors who hold debt securities in street name will be indirect holders, and not holders, of the debt securities.

Registered Holders

Our obligations, as well as the obligations of the trustee and those of any third parties employed by the trustee or us, run only to the registered holders of the debt securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means and who are, therefore, not the registered holders of the debt securities. This will be the case whether an investor chooses to be an indirect holder of a debt security, or has no choice in the matter because we are issuing the debt securities only in global form.

For example, once we make a payment or give a notice to the registered holder of the debt securities, we have no further responsibility with respect to such payment or notice even if that registered holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose (for example, to amend an indenture or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of an indenture), we would seek the approval only from the registered holders, and not the indirect holders, of the debt securities. Whether and how the registered holders contact the indirect holders is up to the registered holders.

Notwithstanding the above, when we refer to “you” or “your” in this prospectus, we are referring to investors who invest in the debt securities being offered by this prospectus, whether they are the registered holders or only indirect holders of the debt securities offered. When we refer to “your debt securities” in this prospectus, we mean the series of debt securities in which you hold a direct or indirect interest.

Special Considerations for Indirect Holders

If you hold debt securities through a bank, broker or other financial institution, either in book-entry form or in street name, we urge you to check with that institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for its consent, as a registered holder of the debt securities, if ever required;

•	if permitted for a particular series of debt securities, whether and how you can instruct it to send you debt securities registered in your own name so you can be a registered holder of such debt securities;

•	how it would exercise rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the debt securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Global Securities

A global security represents one or any other number of individual debt securities. Generally, all debt securities represented by the same global securities will have the same terms. Each debt security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all debt securities that we issue in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. We describe those situations below under “— Special Situations When a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered holder of all debt securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account either with the depositary or with another institution that has an account with the depositary. Thus, an investor whose security is represented by a global security will not be a registered holder of the debt security, but an indirect holder of a beneficial interest in the global security.

Special Considerations for Global Securities

As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. The depositary that holds the global security will be considered the registered holder of the debt securities represented by such global security.

If debt securities are issued only in the form of a global security, an investor should be aware of the following:

•	An investor cannot cause the debt securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the debt securities, except in the special situations we describe below under “— Special Situations When a Global Security Will Be Terminated.”

•	An investor will be an indirect holder and must look to his or her own bank or broker for payments on the debt securities and protection of his or her legal rights relating to the debt securities, as we describe under “— Holders of Registered Debt Securities” above.

•	An investor may not be able to sell his or her interest in the debt securities to some insurance companies and other institutions that are required by law to own their securities in non-book-entry form.

•	An investor may not be able to pledge his or her interest in the debt securities in circumstances where certificates representing the debt securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective.

•	The depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investors interest in the debt securities. Neither the trustee nor we have any responsibility for any aspect of the depositary’s actions or for the depositary’s records of ownership interests in a global security. Additionally, neither the trustee nor we supervise the depositary in any way.

•	DTC requires that those who purchase and sell interests in a global security that is deposited in its book-entry system use immediately available funds. Your broker or bank may also require you to use immediately available funds when purchasing or selling interests in a global security.

•	Financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the debt security. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of such intermediaries.

Special Situations When a Global Security Will Be Terminated

In a few special situations described below, a global security will be terminated and interests in the global security will be exchanged for certificates in non-global form, referred to as “certificated” debt securities. After such an exchange, it will be up to the investor as to whether to hold the certificated debt securities directly or in street name. We have described the rights of direct holders and street name holders under “— Holders of Registered Debt Securities” above. Investors must consult their own banks or brokers to find out how to have their interests in a global security exchanged on termination of a global security for certificated debt securities to be held directly in their own names.

The special situations for termination of a global security are as follows:

•	if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security, and we do not appoint another institution to act as depositary within 60 days of such notification;

•	if we notify the trustee that we wish to terminate that global security; or

•	if an event of default has occurred with regard to the debt securities represented by that global security and such event of default has not been cured or waived.

The applicable prospectus supplement may list situations for terminating a global security that would apply only to the particular series of debt securities covered by such prospectus supplement. If a global security were terminated, only the depositary, and not we or the trustee, would be responsible for deciding the names of the institutions in whose names the debt securities represented by the global security would be registered and, therefore, who would be the registered holders of those debt securities.

Form, Exchange and Transfer of Registered Securities

If we cease to issue registered debt securities in global form, we will issue them:

•	only in fully registered certificated form; and

•	unless otherwise indicated in the applicable prospectus supplement, in denominations of $1,000 and amounts that are multiples of $1,000.

Holders may exchange their certificated securities for debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed.

Holders may exchange or transfer their certificated securities at the trustee’s office. We have appointed the trustee to act as our agent for registering debt securities in the names of holders transferring debt securities. We may appoint another entity to perform these functions or perform them ourselves.

Holders will not be required to pay a service charge to transfer or exchange their certificated securities, but they may be required to pay any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange will be made only if our transfer agent is satisfied with the holders proof of legal ownership.

If we have designated additional transfer agents for your debt security, they will be named in the applicable prospectus supplement. We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the location of the office through which any transfer agent acts.

If any certificated securities of a particular series are redeemable and we redeem less than all the debt securities of that series, we may block the transfer or exchange of those debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of any certificated securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security that will be partially redeemed.

If a registered debt security is issued in global form, only the depositary will be entitled to transfer and exchange the debt security as described in this subsection because it will be the sole holder of the debt security.

Payment and Paying Agents

On each due date for interest payments on the debt securities, we will pay interest to each person shown on the trustee’s records as owner of the debt securities at the close of business on a designated day that is in advance of the due date for interest. We will pay interest to each such person even if such person no longer owns the debt security on the interest due date. The designated day on which we will determine the owner of the debt security, as shown on the trustee’s records, is also known as the “record date.” The record date will usually be about two weeks in advance of the interest due date.

Because we will pay interest on the debt securities to the holders of the debt securities based on ownership as of the applicable record date with respect to any given interest period, and not to the holders of the debt securities on the interest due date (that is, the day that the interest is to be paid), it is up to the holders who are buying and selling the debt securities to work out between themselves the appropriate purchase price for the debt securities. It is common for purchase prices of debt securities to be adjusted so as to prorate the interest on the debt securities fairly between the buyer and the seller based on their respective ownership periods within the applicable interest period.

Payments on Global Securities

We will make payments on a global security by wire transfer of immediately available funds directly to the depositary, or its nominee, and not to any indirect holders who own beneficial interests in the global security. An indirect holder’s right to those payments will be governed by the rules and practices of the depositary and its participants, as described under “— Global Securities” above.

Payments on Certificated Securities

We will make interest payments on debt securities held in certificated form by mailing a check on each due date for interest payments to the holder of the certificated securities, as shown on the trustee’s records, as of the close of business on the record date. We will make all payments of principal and premium, if any, on the certificated securities by check at the office of the trustee in New York City, New York, and/or at other offices that may be specified in the applicable prospectus supplement or in a notice to holders, against surrender of the certificated security. All payments by check will be made in next-day funds (that is, funds that become available on the day after the check is cashed).

Alternatively, if a certificated security has a face amount of at least $10,000,000, and the holder of such certificated security so requests, we will pay any amount that becomes due on such certificated security by wire transfer of immediately available funds to an account specified by the holder at a bank in New York City, New York, on the applicable due date for payment. To request payment by wire transfer, the holder must give appropriate transfer instructions to the trustee or other paying agent at least 15 business days before the requested wire payment is due. In the case of any interest payments, the instructions must be given by the person who is shown on the trustee’s records as the holder of the certificated security on the applicable record date. Wire instructions, once properly given, will remain in effect unless and until new instructions are given in the manner described above.

Payment When Offices Are Closed

If payment on a debt security is due on a day that is not a business day, we will make such payment on the next succeeding business day. The indenture will provide that such payments will be treated as if they were made on the original due date for payment. A postponement of this kind will not result in a default under any debt security or indenture, and no interest will accrue on the amount of any payment that is postponed in this manner.

Book-entry and other indirect holders should consult their banks or brokers for information on how they will receive payments on their debt securities.

Events of Default

You will have special rights if an Event of Default occurs with respect to your debt securities and such Event of Default is not cured, as described later in this subsection.

What Is an Event of Default?

Unless otherwise specified in the applicable prospectus supplement, the term “Event of Default” with respect to the debt securities offered means any of the following:

•	We do not pay the principal of, or any premium, if any, on, the debt security on its due date.

•	We do not pay interest on the debt security within 30 days of its due date.

•	We do not deposit any sinking fund payment, if applicable, with respect to the debt securities on its due date.

•	We remain in breach of a covenant with respect to the debt securities for 60 days after we receive a written notice of default stating that we are in breach. The notice must be sent by either the trustee or holders of at least 25% of the principal amount of the debt securities of the affected series.

•	We file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur.

•	Any other Event of Default that may be described in the applicable prospectus supplement, and set forth in the indenture, occurs.

An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under the same indenture or any other indenture.

Remedies if an Event of Default Occurs

If an Event of Default has occurred and has not been cured within the applicable time period, the trustee or the holders of 25% in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be immediately due and payable. This is called a declaration of acceleration of maturity. A declaration of acceleration of maturity may be rescinded by the holders of at least a majority in principal amount of the debt securities of the affected series.

The trustee may withhold notice to the holders of debt securities of any default, except in the payment of principal or interest, if it considers the withholding of notice to be in the best interests of the holders. Additionally, subject to the provisions of the indenture relating to the duties of the trustee, the trustee is not required to take any action under the indenture at the request of any of the holders of the debt securities unless such holders offer the trustee reasonable protection from expenses and liability (called an “indemnity”). If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conduct of any lawsuit or other formal legal action seeking any remedy available to the trustee. The trustee may refuse to follow those directions in certain circumstances. No delay or omission in exercising any right or remedy will be treated as a waiver of that right, remedy or Event of Default.

Before you are allowed to bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to your debt securities, the following must occur:

•	You must give the trustee written notice that an Event of Default has occurred and remains uncured.

•	The holders of 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default that has occurred and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action.

•	The trustee must not have taken any action for 60 days after receipt of the above notice, request and offer of indemnity.

•	The holders of a majority in principal amount of the debt securities of the relevant series must not have given the trustee a direction inconsistent with the above notice or request.

Notwithstanding the above, you are entitled at any time to bring a lawsuit for the payment of money due on your debt securities on or after the due date for payment.

Holders of a majority in principal amount of the debt securities of the affected series may waive any past defaults other than:

•	the payment of principal, or any premium or interest, on the affected series of debt securities; or

•	a default in respect of a covenant that cannot be modified or amended without the consent of each holder of the affected series of debt securities.

Book-entry and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee, and how to declare or rescind an acceleration of maturity on their debt securities.

With respect to each series of debt securities, we will furnish to each trustee, each year, a written statement of certain of our officers certifying that, to their knowledge, we are in compliance with the provisions of the indenture applicable to such series of debt securities, or specifying an Event of Default.

Merger or Consolidation

Unless otherwise specified in the applicable prospectus supplement, the terms of the indenture will generally permit us to consolidate or merge with another entity. We will also be permitted to sell all or substantially all of our assets to another entity. However, we may not take any of these actions unless, among other things, the following conditions are met:

•	in the event that we merge out of existence or sell all or substantially all of our assets, the resulting entity must agree to be legally responsible for the debt securities;

•	the merger or sale of all or substantially all of our assets must not cause a default on the debt securities, and we must not already be in default (unless the merger or sale would cure the default) with respect to the debt securities; and

•	we must satisfy any other requirements specified in the applicable prospectus supplement relating to a particular series of debt securities.

Modification or Waiver

There are three types of changes we can make to any indenture and the debt securities issued thereunder.

Changes Requiring Your Approval

First, there are changes that we cannot make to the terms or provisions of your debt securities without your specific approval. Subject to the provisions of the indenture, without your specific approval, we may not:

•	change the stated maturity of the principal of, or interest or any additional amounts on, your debt securities;

•	reduce the principal amount of, or premium, if any, or interest on, or any other amounts due on your debt securities;

•	reduce the amount of principal payable upon acceleration of maturity of your debt securities;

•	make any change that adversely affects your right to receive payment on, to convert, to exchange or to require us to purchase, as applicable, your debt security in accordance with the terms of the indenture;

•	change the place or currency of payment on your debt securities;

•	impair your right to sue for payment on your debt securities;

•	if your debt securities are subordinated debt securities, modify the subordination provisions in the indenture in a manner that is adverse to you;

•	reduce the percentage of holders of outstanding debt securities of your series whose consent is needed to modify or amend the indenture;

•	reduce the percentage of holders of outstanding debt securities of your series whose consent is needed to waive compliance with certain provisions of the indenture or to waive certain defaults of the indenture;

•	modify any other aspect of the provisions of the indenture dealing with modification and waiver of past defaults, changes to the quorum or voting requirements or the waiver of certain covenants relating to your debt securities; or

•	modify any other provisions of the indenture as specified in the applicable prospectus supplement.

Changes Not Requiring Your Approval

There are certain changes that we may make to your debt securities without your specific approval and without any vote of the holders of the debt securities of the same series. Such changes are limited to clarifications and certain other changes that would not adversely affect the holders of the outstanding debt securities of such series in any material respect.

Changes Requiring Majority Approval

Subject to the provisions of the indenture, any other change to, or waiver of, any provision of the indenture and the debt securities issued pursuant thereto would require the following approval:

•	If the change affects only one series of debt securities, it must be approved by the holders of a majority in principal amount of the outstanding debt securities of that series.

•	If the change affects more than one series of debt securities issued under the same indenture, it must be approved by the holders of a majority in principal amount of the outstanding debt securities of all series affected by the change, with all affected series voting together as one class for this purpose.

•	Waiver of our compliance with certain provisions of an indenture must be approved by the holders of a majority in principal amount of the outstanding debt securities of all series issued under such indenture, voting together as one class for this purpose, in accordance with the terms of such indenture.

In each case, the required approval must be given in writing.

Further Details Concerning Voting

When taking a vote, we will decide the principal amount attributable to the debt securities in the following manner:

•	For original issue discount debt securities, we will use the principal amount that would be due and payable on the voting date if the maturity of such debt securities were accelerated to that date because of a default.

•	For debt securities for which principal amount is not known (for example, because it is based on an index), we will use the formula described in the prospectus supplement relating to such debt securities.

•	For debt securities denominated in one or more foreign currencies, we will use the U.S. dollar equivalent.

Debt securities will not be considered outstanding, and therefore will not be eligible to vote, if we have deposited or set aside in trust money for their payment in full or their redemption. Debt securities will also not be eligible to vote if we can legally release ourselves from all payment and other obligations with respect to such debt securities, as described below under “— Defeasance — Full Defeasance.”

We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities that are entitled to vote or take other action under the indenture. If we set a record date for a vote or other action to be taken by holders of one or more series of debt securities, such vote or action may be taken only by persons shown on the trustee’s records as holders of the debt securities of the relevant series on such record date.

Book-entry and other indirect holders should consult their banks or brokers for information on how their approval or waiver may be granted or denied if we seek their approval to change or waive the provisions of an indenture or of their debt securities.

Defeasance

If specified in the applicable prospectus supplement and subject to the provisions of the indenture, we may elect either:

•	to be released from some of the covenants in the indenture under which your debt securities were issued (referred to as “covenant defeasance”); or

•	to be discharged from all of our obligations with respect to your debt securities, except for obligations to register the transfer or exchange of your debt securities, to replace mutilated, destroyed, lost or stolen debt securities, to maintain paying offices or agencies and to hold moneys for payment in trust (referred to as “full defeasance”).

Covenant Defeasance

In the event of covenant defeasance, you would lose the protection of some of our covenants in the indenture, but would gain the protection of having money and government securities set aside in trust to repay your debt securities.

Subject to the provisions of the indenture, to accomplish covenant defeasance with respect to the debt securities offered:

•	We must deposit in trust for the benefit of all holders of the debt securities of the same series as your debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that would generate enough cash to make interest, principal and any other payments on such series of debt securities on the various dates when such payments would be due.

•	No Event of Default or event which with notice or lapse of time would become an Event of Default, including by reason of the above deposit of money, notes or bonds, with respect to your debt securities shall have occurred and be continuing on the date of such deposit.

•	We must deliver to the trustee of your debt securities a legal opinion of our counsel to the effect that, for U.S. federal income tax purposes, you will not recognize income, gain or loss as a result of such covenant defeasance and that such covenant defeasance will not cause you to be taxed on your debt securities any differently than if such covenant defeasance had not occurred and we had just repaid your debt securities ourselves at maturity.

•	We must deliver to the trustee of your debt securities a legal opinion of our counsel to the effect that the deposit of funds or bonds would not require registration under the Investment Company Act of 1940, as amended, or that all necessary registration under the Investment Company Act of 1940, as amended, had been effected.

•	We must comply with any additional terms of, conditions to or limitations to covenant defeasance, as set forth in the indenture.

•	We must deliver to the trustee of your debt securities an officer’s certificate and a legal opinion of our counsel stating that all conditions precedent to covenant defeasance, as set forth in the indenture, had been complied with.

If we were to accomplish covenant defeasance, you could still look to us for repayment of the debt securities if there were a shortfall in the trust deposit or the trustee were prevented from making payment. In fact, if an Event of Default that remained after we accomplish covenant defeasance occurred (such as our bankruptcy) and your debt securities became immediately due and payable, there might be a shortfall in our trust deposit. Depending on the event causing the default, you might not be able to obtain payment of the shortfall.

Full Defeasance

If we were to accomplish full defeasance, you would have to rely solely on the funds or notes or bonds that we deposit in trust for repayment of your debt securities. You could not look to us for repayment in the unlikely event of any shortfall in our trust deposit. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we were to become bankrupt or insolvent.

Subject to the provisions of the indenture, in order to accomplish full defeasance with respect to the debt securities offered:

•	We must deposit in trust for the benefit of all holders of the debt securities of the same series as your debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that would generate enough cash to make interest, principal and any other payments on such series of debt securities on the various dates when such payments would be due.

•	No Event of Default or event which with notice or lapse of time would become an Event of Default, including by reason of the above deposit of money, notes or bonds, with respect to your debt securities shall have occurred and be continuing on the date of such deposit.

•	We must deliver to the trustee of your debt securities a legal opinion of our counsel stating either that we have received, or there has been published, a ruling by the Internal Revenue Service or that there had been a change in the applicable U.S. federal income tax law, in either case to the effect that, for U.S. federal income tax purposes, you will not recognize income, gain or loss as a result of such full defeasance and that such full defeasance will not cause you to be taxed on your debt securities any differently than if such full defeasance had not occurred and we had just repaid your debt securities ourselves at maturity.

•	We must deliver to the trustee a legal opinion of our counsel to the effect that the deposit of funds or bonds would not require registration under the Investment Company Act of 1940, as amended, or that all necessary registration under the Investment Company Act of 1940, as amended, had been effected.

•	We must comply with any additional terms of, conditions to or limitations to full defeasance, as set forth in the indenture.

•	We must deliver to the trustee of your debt securities an officer’s certificate and a legal opinion of our counsel stating that all conditions precedent to full defeasance, as set forth in the indenture, had been complied with.

Subordination Provisions

Upon any distribution of our assets upon our dissolution, winding up, liquidation or reorganization, the payment of the principal of, premium, if any, and interest, if any, on the subordinated debt securities will be subordinated, to the extent provided in the subordinated indenture, as supplemented, in right of payment to the prior payment in full of all of our senior indebtedness. Our obligation to make payment of the principal of, premium, if any, and interest, if any, on the subordinated debt securities will not otherwise be affected. In addition, no payment on account of principal and premium, if any, sinking fund or interest, if any, may be made on the subordinated debt securities at any time unless full payment of all amounts due in respect of the principal and premium, if any, sinking fund and interest, if any, on our senior indebtedness has been made or duly provided for in money or money’s worth.

Notwithstanding the foregoing, unless all of our senior indebtedness has been paid in full, in the event that any payment or distribution made by us is received by the trustee or the holders of any of the subordinated debt securities, such payment or distribution must be paid over to the holders of our senior indebtedness or a person acting on their behalf, to be applied toward the payment of all our senior indebtedness remaining unpaid until all the senior indebtedness has been paid in full. Subject to the payment in full of all our senior indebtedness, the rights of the holders of the subordinated debt securities will be subrogated to the rights of the holders of our senior indebtedness.

By reason of this subordination, in the event of a distribution of our assets upon our insolvency, certain of our general creditors may recover more, ratably, than holders of the subordinated debt securities. The subordinated indenture provides that these subordination provisions will not apply to money and securities held in trust under the defeasance provisions of the subordinated indenture.

When we refer to “senior indebtedness” in this prospectus, we are referring to the principal of (and premium, if any) and unpaid interest on:

•	our indebtedness (including indebtedness of others guaranteed by us), other than subordinated debt securities, whenever created, incurred, assumed or guaranteed, or money borrowed, unless the instrument creating or evidencing such indebtedness or under which such indebtedness is outstanding provides that such indebtedness is not senior or prior in right of payment to the subordinated debt securities; and

•	renewals, extensions, modifications and refundings of any of such indebtedness.

If this prospectus is being delivered in connection with the offering of a series of subordinated debt securities, the accompanying prospectus supplement or the information incorporated by reference will set forth the approximate amount of our senior indebtedness outstanding as of a recent date.

Information Concerning the Trustee

Unless otherwise indicated in the applicable prospectus supplement, Wilmington Trust Company will be the trustee under the indenture. We may conduct banking and other transactions with the trustee in the ordinary course of business.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the law of the State of New York.

DESCRIPTION OF DEPOSITARY SHARES

We may issue depositary shares from time to time. The following description summarizes the general terms and provisions of the depositary shares that we may offer pursuant to this prospectus. The specific terms relating to any depositary shares that we offer will be described in a prospectus supplement, which you should read. Because the terms of the specific depositary shares offered may differ from the general information that we have provided below, you should rely on information in the applicable prospectus supplement that contradicts any information below. The summary below is not complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of the applicable deposit agreement, which will be in the form filed as an exhibit to or incorporated by reference in the registration statement of which this prospectus is a part at or prior to the time of the issuance of those depositary shares, as well as our amended and restated certificate of incorporation or any certificate of designation relating to the applicable series of preferred stock.

General

We may, at our option, elect to offer fractional interests in shares of a series of preferred stock as depositary shares, rather than full shares of preferred stock. In such event, we will issue depositary receipts for those depositary shares, each of which will represent a fraction of a share of a particular class or series of preferred stock, as described in the related prospectus supplement.

Shares of any series of preferred stock represented by depositary shares will be deposited under a separate deposit agreement, between us and a bank or trust company selected by us having its principal office in the United States and having a combined capital and surplus of at least $50 million, which entity we refer to in this prospectus as a “preferred stock depositary.” The prospectus supplement relating to a series of depositary shares will set forth the name and address of the preferred stock depositary with respect to those depositary shares. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock represented by the depositary share, to all of the rights, preferences and privileges of the preferred stock represented thereby (including dividend, voting, conversion, exchange, redemption and liquidation rights, if any).

Depositary shares will be evidenced by depositary receipts issued pursuant to the applicable deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional interests in shares of preferred stock as described in the applicable prospectus supplement.

Dividends and Other Distributions

The preferred stock depositary will distribute all cash dividends or other cash distributions received in respect of a series of preferred stock to the record holders of depositary receipts relating to that preferred stock in proportion, insofar as possible, to the number of the depositary receipts owned by those holders on the relevant record date (subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the preferred stock depositary). The preferred stock depositary will distribute only such amount, however, as can be distributed without attributing to any holder of depositary shares a fraction of one cent, and the balance not so distributed will be held by the preferred stock depositary and added to and treated as part of the next sum received by such preferred stock depositary for distribution to record holders of depositary shares then outstanding.

In the event of a distribution other than in cash, the preferred stock depositary will distribute property received by it to the record holders of depositary shares entitled thereto, in proportion to the number of such depositary shares owned by those holders, unless the preferred stock depositary determines that it is not feasible to make such distribution, in which case the preferred stock depositary may, with our approval, adopt a method it deems equitable and practicable to effect the distribution, including the public or private sale of such property and distribution of the net proceeds therefrom to holders of depositary shares.

The amount so distributed to record holders of depositary receipts in any of the foregoing cases will be reduced by any amount required to be withheld by us or the preferred stock depositary on account of taxes.

The deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights offered by us to holders of the preferred stock will be made available to holders of depositary shares.

Redemption of Depositary Shares

If a series of preferred stock represented by depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the preferred stock depositary resulting from redemption, in whole or in part, of such class or series of preferred stock held by the preferred stock depositary. The redemption price per depositary share will be equal to the applicable fraction of the redemption price and other amounts per share, if any, payable in respect of such class or series of preferred stock. Whenever we redeem preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same redemption date the number of depositary shares representing shares of preferred stock so redeemed. If fewer than all of the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as may be determined to be equitable by the preferred stock depositary.

After the date fixed for redemption, the depositary shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary shares with respect to those depositary shares will cease, except the right to receive the redemption price upon that redemption. Any funds deposited by us with the preferred stock depositary for any depositary shares which the holders thereof fail to redeem shall be returned to us after a period of two years from the date those funds are so deposited.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of a class or series of preferred stock are entitled to vote, the preferred stock depositary will mail the information contained in the notice of meeting to record holders of the depositary receipts evidencing the depositary shares of such class or series of preferred stock. Each record holder of the depositary receipts on the record date (which will be the same date as the record date for the related class or series of preferred stock) will be entitled to instruct the preferred stock depositary as to the exercise of the voting rights pertaining to the amount of preferred stock represented by that holder’s depositary shares. The preferred stock depositary will endeavor, insofar as practicable, to vote the number of shares of preferred stock represented by those depositary shares in accordance with the instructions, and we will agree to take all reasonable action which may be deemed necessary by the preferred stock depositary in order to enable the preferred stock depositary to do so. The preferred stock depositary will abstain from voting the preferred stock to the extent it does not receive specific instructions from the holder of depositary shares representing those shares of preferred stock. The preferred stock depositary will not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as any such action or non-action is taken in good faith and does not result from the negligence or willful misconduct of the preferred stock depositary.

Liquidation Preference

In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, holders of each depositary receipt will be entitled to the fraction of the liquidation preference accorded each share of related preferred stock as set forth in the related prospectus supplement.

Conversion and Exchange of Preferred Stock

If any series of preferred stock underlying the depositary shares is subject to provisions relating to its conversion or exchange, as set forth in the applicable prospectus supplement relating thereto, each record holder of depositary receipts will have the right or obligation to convert or exchange the depositary shares represented by those depositary receipts pursuant to the terms thereof.

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended at any time by agreement between us and the preferred stock depositary. However, amendments, if any, which materially and adversely alter the rights of holders of depositary receipts or that would be materially and adversely inconsistent with the rights of holders of the underlying preferred stock, will be ineffective unless the amendment has been approved by holders of at least a majority of the depositary shares then outstanding under the deposit agreement. Every holder of outstanding depositary receipts at the time the amendment, if any, becomes effective will be deemed, by continuing to hold its depositary receipts, to consent to the amendment and to be bound by the applicable deposit agreement as amended thereby.

We may terminate a deposit agreement upon not less than 30 days’ prior written notice to the preferred stock depositary if a majority of each class or series of preferred stock subject to the deposit agreement consents to its termination, whereupon the preferred stock depositary will deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by such holder, the number of whole or fractional shares of preferred stock as are represented by the depositary shares evidenced by those depositary receipts, together with any other property held by the preferred stock depositary with respect to those depositary receipts. Additionally, a deposit agreement will automatically terminate if:

•	all outstanding depositary shares related thereto have been redeemed;

•	there has been a final distribution in respect of the preferred stock underlying those depositary shares in connection with our liquidation, dissolution or winding up and the distribution has been distributed to the holders of the related depositary receipts; or

•	each share of related preferred stock has been converted into our capital stock not so represented by depositary shares.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay the preferred stock depositary’s fees and charges in connection with the initial deposit of the preferred stock and initial issuance of depositary receipts and any redemption or conversion of the preferred stock. Holders of depositary receipts will pay all other transfer and other taxes, governmental charges and fees and charges of the preferred stock depositary that are not expressly provided for in the deposit agreement.

Resignation and Removal of Depositary

A preferred stock depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove any preferred stock depositary. Any such resignation or removal will take effect upon the appointment of a successor preferred stock depositary and that successor preferred stock depositary’s acceptance of the appointment. The successor preferred stock depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million.

Miscellaneous

The preferred stock depositary will forward all reports and communications which we deliver to the preferred stock depositary and which we are required or otherwise determine to furnish to holders of the preferred stock.

Neither we nor any preferred stock depositary will be liable if we are or it is prevented or delayed by law or any circumstance beyond our or its control in performing our or its obligations under a deposit agreement. Our obligations and the obligations of any preferred stock depositary under a deposit agreement will be limited to performing in good faith our and its respective duties thereunder (in the case of any action or inaction in the voting of a class or series of preferred stock represented by the depositary shares), gross negligence or willful misconduct excepted. We and any preferred stock depositary will not be obligated under the deposit agreement to prosecute or defend any legal proceeding in respect of any depositary shares, depositary receipts or shares of any preferred stock represented thereby unless satisfactory indemnity is furnished. We and the preferred stock depositary may rely upon written advice of counsel or accountants, or information provided by persons presenting shares of preferred stock for deposit, holders of depositary receipts or other persons believed to be competent to give such information and on documents believed to be genuine and to have been signed and presented by the proper party or parties.

DESCRIPTION OF WARRANTS

We may issue warrants from time to time in one or more series. The following description summarizes the general terms and provisions of the warrants we may offer pursuant to this prospectus that are common to all series. The specific terms relating to any series of our warrants that we offer will be described in a prospectus supplement, which you should read. Because the terms of specific series of warrants offered may differ from the general information that we have provided below, you should rely on information in the applicable prospectus supplement that contradicts any information below. The summary below is not complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of the applicable warrant agreement relating to each series of warrants, which will be in the form filed as an exhibit to or incorporated by reference in the registration statement of which this prospectus is a part at or prior to the time of the issuance of such series of warrants.

General

We may issue warrants to purchase common stock, preferred stock, depositary shares, debt securities or any combination thereof, which we refer to in this prospectus, collectively, as the “underlying warrant securities.” The warrants may be issued independently or together with any series of underlying warrant securities and may be attached or separate from the underlying warrant securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.

The applicable prospectus supplement will describe the terms of any series of warrants in respect of which this prospectus is being delivered, including the following:

•	the title of the warrants;

•	the aggregate number of warrants;

•	the price or prices at which the warrants will be issued;

•	the currency or currencies in which the price of the warrants may be payable;

•	the designation and terms of the underlying warrant securities purchasable upon exercise of the warrants and the number of such underlying warrant securities issuable upon exercise of the warrants;

•	the price at which and the currency or currencies, including composite currencies, in which the underlying warrant securities purchasable upon exercise of the warrants may be purchased;

•	the date on which the right to exercise the warrants will commence and the date on which that right will expire (subject to any extension);

•	whether the warrants will be issued in registered form or bearer form;

•	if applicable, the minimum or maximum amount of the warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the underlying warrant securities with which the warrants are issued and the number of the warrants issued with each underlying warrant security;

•	if applicable, the date on and after which the warrants and the related underlying warrant securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of the material United States federal income tax considerations applicable to the issuance or exercise of the warrants; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Amendments and Supplements to Warrant Agreement

The warrant agreement for a series of warrants may be amended or supplemented without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not adversely affect the interests of the holders of the warrants.

DESCRIPTION OF STOCK PURCHASE CONTRACTS
AND STOCK PURCHASE UNITS

We may issue stock purchase contracts and/or stock purchase units from time to time. The following description summarizes the general terms and provisions of the stock purchase contracts and/or stock purchase units that we may offer pursuant to this prospectus. The specific terms relating to any stock purchase contracts and/or stock purchase units that we offer will be described in a prospectus supplement, which you should read. Because the terms of the specific stock purchase contracts and/or stock purchase units offered may differ from the general information that we have provided below, you should rely on information in the applicable prospectus supplement that contradicts any information below. The summary below is not complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of the applicable stock purchase contract or stock purchase unit agreement, which will be in the form filed as an exhibit to or incorporated by reference in the registration statement of which this prospectus is a part at or prior to the time of the issuance of those stock purchase contracts or stock purchase units, as well as, if applicable, any collateral arrangements or depositary arrangements relating to those stock purchase contracts or stock purchase units.

We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and us to sell to holders, a specified number of shares of common stock, preferred stock or depositary shares at a future date. The consideration per share of common stock, preferred stock or depositary shares may be fixed at the time that the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. Any such formula may include anti-dilution provisions to adjust the number of shares issuable pursuant to such stock purchase contract upon the occurrence of certain events. The stock purchase contracts may be issued separately or as a part of units, which we refer to as stock purchase units, consisting of a stock purchase contract and our debt securities or debt obligations of third parties, including United States Treasury securities, in each case securing holders’ obligations to purchase common stock, preferred stock or depositary shares under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to holders of the stock purchase units, or vice versa, and such payments may be unsecured or prefunded. The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner.

DESCRIPTION OF SUBSCRIPTION RIGHTS

We may issue subscription rights from time to time. The following description summarizes the general terms and provisions of the subscription rights that we may offer pursuant to this prospectus. The specific terms relating to any subscription rights that we offer will be described in a prospectus supplement, which you should read. Because the terms of the specific subscription rights offered may differ from the general information that we have provided below, you should rely on information in the applicable prospectus supplement that contradicts any information below. The summary below is not complete and is subject to, and qualified in its entirety by reference to, the provisions of the applicable prospectus supplement.

General

We may issue subscription rights to purchase common stock, preferred stock, depositary shares or warrants to purchase preferred stock, common stock or depositary shares. Subscription rights may be issued independently or together with any other offered security and may or may not be transferable by the person purchasing or receiving the subscription rights. In connection with any subscription rights offering to our stockholders, we may enter into a standby underwriting arrangement with one or more underwriters pursuant to which such underwriters will purchase any offered securities remaining unsubscribed for after such subscription rights offering. In connection with a subscription rights offering to our stockholders, we will distribute certificates evidencing the subscription rights and a prospectus supplement to our stockholders on the record date that we set for receiving subscription rights in such subscription rights offering.

The applicable prospectus supplement will describe the terms of any subscription rights in respect of which this prospectus is being delivered, including the following:

•	the title of the subscription rights;

•	the securities for which the subscription rights will be exercisable;

•	the exercise price for the subscription rights;

•	the number of the subscription rights issuable to each stockholder;

•	the extent to which the subscription rights will be transferable;

•	the date on which the right to exercise the subscription rights will commence and the date on which the rights will expire (subject to any extension);

•	the extent to which the subscription rights will include an over-subscription privilege with respect to unsubscribed securities;

•	if applicable, the material terms of any standby underwriting or other purchase arrangement that we may enter into in connection with the subscription rights offering;

•	if applicable, a discussion of the material United States federal income tax considerations applicable to the issuance or exercise of the subscription rights; and

•	any other terms of the subscription rights, including terms, procedures and limitations relating to the exchange and exercise of the subscription rights.

Exercise of Subscription Rights

Each subscription right will entitle the holder of the subscription right to purchase for cash such amount of shares of common stock, preferred stock, depositary shares, warrants or any combination thereof, at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the subscription rights offered thereby. Subscription rights may be exercised at any time up to the close of business on the expiration date for such subscription rights set forth in the prospectus supplement. After the close of business on the expiration date, all unexercised subscription rights will become void.

Subscription rights may be exercised as set forth in the prospectus supplement relating to the subscription rights offered thereby. Upon receipt of payment and the subscription rights certificate properly completed and duly executed at the corporate trust office of the subscription rights agent or any other office indicated in the prospectus supplement, we will forward, as soon as practicable, the shares of common stock or preferred stock, depositary shares or warrants purchasable upon such exercise. We may determine to offer any unsubscribed offered securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby underwriting arrangements, as set forth in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

We may sell the securities being offered hereby in one or more of the following ways from time to time:

•	through agents to the public or to investors;

•	to underwriters for resale to the public or to investors;

•	directly to investors; or

•	through a combination of any of these methods of sale.

We will set forth in a prospectus supplement the terms of that particular offering of securities, including:

•	the name or names of any agents or underwriters;

•	the purchase price of the securities being offered and the proceeds we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges or markets on which such securities may be listed.

Agents

We may designate agents who agree to use their reasonable efforts to solicit purchases of our securities for the period of their appointment or to sell our securities on a continuing basis.

Underwriters

If we use underwriters for a sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. The underwriters will be obligated to purchase all the securities of the series offered if they purchase any of the securities of that series. We may change from time to time any initial public offering price and any discounts or concessions the underwriters allow or reallow or pay to dealers. We may use underwriters with whom we have a material relationship. We will describe the nature of any such relationship in any prospectus supplement naming any such underwriter.

Direct Sales

We may also sell securities directly to one or more purchasers without using underwriters or agents. Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act, and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation. We may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us in the ordinary course of their businesses.

Trading Markets and Listing of Securities

Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than our common stock, which is listed on The

Nasdaq National Market. We may elect to list any other class or series of securities on any exchange or market, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

Stabilization Activities

Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of these activities at any time.

Passive Market Marking

Any underwriters who are qualified market makers on The Nasdaq National Market may engage in passive market making transactions in the securities on The Nasdaq National Market in accordance with Rule 103 of Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the securities. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security. If all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

LEGAL MATTERS

Unless otherwise indicated in a prospectus supplement, the validity of the securities to be offered by this prospectus will be passed upon for us by Nixon Peabody LLP, New York, New York and for any agents, underwriters or dealers by Shearman & Sterling LLP, New York, New York.

EXPERTS

The consolidated financial statements of JetBlue Airways Corporation appearing in JetBlue Airways Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2005 (including schedules appearing therein), and JetBlue Airways Corporation management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon (which conclude, among other things, that JetBlue Airways Corporation did not maintain effective internal control over financial reporting as of December 31, 2005, based on Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, because of the effects of a material weakness described therein) included therein, and incorporated herein by reference. Such financial statements and management’s assessment have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

$175,000,000

$100,000,000 6.75% CONVERTIBLE DEBENTURES DUE 2039 (SERIES A)

$75,000,000 6.75% CONVERTIBLE DEBENTURES DUE 2039 (SERIES B)

PROSPECTUS

MORGAN STANLEY

Goldman, Sachs & Co.
J.P.Morgan

June 3, 2009